Filed Pursuant to Rule 424(b)(1)
PROSPECTUS                                           Registration No. 333-112865

                              ALFACELL CORPORATION
                                12,380,717 Shares
                                  Common Stock

                                   ----------

      Our securityholders named on page 50 of this prospectus are offering an aggregate of 12,380,717 shares of our Common Stock.

      Our Common Stock is traded on the OTC Bulletin Board under the symbol "ACEL.OB." On August 12, 2004, the reported last sale price of our Common Stock on the OTC Bulletin Board was $4.40 per share.

Investing in our Common Stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 4.

      Neither the Securities and Exchange Commission nor state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 August 26, 2004

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY ........................................................    1

RISK FACTORS ..............................................................    4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS .........................   13

USE OF PROCEEDS ...........................................................   13

PRICE RANGE OF COMMON STOCK ...............................................   14

DIVIDEND POLICY ...........................................................   14

SELECTED FINANCIAL DATA ...................................................   15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS ................................................   16

BUSINESS ..................................................................   23

MANAGEMENT ................................................................   39

SUMMARY COMPENSATION TABLE ................................................   43

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
     OPTION VALUES ........................................................   44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ............   45

SELLING SECURITYHOLDERS ...................................................   47

DESCRIPTION OF SECURITIES .................................................   54

PLAN OF DISTRIBUTION ......................................................   55

LEGAL MATTERS .............................................................   56

EXPERTS ...................................................................   57

AVAILABLE INFORMATION .....................................................   57

REPORTS OF INDEPENDENT AUDITORS ...........................................  F-2

FINANCIAL STATEMENTS ......................................................  F-6

NOTES TO FINANCIAL STATEMENTS ............................................. F-16

                               PROSPECTUS SUMMARY

      This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the notes thereto, before making an investment decision.

Our Company

      We are a biopharmaceutical company primarily engaged in the discovery and development of a new class of therapeutic drugs for the treatment of cancer and other pathological conditions. Based on our proprietary Ribonuclease, or RNase, which is a type of biological enzyme that splits RNA molecules and is the basis of our technology platform, our drug discovery and development program consists of novel therapeutics developed from amphibian ribonucleases. These are very basic RNA enzymes which play important roles in nature in the development of an organism's cells and in cell functions. RNA is an essential bio-chemical cellular component necessary to support life. There are various types of RNA, all of which have specific functions in a living cell. They help control several essential biological activities, namely regulation of cell proliferation, maturation, differentiation and cell death. Therefore, they are ideal candidates for the development of therapeutics for cancer and other life-threatening diseases, including HIV and autoimmune diseases, that require anti-proliferative and apoptotic, or programmed cell death, properties. We have co-sponsored and been a key participant in the International Ribonuclease Meetings held every three years. This is a conference on all facets of research and development in connection with ribonucleases that is attended by scientists from around the world.

      ONCONASE(R), our trademark name for our flagship product, is currently in an international, centrally randomized Phase III trial. The first part of the trial has been completed and the second confirmatory part of the trial is ongoing for which patient enrollment is expected to be completed by the end of this year. The primary endpoint of the trial is survival, and as such, a sufficient number of deaths must occur in order to perform the required statistical analyses to determine the efficacy of ONCONASE(R) in patients with unresectable (inoperable) malignant mesothelioma. If the results of the clinical trials are positive, we expect to file for marketing registrations (NDA and MAA) for ONCONASE(R) within six months of completion of the statistical analyses. However, at this time, we cannot predict with certainty when a sufficient number of deaths will occur to achieve statistical significance. Hence, the timing of the filing is data driven as to when we will be able to file for marketing registrations in the US and EU. Therefore, we cannot predict with certainty what our total cost will be associated with obtaining marketing approvals, or when and if such approvals will be granted, and when actual sales will occur. We have also conducted other randomized and non-randomized trials with patients with advanced stages of solid tumors in other types of cancers.

      ONCONASE(R), unlike most cancer drugs that attack all cells regardless of their phenotype (physical characteristics), malignant versus normal, and produce a variety of severe toxicities, is not an indiscriminate cytotoxic, or cell killing agent, but rather, its activity is controlled through unique and specific molecular mechanisms. ONCONASE(R) primarily affects extremely rapidly growing malignant cells. ONCONASE(R) is a novel amphibian ribonuclease, unique among the superfamily of pancreatic ribonuclease that has been isolated from the eggs of the Rana pipiens frog, commonly called the leopard frog. We have determined that thus far, ranpirnase, the generic name of ONCONASE(R), is the smallest known protein belonging to the superfamily of pancreatic ribonuclease and has been shown, on a molecular level, to re-regulate the unregulated growth and proliferation of cancer cells.

      In December 2002, we received Fast Track Designation from the FDA for ONCONASE(R) for the treatment of malignant mesothelioma. Fast Track Designation is an FDA program designed to expedite the review of new drugs that are intended to treat serious or life threatening conditions and that demonstrate the potential to address unmet medical needs. In February 2001, we received an Orphan Medicinal Product Designation for ONCONASE(R) from the European Agency for the Evaluation of Medicinal Products, or the EMEA. Orphan Medicinal Product Designation is a program designed to provide marketing, protocol and other incentives for pharmaceutical companies to develop and market products in the European Community that address life threatening or very serious conditions that affect not more than 5 in 10,000 persons in the European Community. Orphan designation in Europe entitles the Company to 10 years of marketing exclusivity, reduced filing fees and regulatory guidance from the EMEA.

      These FDA and EMEA designations for ONCONASE(R) may serve to expedite its regulatory review, assuming the clinical trials yield a positive result. Future clinical trials, however, may not demonstrate that ONCONASE(R) is effective. Thus, our applications for FDA or EMEA approval to market ONCONASE(R), which are dependent upon the success of our clinical trials, may be affected. The efficacy and safety of ONCONASE(R) for malignant mesothelioma, will ultimately be determined by the FDA. In the interim, our Fast Track Designation allows us to continue to have meetings and discussions with the FDA to establish mutually agreed upon parameters for the NDA to obtain marketing approval for ONCONASE(R), based on the assumption that the clinical trials will continue to yield favorable results.

      Our drug discovery program forms the basis for the development of specific recombinant RNases for chemically linking drugs and other compounds such as monoclonal antibodies, growth factors, etc. and gene fusion products with the goal of targeting various molecular functions. This program provides for joint design and generation of new products with outside partners. We may own these new products along with a partner(s), or we may grant an exclusive license to the collaborating partner(s).

      We have also discovered another series of proteins, collectively named amphinases, that may have therapeutic uses. These proteins are bioactive in that they have an effect on living cells and organisms and have both anti-cancer and anti-viral activity. All of the proteins characterized to date are RNases. These products are currently undergoing preclinical testing. We are currently in discussions with potential pharmaceutical partners for the development of these new compounds as conjugates and fusion proteins.

We are engaged in the research, development and clinical trials of our products both independently and through research collaborations. Due to our lack of commercially available products, we have financed our operations since inception through the sale of our equity securities and convertible debentures in registered offerings and private placements. Additionally, we have raised capital through debt financings, the sale of our tax benefits and research products, interest income and financing received from our Chief Executive Officer. These funds provide us with the resources to acquire staff, facilities, capital equipment, finance our technology, product development, manufacturing and clinical trials. We have incurred losses since inception and to date we have not consummated any licensing, marketing or development arrangements. Presently, our cash balance is sufficient to fund our expanded operations through July 31, 2005 based on our expected level of expenditures in relation to activities in preparing ONCONASE(R) for an NDA filing and other ongoing operations of the company. However, we continue to seek additional capital financing through the sale of equity in private placements, sale of our tax benefits and exercise of stock options and warrants but cannot be sure that we will be able to raise capital on favorable terms or at all.

      Alfacell Corporation was incorporated in Delaware in 1981. Our corporate headquarters is located at 225 Belleville Avenue, Bloomfield, New Jersey 07003 and our telephone number is (973) 748-8082.

                             Summary Financial Data

      You should read the following financial data in conjunction with the sections entitled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited and unaudited financial statements and notes included in this prospectus.

                     August 24,
                        1981
                      (Date of                                  Year Ended July 31,
                     Inception)     ----------------------------------------------------------------------------
                    to April 30,
                        2004            2003            2002            2001            2000            1999
                    ------------    ------------    ------------    ------------    ------------    ------------
                     (unaudited)
Statement of
Operations Data:
Total revenues,
principally
investment income   $  2,041,903    $     39,877    $      4,838    $     13,121    $     51,144    $    168,372
                    ------------    ------------    ------------    ------------    ------------    ------------
Costs and
Expenses:
Costs of sales           336,495               0               0               0               0               0
Research and
development           43,840,372       1,699,962       2,032,938       1,900,678       1,879,728       2,401,945
General and
administrative        23,265,428         624,406         798,053         705,745         644,588         920,686
Interest               3,896,349         358,398         118,741         153,029           4,980           2,377
                    ------------    ------------    ------------    ------------    ------------    ------------
Total costs and
expenses              71,338,644       2,682,766       2,949,732       2,759,452       2,529,296       3,325,008
                    ------------    ------------    ------------    ------------    ------------    ------------
State tax benefit      2,014,185         231,357         353,732         451,395         755,854               0
                    ------------    ------------    ------------    ------------    ------------    ------------
Net loss            $(67,282,556)   $ (2,411,532)   $ (2,591,162)   $ (2,294,936)   $ (1,722,298)   $ (3,156,636)
                    ============    ============    ============    ============    ============    ============
Net loss per
common share:
Basic and diluted                   $      (0.10)   $      (0.12)   $      (0.12)   $      (0.10)   $      (0.18)
                                    ------------    ------------    ------------    ------------    ------------
Weighted average
number of
common shares:
Basic and diluted                     23,166,000      21,045,000      18,927,000      17,812,000      17,271,000
                                    ------------    ------------    ------------    ------------    ------------
Dividends                           $          0    $          0    $          0    $          0    $          0

                     Nine Months Ended April 30,
                    ----------------------------

                        2004            2003
                    ------------    ------------
                    (unaudited)      (unaudited)
Statement of
Operations Data:
Total revenues,
principally
investment income   $     11,311    $     30,277
                    ------------    ------------
Costs and
Expenses:
Costs of sales                 0               0
Research and
development            2,238,437       1,173,552
General and
administrative           977,576         426,206
Interest                 325,492         295,055
                    ------------    ------------
Total costs and
expenses               3,541,505       1,894,813
                    ------------    ------------
State tax benefit        221,847         229,459
                    ------------    ------------
Net loss            $ (3,308,347)   $ (1,635,077)
                    ============    ============
Net loss per
common share:
Basic and diluted   $      (0.12)   $      (0.07)
                    ------------    ------------
Weighted average
number of
common shares:
Basic and diluted     28,290,878      22,911,335
                    ------------    ------------
Dividends           $          0    $          0


                                                               As of
                                                   ----------------------------
                                                    April 30,         July 31,
                                                       2004             2003
                                                   -----------      -----------
                                                   (unaudited)
            Balance Sheet Data:
            Total assets                           $ 1,644,822      $   495,322
            Cash and cash equivalents                1,205,073          330,137
            Working capital (deficit)                 (553,454)      (2,404,247)
            Long-term liabilities                      183,767          242,516
            Total stockholders' (deficiency)          (571,742)      (2,491,681)

                                  RISK FACTORS

      An investment in our Common Stock is speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus and our other SEC filings before deciding whether to purchase shares of our Common Stock. If any of the following risks actually occur, our business and operating results could be harmed. This could cause the trading price of our Common Stock to decline, and you may lose all or part of your investment.

Risk Related to Our Company

      We have incurred losses since inception and anticipate that we will incur continued losses for the foreseeable future. We do not have a current source of product revenue and may never be profitable.

      We are a development stage company and since our inception our source of working capital has been public and private sales of our stock. We incurred a net loss of approximately $3,308,000 for the nine months ended April 30, 2004. We have continued to incur losses since April 2004. In addition, we had a working capital deficit of approximately $553,000 and an accumulated deficit of approximately $67,283,000 as of April 30, 2004. We may never achieve revenue sufficient for us to attain profitability.

      We incurred net losses of approximately $2,412,000, $2,591,000 and $2,295,000 for the fiscal years ended July 31, 2003, 2002 and 2001, respectively.

      Our profitability will depend on our ability to develop, obtain regulatory approvals for, and effectively market ONCONASE(R) as well as entering into strategic alliances for the development of new drug candidates from the out-licensing of our proprietary RNase technology. The commercialization of our pharmaceutical products involves a number of significant challenges. In particular our ability to commercialize ONCONASE(R) depends on the success of our clinical development programs, our efforts to obtain regulatory approval and our sales and marketing efforts or those of our marketing partners, if any, directed at physicians, patients and third-party payors. A number of factors could affect these efforts including:

      o Our ability to demonstrate clinically that our products have utility and are safe;

      o Delays or refusals by regulatory authorities in granting marketing approvals;

      o     Our limited financial resources relative to our competitors;

      o     Our ability to obtain an appropriate marketing partner;

      o The availability and level of reimbursement for our products by third party payors;

      o     Incidents of adverse reactions to our products;

      o Side effects or misuse of our products and unfavorable publicity that could result; and

      o     The occurrence of manufacturing or distribution disruptions.

      We will seek to generate revenue through licensing, marketing and development arrangements prior to receiving revenue from the sale of our products. To date we have not consummated any licensing or marketing arrangements and we may not be able to successfully consummate any such arrangements. We have entered into several development arrangements, which have resulted in limited revenues for us. However, we cannot ensure that these arrangements or future arrangements, if any, will result in significant amounts of revenue for us. We, therefore, are unable to predict the extent of any future losses or the time required to achieve profitability, if at all.

We need additional financing to continue operations which may not be available on acceptable terms, if it is available at all.

      We need additional financing in order to continue operations, including completion of our current clinical trials and filing marketing registrations for ONCONASE(R) in the United States with the FDA and in Europe with the EMEA. As a result of our continuing losses and lack of capital, the report of our independent registered public accounting firm on our July 31, 2003 financial statements included an explanatory paragraph which states that our recurring losses, working capital deficit and limited liquid resources raise substantial doubt about our ability to continue as a going concern. Our financial statements at July 31, 2003 do not include any adjustments that might result from the outcome of this uncertainty. If the results from our current clinical trial do not demonstrate the efficacy and safety of ONCONASE(R) for malignant mesothelioma, our ability to raise additional capital will be adversely affected. Even if regulatory applications for marketing approvals are filed, we will need additional financing to continue operations. In connection with the recent private placement from which we realized $10.0 million in gross proceeds from an institutional investor, we plan to expand our operations in preparing ONCONASE(R) for marketing registrations in the US and outside the US as well as fund our ongoing operations. Presently, our cash balance is sufficient to fund our expanded operations through July 31, 2005, based on our expected level of expenditures. However, taking into consideration all of the uncertainties related to drug development and our industry, we continue to seek additional capital financing through the sale of equity in private placements, sale of our tax benefits and exercise of stock options and warrants but cannot be sure that we will be able to raise capital on favorable terms or at all.

We may be unable to sell certain state tax benefits in the future and if we are unable to do so, it would eliminate a source of financing that we have relied on in the past.

      At July 31, 2003, we had federal net operating loss carryforwards of approximately $39,600,000 that expire from 2004 to 2023. We also had research and experimentation tax credit carryforwards of approximately $1,186,000 that expire from 2004 to 2023. New Jersey has enacted legislation permitting certain corporations located in New Jersey to sell state tax loss carryforwards and state research and development credits or tax benefits. The aggregate amount of tax benefits that New Jersey allows corporations to sell each state fiscal year (July 1st through June 30th) is determined annually and if New Jersey reduces such aggregate amount in any fiscal year we may be unable to sell some or all of our available tax benefits as we have in the past. In addition, there is a limited market for these types of sales and we may not be able to find someone to purchase our tax benefits for a reasonable price. Our historical results of operations have been improved by our sale of tax benefits and if we continue to generate a limited amount of revenue and are unable in the future to sell our tax benefits, our results of operations will be negatively impacted.

      For the state fiscal year 2004 (July 1, 2003 to June 30, 2004), we had approximately $1,378,000 total available tax benefits that were saleable; of which New Jersey permitted us to only sell approximately $261,000. We received approximately $222,000 from the sale of the $261,000 of tax benefits, which we recognized as tax benefits for the nine months ended April 30, 2004. For the state fiscal year 2003 (July 1, 2002 to June 30, 2003), we had approximately $1,373,000 in total available tax benefits that were saleable; of which New Jersey permitted us to only sell approximately $273,000. We received approximately $229,000 from the sale of the $273,000 of tax benefits, which we recognized as tax benefits for the nine months ended April 30, 2003.

      If still available under New Jersey law, we will attempt to sell the remaining $1,117,000 of our tax benefits, between July 1, 2004 and June 30, 2005. This amount, which is a carryover of our remaining tax benefits from state fiscal year 2004, may increase if we incur additional tax benefits during state fiscal year 2005. We can not estimate, however, what percentage of our sellable tax benefits New Jersey will permit us to sell, how much money we will receive in connection with the sale, if we will be able to find a buyer for our tax benefits or if such funds will be available in a timely manner.

We cannot predict how long it will take us nor how much it will cost us to complete our Phase III trial because it is a survival study and we are still in patient enrollment in part two of this Phase III trial.

      We currently have ongoing a two-part Phase III trial of ONCONASE(R) as a treatment for malignant mesothelioma. The first part of the clinical trial has been completed and the second, confirmatory part is still ongoing for which patient enrollment is expected to be completed by the end of this year. The primary endpoint of the Phase III clinical trial is survival, which tracks the length of time patients enrolled in the study live. According to the protocol, a sufficient number of patient deaths must occur in order to perform the required statistical analyses to determine the efficacy of ONCONASE(R) in patients with unresectable (inoperable) malignant mesothelioma. Since it is impossible to predict with certainty when these terminal events in the Phase III trial will occur, we do not have the capability of reasonably determining when a sufficient number of deaths will occur, nor when we will be able to file for marketing registrations with the FDA and EMEA.

      In addition, clinical trials are very costly and time consuming. The length of time required to complete a clinical trial depends on several factors including the size of the patient population, the ability of patients to get to the site of the clinical study, and the criteria for determining which patients are eligible to join the study. Delays in patient enrollment, could delay achieving a sufficient number of deaths required for statistical analyses, which therefore may delay the marketing registrations. Although we believe we could modify some of our expenditures to reduce our cash outlays in relation to our clinical trials and other NDA related expenditures, we cannot quantify which or the amount such expenditures might be modified. Hence, a delay in the commercial sale of ONCONASE(R) would increase the time frame of our cash expenditure outflows and may require us to seek additional financing. Such capital financing may not be available on favorable terms or at all.

      The FDA and comparable regulatory agencies in foreign countries impose substantial pre-market approval requirements on the introduction of pharmaceutical products. These requirements involve lengthy and detailed pre-clinical and clinical testing and other costly and time consuming procedures. Satisfaction of these requirements typically takes several years depending on the type, complexity and novelty of the product. We cannot apply for FDA or EMEA approval to market ONCONASE(R) until the clinical trials and all other registration requirements have been met.

If we fail to obtain the necessary regulatory approvals, we will not be allowed to commercialize our drugs and will not generate product revenue.

      The FDA and comparable regulatory agencies in foreign countries impose substantial pre-market approval requirements on the introduction of pharmaceutical products. These requirements involve lengthy and detailed pre-clinical and clinical testing and other costly and time consuming procedures. Satisfaction of these requirements typically takes several years depending on the level of complexity and novelty of the product. Drugs in late stages of clinical development may fail to show the desired safety and efficacy results despite having progressed through initial clinical testing. While limited trials with our product have produced certain favorable results, we cannot be certain that we will successfully complete Phase I, Phase II or Phase III testing of any compound within any specific time period, if at all. Furthermore, the FDA or the company may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. In addition, we cannot apply for FDA or EMEA approval to market ONCONASE(R) until pre-clinical and clinical trials have been completed. Several factors could prevent the successful completion or cause significant delays of these trials including an inability to enroll the required number of patients or failure to demonstrate the product is safe and effective in humans. Also if safety concerns develop, the FDA and EMEA could stop our trials before completion.

      In December 2002, we received Fast Track Designation from the Food and Drug Administration, or the FDA for ONCONASE(R) for the treatment of malignant mesothelioma. In February 2001, we received an Orphan Medicinal Product Designation for ONCONASE(R) from the European Agency for the Evaluation of Medicinal Products, or the EMEA.

      All statutes and regulations governing the conduct of clinical trials are subject to change by various regulatory agencies, including the FDA, in the future which could affect the cost and duration of our clinical trials. Any unanticipated costs or delays in our clinical studies would delay our ability to generate product revenues and to raise additional capital and could cause us to be unable to fund the completion of the studies.

      We may not market or sell any product for which we have not obtained regulatory approval. We cannot assure that the FDA or other regulatory agencies will ever approve the use of our products that are under development. Even if we receive regulatory approval, such approval may involve limitations on the indicated uses for which we may market our products. Further, even after approval, discovery of previously unknown problems could result in additional restrictions, including withdrawal of our products from the market.

      If we fail to obtain the necessary regulatory approvals, we cannot market or sell our products in the United States, or in other countries and our long-term viability would be threatened. If we fail to achieve regulatory approval or foreign marketing authorizations for ONCONASE(R) we will not have a saleable product or product revenues for quite some time, if at all, and may not be able to continue operations.

We are and will be dependent upon third parties for manufacturing our products. If these third parties do not devote sufficient time and resources to our products our revenues and profits may be adversely affected.

      We do not have the required manufacturing facilities to manufacture our products. We presently rely on third parties to perform certain of the manufacturing processes for the production of ONCONASE(R) for use in clinical trials. Currently, we contract with Scientific Protein Labs for the manufacturing of ranpirnase (protein drug substance) from the oocytes, or the unfertilized eggs, of the Rana pipiens frog, which is found in the Northwest United States and is commonly called the leopard frog. We contract with Ben Venue Corporation for the manufacturing of ONCONASE(R) and with Cardinal Health for the labeling, storage and shipping of ONCONASE(R) for clinical trial use. We utilize the services of these third party manufacturers solely on an as needed basis with terms and prices customary for our industry.

      Our use of manufacturers for ranpirnase and ONCONASE(R) have been approved by the FDA. We have identified substantial alternative service providers for the manufacturing services for which we contract. In order to replace an existing service provider we must amend our IND to notify the FDA of the new manufacturer. Although the FDA generally will not suspend or delay a clinical trial as a result of replacing an existing manufacturer, the FDA has the authority to suspend or delay a clinical trial if, among other grounds, human subjects are or would be exposed to an unreasonable and significant risk of illness or injury as a result of the replacement manufacturer.

      We intend to rely on third parties to manufacture our products if they are approved for sale by the appropriate regulatory agencies and are commercialized. Third party manufacturers may not be able to meet our needs with respect to the timing, quantity or quality of our products or to supply products on acceptable terms.

Because we do not have marketing, sales or distribution capabilities, we expect to contract with third parties for these functions and we will therefore be dependent upon such third parties to market, sell and distribute our products in order for us to generate revenues.

      We currently have no sales, marketing or distribution capabilities. In order to commercialize any product candidates for which we receive FDA approval, we expect to rely on established third party strategic partners to perform these functions. For example, if we are successful in our Phase III clinical trials with ONCONASE(R), and are granted marketing approval for the commercialization of ONCONASE(R), we will be unable to introduce the product to market without establishing a marketing collaboration with a pharmaceutical company with those resources. If we establish relationships with one or more biopharmaceutical or other marketing companies with existing distribution systems and direct sales forces to market any or all of our product candidates, we cannot assure you that we will be able to enter into or maintain agreements with these companies on acceptable terms, if at all. Further, it is likely that we will have limited or no control over the manner in which product candidates are marketed or the resources devoted to such markets.

      In addition, we expect to begin to incur significant expenses in determining our commercialization strategy with respect to one or more of our product candidates. The determination of our commercialization strategy with respect to a product candidate will depend on a number of factors, including:

      o the extent to which we are successful in securing collaborative partners to offset some or all of the funding obligations with respect to product candidates;

      o the extent to which our agreement with our collaborators permits us to exercise marketing or promotion rights with respect to the product candidate;

      o how our product candidates compare to competitive products with respect to labeling, pricing, therapeutic effect, and method of delivery; and

      o whether we are able to establish agreements with third party collaborators, including large biopharmaceutical or other marketing companies, with respect to any of our product candidates on terms that are acceptable to us.

      A number of these factors are outside of our control and will be difficult to determine.

Our product candidates may not be accepted by the market.

      Even if approved by the FDA and other regulatory authorities, our product candidates may not achieve market acceptance, which means we would not receive significant revenues from these products. Approval by the FDA does not necessarily mean that the medical community will be convinced of the relative safety, efficacy and cost-effectiveness of our products as compared to other products. In addition, third party reimbursers such as insurance companies and HMOs may be reluctant to reimburse expenses relating to our products.

We depend upon Kuslima Shogen and our other key personnel and may not be able to retain these employees or recruit qualified replacement or additional personnel, which would have a material adverse affect on our business.

      We are highly dependent upon our founder, Chairman and Chief Executive Officer, Kuslima Shogen. Kuslima Shogen's talents, efforts, personality, vision and leadership have been, and continue to be, critical to our success. The diminution or loss of the services of Kuslima Shogen, and any negative market or industry perception arising from that diminution or loss, would have a material adverse effect on our business. While our other employees have substantial experience and have made significant contributions to our business, Kuslima Shogen is our senior executive and also our primary supporter because she represents the Company's primary means of accessing the capital markets.

      Because of the specialized scientific nature of our business, our continued success also is dependent upon our ability to attract and retain qualified management and scientific personnel. There is intense competition for qualified personnel in the pharmaceutical field. As our company grows our inability to attract qualified management and scientific personnel could materially adversely affect our research and development programs, the commercialization of our products and the potential revenue from product sales.

      We do not have employment contracts with Kuslima Shogen or any of our other management and scientific personnel.

Risks Related to Our Industry

Our proprietary technology and patents may offer only limited protection against infringement and the development by our competitors of competitive products.

      We currently co-own two patents with the United States government that expire in 2016. We also own ten United States patents outright with expiration dates ranging from 2006 to 2019, four European patents with expiration dates ranging from 2009 to 2016 and one Japanese patent that expires in 2010. In addition, we have patent applications that are pending in the United States, Europe and Japan. We do not license patent rights from any domestic or international companies or institutions. The scope of protection afforded by patents for biotechnological inventions is uncertain, and such uncertainty applies to our patents as well. Therefore, our patents may not give us competitive advantages or afford us adequate protection from competing products. Furthermore, others may independently develop products that are similar to our products, and may design around the claims of our patents. Patent litigation and intellectual property litigation are expensive and our resources are limited. If we were to become involved in litigation, we might not have the funds or other resources necessary to conduct the litigation effectively. This might prevent us from protecting our patents, from defending against claims of infringement, or both. To date, we have not received any threats of litigation, legal actions or negotiations regarding patent issues.

Developments by competitors may render our products obsolete or non-competitive.

      In February 2004, the Food and Drug Administration granted Eli Lilly & Company approval to sell its Alimta(R) medication as an orphan drug to treat patients with pleural mesothelioma. Alimta is a multi-targeted antifolate that is based upon a different mechanism of action than ONCONASE(R). To our knowledge, no other company is developing a product with the same mechanism of action as ONCONASE(R). However, there may be other companies, universities, research teams or scientists who are developing products to treat the same medical conditions our products are intended to treat. Eli Lilly is, and some of these other companies, universities, research teams or scientists may be more experienced and have greater clinical, marketing and regulatory capabilities and managerial and financial resources than we do. This may enable them to develop products to treat the same medical conditions our products are intended to treat before we are able to complete the development of our competing product.

      Our business is very competitive and involves rapid changes in the technologies involved in developing new drugs. If others experience rapid technological development, our products may become obsolete before we are able to recover expenses incurred in developing our products. We will probably face new competitors as new technologies develop. Our success depends on our ability to remain competitive in the development of new drugs or we may not be able to compete successfully.

We may be sued for product liability.

      Our business exposes us to potential product liability that may have a negative effect on our financial performance and our business generally. The administration of drugs to humans, whether in clinical trials or commercially, exposes us to potential product and professional liability risks which are inherent in the testing, production, marketing and sale of new drugs for humans. Product liability claims can be expensive to defend and may result in large judgments or settlements against us which could have a negative effect on our financial performance and materially adversely affect our business. We maintain product liability insurance to protect our products and product candidates in amounts customary for companies in businesses that are similarly situated, but our insurance coverage may not be sufficient to cover claims. Furthermore, liability insurance coverage is becoming increasingly expensive and we cannot be certain that we will always be able to maintain or increase our insurance coverage at an affordable price or in sufficient amounts to protect against potential losses. A product liability claim, product recall or other claim, as well as any claim for uninsured liabilities or claim in excess of insured liabilities, may significantly harm our business and results of operations. Even if a product liability claim is not successful, adverse publicity and time and expense of defending such a claim may significantly interfere with our business.

If we are unable to obtain favorable reimbursement for our product candidates, their commercial success may be severely hindered.

      Our ability to sell our future products may depend in large part on the extent to which reimbursement for the costs of our products is available from government entities, private health insurers, managed care organizations and others. Third-party payors are increasingly attempting to contain their costs. We cannot predict actions third-party payors may take, or whether they will limit the coverage and level of reimbursement for our products or refuse to provide any coverage at all. Reduced or partial reimbursement coverage could make our products less attractive to patients, suppliers and prescribing physicians and may not be adequate for us to maintain price levels sufficient to realize an appropriate return on our investment in our product candidates or compete on price.

      In some cases, insurers and other healthcare payment organizations try to encourage the use of less expensive generic brands and over-the-counter, or OTC, products through their prescription benefits coverage and reimbursement policies. These organizations may make the generic alternative more attractive to the patient by providing different amounts of reimbursement so that the net cost of the generic product to the patient is less than the net cost of a prescription brand product. Aggressive pricing policies by our generic product competitors and the prescription benefits policies of insurers could have a negative effect on our product revenues and profitability.

      Many managed care organizations negotiate the price of medical services and products and develop formularies for that purpose. Exclusion of a product from a formulary can lead to its sharply reduced usage in the managed care organization patient population. If our products are not included within an adequate number of formularies or adequate reimbursement levels are not provided, or if those policies increasingly favor generic or OTC products, our market share and gross margins could be negatively affected, as could our overall business and financial condition.

      The competition among pharmaceutical companies to have their products approved for reimbursement may also result in downward pricing pressure in the industry or in the markets where our products will compete. We may not be successful in any efforts we take to mitigate the effect of a decline in average selling prices for our products. Any decline in our average selling prices would also reduce our gross margins.

      In addition, managed care initiatives to control costs may influence primary care physicians to refer fewer patients to oncologists and other specialists. Reductions in these referrals could have a material adverse effect on the size of our potential market and increase costs to effectively promote our products.

      We are subject to new legislation, regulatory proposals and managed care initiatives that may increase our costs of compliance and adversely affect our ability to market our products, obtain collaborators and raise capital.

      There have been a number of legislative and regulatory proposals aimed at changing the healthcare system and pharmaceutical industry, including reductions in the cost of prescription products and changes in the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products. For example, the Prescription Drug and Medicare Improvement Act of 2003 was recently enacted. This legislation provides a new Medicare prescription drug benefit beginning in 2006 and mandates other reforms. Although we cannot predict the full effects on our business of the implementation of this new legislation, it is possible that the new benefit, which will be managed by private health insurers, pharmacy benefit managers and other managed care organizations, will result in decreased reimbursement for prescription drugs, which may further exacerbate industry-wide pressure to reduce the prices charged for prescription drugs. This could harm our ability to market our products and generate revenues. It is also possible that other proposals will be adopted. As a result of the new Medicare prescription drug benefit or any other proposals, we may determine to change our current manner of operation, provide additional benefits or change our contract arrangements, any of which could harm our ability to operate our business efficiently, obtain collaborators and raise capital.

Risks Related to This Offering

Our stock is thinly traded and you may not be able to sell our stock when you want to do so.

      There has been no established trading market for our common stock since the stock was delisted from Nasdaq in April 1999. Since then our common stock has been quoted on the OTC Bulletin Board, and is currently thinly traded. Over the past three years, the weekly trading volume was as low as 4,160 shares per week and as high as 706,280 shares for any week in such period. You may be unable to sell our common stock when you want to do so if the trading market continues to be limited.

The price of our common stock has been, and may continue to be, volatile.

      The market price of our common stock, like that of the securities of many other development stage biotechnology companies, has fluctuated over a wide range and it is likely that the price of our common stock will fluctuate in the future. Over the past three years, the sale price for our common stock, as reported by Nasdaq and the OTC Bulletin Board has fluctuated from a low of $0.18 to a high of $10.07. The market price of our common stock could be impacted by a variety of factors, including:

      o announcements of technological innovations or new commercial products by us or our competitors,

      o disclosure of the results of pre-clinical testing and clinical trials by us or our competitors,

      o     disclosure of the results of regulatory proceedings,

      o     changes in government regulation,

      o developments in the patents or other proprietary rights owned or licensed by us or our competitors,

      o public concern as to the safety and efficacy of products developed by us or others,

      o     litigation, and

      o     general market conditions in our industry.

      In addition, the stock market continues to experience extreme price and volume fluctuations. These fluctuations have especially affected the market price of many biotechnology companies. Such fluctuations have often been unrelated to the operating performance of these companies. Nonetheless, these broad market fluctuations may negatively affect the market price of our Common Stock.

Events with respect to our share capital could cause the price of our common stock to decline.

      Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. We had 32,971,441 shares of common stock outstanding as of June 30, 2004. The following securities that may be exercised for, or are convertible into, shares of our common stock were issued and outstanding as of June 30, 2004:

o Options. Stock options to purchase 2,974,945 shares of our common stock at a weighted average exercise price of approximately $2.95 per share.

o Warrants. Warrants to purchase 9,829,502 million shares of our common stock at a weighted average exercise price of approximately $2.78 per share.

o Convertible Notes. Notes which will convert into 3,111,422 shares of our common stock at an average conversion price of $0.26 per share and warrants which are convertible into 3,587,444 shares of our common stock at an exercise price of $1.01 per share.

      The shares of our common stock that may be issued under the options, warrants and upon conversion of the notes are currently registered with the SEC or are eligible for sale without any volume limitations pursuant to Rule 144(k) under the Securities Act.

Our incorporation documents may delay or prevent (i) the removal of our current management or (ii) a change of control that a stockholder may consider favorable.

      We are currently authorized to issue 1,000,000 shares of preferred stock. Our Board of Directors is authorized, without any approval of the stockholders, to issue the preferred stock and determine the terms of the preferred stock. This provision allows the board of directors to affect the rights of stockholders, since the board of directors can make it more difficult for common stockholders to replace members of the board. Because the board of directors is responsible for appointing the members of our management, these provisions could in turn affect any attempt to replace current management by the common stockholders. Furthermore, the existence of authorized shares of preferred stock might have the effect of discouraging any attempt by a person, through the acquisition of a substantial number of shares of common stock, to acquire control of our company. Accordingly, the accomplishment of a tender offer may be more difficult. This may be beneficial to management in a hostile tender offer, but have an adverse impact on stockholders who may want to participate in the tender offer or inhibit a stockholder's ability to receive an acquisition premium for his or her shares.

The ability of our stockholders to recover against Armus Harrison & Co., or AHC, may be limited because we have not been able to obtain the reissued reports of AHC with respect to the financial statements included in this prospectus, nor have we been able to obtain AHC's consent to the use of such report herein.

      Section 11 of the Securities Act of 1933 (the "Securities Act") provides that any person acquiring a security pursuant to a registration statement may assert a claim against every accountant who has with its consent been named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation that is used in connection with the registration statement, if that part of the registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading (unless it is proved that at the time of such acquisition such acquiring person knew of such untruth or omission).

      In June 1996, AHC dissolved and ceased all operations. Therefore, we have not been able to obtain the reissued reports of AHC with respect to the financial statements included in this registration statement of which this prospectus is a part nor have we been able to obtain AHC's consent to the use of such report herein. As a result, in the event any persons seek to assert a claim against AHC under Section 11 of the Securities Act for any untrue statement of a material fact contained in these financial statements or any omissions to state a material fact required to be stated therein, such persons will be barred. Accordingly, you may be unable to assert a claim against AHC under Section 11 of the Securities Act for any purchases of the Company's Common Stock pursuant to this registration statement. In addition, the ability of AHC to satisfy any claims properly brought against it may be limited as a practical matter due to AHC's dissolution in 1996.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. All statements, other than statements of historical fact, regarding our financial position, potential, business strategy, plans and objectives for future operations are "forward looking statements." These statements are commonly identified by the use of such terms and phrases as "intends," "expects," "anticipates," "estimates," "seeks" and "believes." You should read carefully the description of our plans and objectives for future operations, assumptions underlying these plans and objectives and other forward-looking statements included in "Prospectus Summary," "Use of Proceeds," "Management's Discussion And Analysis" and "Business" in this prospectus, but should not place undue reliance on these statements of expectations about our future performance. These descriptions and statements are based on management's current expectations. Our actual results may differ significantly from the results discussed in these forward-looking statements as a result of certain factors, including those set forth in the "Risk Factors" section and elsewhere in this prospectus.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of our Common Stock in this offering. Some of the shares of Common Stock to be sold in this offering have not yet been issued and will only be issued upon the exercise of warrants. We will receive estimated net proceeds of approximately $25,173,314 if all such warrants are exercised. However, the warrants may not be exercised, in which event we would not receive any proceeds. We intend to use any proceeds received from the exercise of the warrants for general corporate purposes, including the funding of research and development activities. We expect to incur expenses of approximately $125,000 in connection with this offering.

                           PRICE RANGE OF COMMON STOCK

      Our Common Stock is traded on the OTC Bulletin Board under the symbol "ACEL.OB." At the close of business on April 27, 1999, we were delisted from The Nasdaq SmallCap Market for failing to meet the minimum bid price requirements set forth in the NASD Marketplace Rules. As of June 30, 2004, we had approximately 1,128 stockholders of record of our Common Stock.

      The following table sets forth the range of high and low sale prices of our Common Stock obtained from the OTC Bulletin Board. These prices are believed to be representative of inter-dealer quotations, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                         Common Stock Price
                                                         ------------------
                                                          High        Low
                                                         ------     ------
      Year Ending July 31, 2005

           First Quarter (through August 12)             $ 6.49     $ 3.35

      Year Ending July 31, 2004

           First Quarter                                 $ 4.51     $ 1.25

           Second Quarter                                $ 5.14     $ 2.65

           Third Quarter                                 $ 9.97     $ 3.70

           Fourth Quarter                                $10.07     $ 5.50

      Year Ended July 31, 2003

           First Quarter                                 $ 0.36     $ 0.18

           Second Quarter                                $ 1.01     $ 0.19

           Third Quarter                                 $ 0.85     $ 0.39

           Fourth Quarter                                $ 1.45     $ 0.64

                                 DIVIDEND POLICY

      We have not paid dividends on our Common Stock since inception and we do not plan to pay dividends in the foreseeable future. If we realize any earnings, they will be retained to finance our growth.

                             SELECTED FINANCIAL DATA

      You should read the following selected financial data together with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected statement of operations data shown below as of and for the year ended July 31, 2003 and the balance sheet data as of July 31, 2003 are derived from our audited financial statements included elsewhere in this prospectus, which have been audited by J.H. Cohn LLP, independent registered public accountants whose report contains an explanatory paragraph that states that our recurring losses from operations, net working capital deficiency and limited liquid resources raise substantial doubt about our ability to continue as a going concern. The selected statement of operations data shown below for the years ended July 31, 2002 and 2001 and the balance sheet data as of July 31, 2002 are derived from our audited financial statements included elsewhere in this prospectus, and have been audited by KPMG LLP, independent registered public accountants, whose report contains an explanatory paragraph that states that our recurring losses from operations, net working capital deficiency and limited liquid resources raise substantial doubt about our ability to continue as a going concern. The fiscal 2003 and 2002 financial statements do not include any adjustments that might result from the outcome of that uncertainty. The selected statement of operations data shown below for the years ended July 31, 2000 and 1999 and the balance sheet data as of July 31, 2001, 2000 and 1999 are derived from our audited financial statements which were also audited by KPMG LLP, but are not included in this prospectus or incorporated herein by reference. The selected financial data as of April 30, 2004 and for the nine months ended April 30, 2004 and 2003 and for the period from August 29, 1981 (Date of Inception) to April 30, 2004 are unaudited and, in our opinion, contain all adjustments, consisting only of normal, recurring accruals, which are necessary for a fair statement of the results of those periods. The selected financial data as of and for the nine months ended April 30, 2004 and 2003 are unaudited and, in our opinion, such results of operations for the nine months ended April 30, 2004 are not necessarily indicative of results that may be expected for the fiscal year ending July 31, 2004.

                     August 24,
                        1981
                      (Date of                                  Year Ended July 31,
                     Inception)     ----------------------------------------------------------------------------
                    to April 30,
                        2004            2003            2002            2001            2000            1999
                    ------------    ------------    ------------    ------------    ------------    ------------
                     (unaudited)
Statement of
Operations Data:
Total revenues,
principally
investment income   $  2,041,903    $     39,877    $      4,838    $     13,121    $     51,144    $    168,372
                    ------------    ------------    ------------    ------------    ------------    ------------
Costs and
Expenses:
Costs of sales           336,495               0               0               0               0               0
Research and
development           43,840,372       1,699,962       2,032,938       1,900,678       1,879,728       2,401,945
General and
administrative        23,265,428         624,406         798,053         705,745         644,588         920,686
Interest               3,896,349         358,398         118,741         153,029           4,980           2,377
                    ------------    ------------    ------------    ------------    ------------    ------------
Total costs and
expenses              71,338,644       2,682,766       2,949,732       2,759,452       2,529,296       3,325,008
                    ------------    ------------    ------------    ------------    ------------    ------------
State tax benefit      2,014,185         231,357         353,732         451,395         755,854               0
                    ------------    ------------    ------------    ------------    ------------    ------------
Net loss            $(67,282,556)   $ (2,411,532)   $ (2,591,162)   $ (2,294,936)   $ (1,722,298)   $ (3,156,636)
                    ============    ============    ============    ============    ============    ============
Net loss per
common share:
Basic and diluted                   $      (0.10)   $      (0.12)   $      (0.12)   $      (0.10)   $      (0.18)
                                    ------------    ------------    ------------    ------------    ------------
Weighted average
number of
common shares:
Basic and diluted                     23,166,000      21,045,000      18,927,000      17,812,000      17,271,000
                                    ------------    ------------    ------------    ------------    ------------
Dividends                           $          0    $          0    $          0    $          0    $          0


                     Nine Months Ended April 30,
                    ----------------------------

                        2004            2003
                    ------------    ------------
                    (unaudited)      (unaudited)
Statement of
Operations Data:
Total revenues,
principally
investment income   $     11,311    $     30,277
                    ------------    ------------
Costs and
Expenses:
Costs of sales                 0               0
Research and
development            2,238,437       1,173,552
General and
administrative           977,576         426,206
Interest                 325,492         295,055
                    ------------    ------------
Total costs and
expenses               3,541,505       1,894,813
                    ------------    ------------
State tax benefit        221,847         229,459
                    ------------    ------------
Net loss            $ (3,308,347)   $ (1,635,077)
                    ============    ============
Net loss per
common share:
Basic and diluted   $      (0.12)   $      (0.07)
                    ------------    ------------
Weighted average
number of
common shares:
Basic and diluted     28,290,878      22,911,335
                    ------------    ------------
Dividends           $          0    $          0


                                                                         As of July 31,                            As of April 30,
                                           ----------------------------------------------------------------------  ---------------
                                               2003            2002           2001          2000          1999           2004
                                           -----------     -----------     ---------     ---------     ----------    -----------
Balance Sheet Data:                                                                                                  (unaudited)
                           Total assets    $   495,322     $   228,871     $ 201,609     $ 488,099     $1,728,648    $ 1,644,822
              Cash and cash equivalents        330,137          85,843        44,781       257,445      1,383,133    $ 1,205,073
              Working capital (deficit)     (2,404,247)     (1,666,782)     (830,610)     (303,646)       498,993       (553,454)
                  Long-term liabilities        242,516         315,929        23,663        30,251              0        183,767
Total stockholders' equity (deficiency)     (2,491,681)     (1,885,437)     (740,378)     (131,860)       757,200       (571,742)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      Since our inception, we have devoted the vast majority of our resources to the research and development of ONCONASE(R) and related drug candidates. We have focused our resources towards the completion of the clinical program for unresectable, or inoperable, malignant mesothelioma.

      Since ONCONASE(R) has Fast Track Designation for the treatment of malignant mesothelioma patients, we continue to have meetings and discussions with the FDA to establish mutually agreed upon parameters for the New Drug Application, or NDA to obtain marketing approval for ONCONASE(R), assuming the Phase III clinical trial for the treatment of malignant mesothelioma yields favorable results.

      We received an Orphan Medicinal Product Designation for ONCONASE(R) from the European Agency for the Evaluation of Medicinal Products, or the EMEA. We continue to fulfill the EMEA requirements regarding the Marketing Authorization Application, or MAA registration requirements for ONCONASE(R) for the treatment of malignant mesothelioma.

      Almost all of our research and development expenses since our inception of $43,840,372 has gone toward the development of ONCONASE(R) and related drug candidates. For the fiscal years 2003, 2002 and 2001 our research and development expenses were $1,699,962, $2,032,938 and $1,900,678, respectively, almost all of which was used for the development of ONCONASE(R) and related drug candidates. ONCONASE(R) is currently in an international, centrally randomized Phase III trial. The first part of the trial has been completed and the second confirmatory part of the trial is ongoing for which patient enrollment is expected to be completed by the end of this year. The primary endpoint of the trial is survival, and as such, a sufficient number of deaths must occur in order to perform the required statistical analyses to determine the efficacy of ONCONASE(R) in patients with unresectable (inoperable) malignant mesothelioma. If the results of the clinical trials are positive, we expect to file for marketing registrations (NDA and MAA) for ONCONASE(R) within six months of completion of the statistical analyses. However, at this time, we cannot predict with certainty when a sufficient number of deaths will occur to achieve statistical significance. Hence, the timing of the filing is data driven as to when we will be able to file for marketing registrations in the US and EU. Therefore, we cannot predict with certainty what our total cost will be associated with obtaining marketing approvals, or when and if such approvals will be granted, and when actual sales will occur.

      We fund the research and development of our products from cash receipts resulting from the sale of our equity securities and convertible debentures in registered offerings and private placements. Additionally, we have raised capital through debt financings, the sale of our tax benefits and research products, interest income and financing received from our Chief Executive Officer. Presently, our cash balance is sufficient to fund our expanded operations through July 31, 2005 based on our expected level of expenditures in relation to activities in preparing ONCONASE(R) for marketing registrations and other ongoing operations of the Company. However, we continue to seek additional capital financing through the sale of equity in private placements, sale of our tax benefits and exercise of stock options and warrants but cannot be sure that we will be able to raise capital on favorable terms or at all.

Results of Operations

Three and nine month periods ended April 30, 2004 and 2003

      Revenues. We are a development stage company as defined in the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 7. We are devoting substantially all of our present efforts to developing new drug products. Our planned principal operations of marketing and/or licensing of new drugs have not commenced and, accordingly, we have not derived any significant revenue from these operations. We focus most of our productive and financial resources on the development of ONCONASE(R) and as such we have not had any sales in the three and nine month periods ended April 30, 2004 and 2003. For the nine months ended April 30, 2004, our other income was $11,300.

      Research and Development. Research and development expense for the three months ended April 30, 2004 was $927,000 compared to $374,000 for the same period last year, an increase of $553,000. Research and development expense for the nine months ended April 30, 2004 was $2,238,000 compared to $1,174,000 for the same period last year, an increase of $1,064,000. The increase in the current nine month period was due primarily to increases in data management and consulting fees related to our pivotal Phase III clinical trial for malignant mesothelioma of approximately $819,000, non-cash expense related to stock options issued for consulting services of approximately $146,000, regulatory consulting costs of approximately $111,000, costs associated with sponsored research studies of approximately $68,000 and costs associated with patent and trademark applications for ONCONASE(R) of approximately $10,000, offset by a decreases in personnel costs and insurance expenses of approximately $69,000 and $21,000, respectively.

      General and Administrative. General and administrative expense for the three months ended April 30, 2004 was $329,000 compared to $138,000 for the same period last year, an increase of $191,000. General and administrative expense for the nine months ended April 30, 2004 was $978,000 compared to $426,000 for the same period last year, an increase of $552,000. The increase in the current nine month period was due primarily to increases in non-cash expense related to stock and stock options issued for consulting services associated with business development activities of approximately $196,000, increases in legal, public relations, insurance, personnel and accounting expenses of approximately $161,000, $71,000, $45,000, $44,000 and $35,000, respectively.

      Interest. Interest expense for the three months ended April 30, 2004 was $97,000 compared to $55,000 for the same period last year, an increase of $42,000. Interest expense for the nine months ended April 30, 2004 was $325,000 compared to $293,000 for the same period last year, an increase of $32,000. The increase in the current nine month period was due primarily to the interest expense on the beneficial conversion feature of the notes payable issued to unrelated parties and its related warrants. The interest expense was based on the fair value of the warrants using the Black-Scholes method, amortized over the life of the notes payable.

      Income Taxes. New Jersey has enacted legislation permitting certain corporations located in New Jersey to sell state tax loss carryforwards and state research and development credits or tax benefits. For the state fiscal year 2004 (July 1, 2003 to June 30, 2004), we had approximately $1,378,000 total available tax benefits that were saleable; of which New Jersey permitted us to only sell approximately $261,000. We received approximately $222,000 from the sale of the $261,000 of tax benefits, which we recognized as tax benefits for the nine months ended April 30, 2004. For the state fiscal year 2003 (July

1, 2002 to June 30, 2003), we had approximately $1,373,000 in total available tax benefits that were saleable; of which New Jersey permitted us to only sell approximately $273,000. We received approximately $229,000 from the sale of the $273,000 of tax benefits, which we recognized as tax benefits for the nine months ended April 30, 2003.

      If still available under New Jersey law, we will attempt to sell the remaining $1,117,000 of our tax benefits, between July 1, 2004 and June 30, 2005. This amount, which is a carryover of our remaining tax benefits from state fiscal year 2004, may increase if we incur additional tax benefits during state fiscal year 2005. We can not estimate, however, what percentage of our sellable tax benefits New Jersey will permit us to sell, how much money we will receive in connection with the sale, if we will be able to find a buyer for our tax benefits or if such funds will be available in a timely manner.

      Net Loss. We have incurred net losses during each year since our inception. The net loss for the three months ended April 30, 2004 was $1,351,000 as compared to $568,000 for the same period last year, an increase of $783,000. The net loss for the nine months ended April 30, 2004 was $3,308,000 as compared to $1,635,000 for the same period last year, an increase of $1,673,000. The cumulative loss from the date of inception, August 24, 1981 to April 30, 2004, amounted to $67,283,000. We are a development stage company and, accordingly, we have not derived sufficient revenues from operations to offset the development stage expenses.

Fiscal Years Ended July 31, 2003, 2002 and 2001

Revenues

      We are a development stage company as defined in the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 7. We are devoting substantially all our present efforts to establishing a new business and developing new drug products. Our planned principal operations of marketing and/or licensing of new drugs have not commenced and, accordingly, we have not derived any significant revenue from these operations. We focus most of our productive and financial resources on the development of ONCONASE(R). We did not have any sales in fiscal 2003, 2002 and 2001. Investment income for fiscal 2003 was $10,000 compared to $5,000 for fiscal 2002, an increase of $5,000. The increase was due to higher balances of cash and cash equivalents. Investment income for fiscal 2002 was $5,000 compared to $13,000 for fiscal 2001, a decrease of $8,000. This decrease was due to lower balances of cash and cash equivalents.

Research and Development

      Research and development expense for fiscal 2003 was $1,700,000 compared to $2,033,000 for fiscal 2002, a decrease of $333,000, or 16.4%. This decrease was primarily due to decreases in regulatory and clinical costs, personnel costs, and a reduction of non-cash expenses relating to stock options issued for consulting services of approximately $236,000, $114,000 and $23,000, respectively. These decreases were partially offset by increases in costs relating to patent and trademark applications for ONCONASE(R) of approximately $40,000.

      Research and development expense for fiscal 2002 was $2,033,000 compared to $1,901,000 for fiscal 2001, an increase of $132,000, or 7%. This increase was primarily due to an increase in costs in support of ongoing clinical trials for ONCONASE(R) resulting from the expansion of our Phase III clinical trials for malignant mesothelioma in Europe of approximately $246,000. This increase was partially offset by a decrease in expenses related to outside consultants, reduction of non-cash expenses relating to stock options issued for consulting services and a decrease in costs relating to patent and trademark applications for ONCONASE(R) of approximately $67,000, $36,000 and $11,000, respectively.

General and Administrative

      General and administrative expense for fiscal 2003 was $624,000 compared to $798,000 for fiscal 2002, a decrease of $174,000, or 21.8%. This decrease was primarily due to decreases in costs related to public relations activities, insurance expenses, reduction in non-cash expense relating to stock options issued for consulting services, legal, personnel costs and other miscellaneous office expenses of approximately $71,000, $54,000, $34,000, $10,000 and $5,000, respectively.

      General and administrative expense for fiscal 2002 was $798,000 compared to $706,000 for fiscal 2001, an increase of $92,000, or 13%. This increase was primarily due to an increase in costs related to public relations activities of approximately $53,000, increases related to accrued payroll taxes, accounting costs, legal costs associated with business development activities and insurance expenses of approximately $44,000, $23,000, $22,000 and $14,000, respectively, offset by a decrease in non-cash expense relating to stock options issued for consulting services of approximately $64,000.

Interest

      Interest expense for fiscal 2003 was $358,000 compared to $119,000 in fiscal 2002, an increase of $239,000. The increase was primarily due to the interest expense on the beneficial conversion feature of the notes payable issued to unrelated parties, the related warrants and the increase in total borrowing levels. The interest expense was based on the value of the warrants using the Black-Scholes options-pricing model, amortized on a straight-line basis over the term of the notes.

      Interest expense for fiscal 2002 was $119,000 compared to $153,000 in fiscal 2001, a decrease of $34,000. The decrease was primarily due to the interest expense on convertible notes and related warrants issued during the fiscal year ended 2001. The interest expense was based on the value of the warrants using the Black-Scholes options-pricing model, amortized on a straight-line basis over the term of the notes.

Income Taxes

      New Jersey has enacted legislation permitting certain corporations located in New Jersey to sell state tax loss carryforwards and state research and development credits, or tax benefits. For the state fiscal year 2003 (July 1, 2002 to June 30, 2003), we had approximately $1,373,000 total available tax benefits that were sellable, of which New Jersey permitted us to only sell approximately $273,000. We received approximately $231,000 from the sale of the $273,000 of tax benefits, which we recognized as tax benefits for fiscal 2003.

      For the state fiscal year 2002 (July 1, 2001 to June 30, 2002), we had approximately $1,535,000 total available tax benefits that were sellable, of which New Jersey permitted us to only sell approximately $426,000. We received approximately $354,000 from the sale of the $426,000 of tax benefits, which we recognized as tax benefits for fiscal 2002.

      For the state fiscal year 2001 (July 1, 2000 to June 30, 2001), we had approximately $1,774,000 total available tax benefits that were sellable, of which New Jersey permitted us to only sell approximately $602,000. We received approximately $451,000 from the sale of the $602,000 of tax benefits, which we recognized as tax benefits for fiscal 2001.

      If still available under New Jersey law, we will attempt to sell the remaining balance of our tax benefits in the amount of approximately $1,100,000 between July 1, 2003 and June 30, 2004. We can not estimate, however, what percentage of our sellable tax benefits New Jersey will permit us to sell, how much money we will receive in connection with the sale, if we will be able to find a buyer for our tax benefits or if such funds will be available in a timely manner.

Net Loss

      We have incurred net losses during each year since our inception. The net loss for fiscal 2003 was $2,412,000 as compared to $2,591,000 in fiscal 2002 and $2,295,000 in fiscal 2001. The cumulative loss from the date of inception, August 24, 1981, to July 31, 2003 amounted to $63,974,000. Such losses are attributable to the fact that we are still in the development stage and accordingly have not derived sufficient revenues from operations to offset the development stage expenses.

Liquidity and Capital Resources

      We have reported net losses of approximately $2,412,000, $2,591,000, and $2,295,000 for the fiscal years ended July 31, 2003, 2002 and 2001, respectively. The loss from date of inception, August 24, 1981, to July 31, 2003 amounts to $63,974,000. Also, we have a working capital deficit and limited liquid resources.

      We have financed our operations since inception through the sale of our equity securities and convertible debentures in registered offerings and private placements. Additionally, we have raised capital through debt financings, the sale of our tax benefits and research products, interest income and financing received from our Chief Executive Officer. During the fiscal year 2003, we had a net increase in cash and cash equivalents of $244,000. This increase primarily resulted from net cash provided by financing activities in the amount of $1,798,000, primarily due to proceeds from short and long-term borrowings, from the private placement of Common Stock and warrants and proceeds from the exercise of warrants, offset by net cash used in operating activities of $1,554,000. During the nine months ended April 30, 2004, we had a net increase in cash and cash equivalents of $875,000, which resulted primarily from net cash provided by financing activities of $4,293,000, which resulted from $1,500,000 in gross proceeds from a private placement of common stock and warrants with an institutional investor in September 2003, $1,293,000 in net proceeds from warrants and stock options exercises and $1,500,000 in gross proceeds from a private placement of common stock and warrants in January 2004, offset by net cash used in operating activities of $3,411,000 and net cash used in investing activities of $7,000. Total cash resources as of April 30, 2004 were $1,205,000 compared to $330,000 at July 31, 2003.

      Our current liabilities as of July 31, 2003 were $2,744,000 compared to $1,798,000 at July 31, 2002, an increase of $946,000. The increase was primarily due to the short-term maturity of notes payable of approximately $529,000, accrued payroll and payroll taxes of approximately $533,000 and other accrued expenses of $21,000, offset by the reduction of accounts payable and loan payable to a related party of approximately $97,000 and $40,000, respectively. As of July 31, 2003, we had a total of $644,023 in unpaid payroll and $240,784 in unpaid payroll taxes. As of September 2003, all unpaid payroll taxes have been fully satisfied. In addition, $115,000 in unpaid payroll was paid and since July 31, 2003, we have been current in our payroll and payroll taxes. As of July 31, 2003 our current liabilities exceeded our current assets and we had a working capital deficit of $2,404,000. The reports of each of our independent auditors on our financial statements includes an explanatory paragraph which states that our recurring losses, working capital deficit and limited liquid resources raise substantial doubt about our ability to continue as a going concern. Our current liabilities as of April 30, 2004 were $2,033,000 compared to $2,744,000 at July 31, 2003, a decrease of $711,000. The decrease was primarily due to decreased accrued expenses. As of April 30, 2004, our current liabilities exceeded our current assets and we had a working capital deficit of $553,000.

The following transactions occurred after April 30, 2004:

      o In May 2004, we issued, an aggregate of 675,000 shares of common stock upon the exercise of warrants and stock options by unrelated parties, at per share exercise prices ranging from $0.75 to $1.50. We realized aggregate gross proceeds of $888,750 from these exercises.

      o In May 2004, we issued 1,210,654 shares of common stock to an existing institutional investor, resulting in gross proceeds of $10,000,000 to us. In addition, the institutional investor was granted five-year warrants to purchase 1,210,654 shares of Common Stock at an exercise price of $12.39 per share. We paid a 5% finder's fee to a third party in connection with the private placement, which included a five-year warrant to purchase 60,533 shares of common stock at an exercise price of $12.39 per share.

      o In May and June 2004, we issued, an aggregate of 785,000 shares of restricted common stock upon the exercise of warrants by unrelated parties, at per share exercise prices ranging from $0.75 to $1.50. We realized aggregate gross proceeds of $1,051,250 from these exercises.

      o In May 2004, we issued 25,000 shares of restricted common stock as payment for services rendered in the amount of $198,500.

      o In June 2004, we issued 2,099 restricted shares of common stock as payment of accounts payable in the amount of $9,447.

      o In June 2004, we increased our outstanding shares by 40,000 shares of common stock for replacement of previously issued stock.

      o From June 2004 through July 15, 2004, we issued an aggregate of 1,574,424 shares of restricted common stock and an aggregate of 1,815,446 shares of common stock underlying five-year warrants with exercise prices ranging from $1.00 to $1.10 per share upon the conversion of notes payable by unrelated parties for an aggregate amount of $413,275.

      Our continued operations will depend on our ability to raise additional funds through various potential sources such as equity and debt financing, collaborative agreements, strategic alliances, sale of tax benefits, revenues from the commercial sale of ONCONASE(R), licensing of our proprietary RNase technology and our ability to realize revenues from our technology and our drug candidates via out-licensing agreements with other companies. Such additional funds may not become available as we need them or be available on acceptable terms. Through May 31, 2004, a significant portion of our financing has been through the sale of our equity securities and convertible debentures in registered offerings and private placements and exercise of stock options and warrants. Additionally, we have raised capital through debt financings, the sale of our tax benefits and research products, interest income and financing received from our Chief Executive Officer. Until and unless our operations generate significant revenues, we expect to continue to fund operations from the sources of capital previously described. There can be no assurance that we will be able to raise the capital we need on terms which are acceptable, if at all. Presently, our cash balance is sufficient to fund our expanded operations at least through July 31, 2005, based on our expected level of expenditures in relation to activities in preparing ONCONASE(R) for marketing registrations and other ongoing operations of the Company. However, we continue to seek additional capital financing through the sale of equity in private placements, sale of our tax benefits and exercise of stock options and warrants but cannot be sure that we will be able to raise capital on favorable terms or at all. The report of our independent registered public accountants on our July 31, 2003 financial statements included an explanatory paragraph which states, and we also believe, that our recurring losses, working capital deficit and limited liquid resources raise substantial doubt about our ability to continue as a going concern. As of April 30, 2004, we continued to incur losses, had a working capital deficiency and limited liquid resources which raise substantial doubt about our ability to continue as a going concern. Our condensed financial statements at April 30, 2004 and July 31, 2003 and for the periods ended April 30, 2004 and 2003 do not include any adjustments that might result from the outcome of this uncertainty.

      We will continue to incur costs in conjunction with our U.S. and foreign registrations for marketing approval of ONCONASE(R). We are currently in discussions with potential strategic alliance partners to further the development and marketing of ONCONASE(R) and other related products in our pipeline. However, we cannot be sure that any such alliances will materialize.

      Our Common Stock was delisted from The Nasdaq SmallCap Market effective at the close of business April 27, 1999 for failing to meet the minimum bid price requirements set forth in the NASD Marketplace Rules. Since April 28, 1999, our Common Stock has traded on the OTC Bulletin Board under the symbol "ACEL.OB". Delisting of our Common Stock from Nasdaq could have a material adverse effect on our ability to raise additional capital, our stockholders' liquidity and the price of our common stock.

      The market price of our Common Stock is volatile, and the price of the stock could be dramatically affected one way or another depending on numerous factors. The market price of our Common Stock could also be materially affected by the marketing approval or lack of approval of ONCONASE(R).

      Off-balance Sheet Arrangements

      As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities or SPE, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of April 30, 2004, we are not involved in any material unconsolidated SPE transactions.

Critical Accounting Policies

      In December 2001, the SEC requested that all registrants discuss their most "critical accounting policies" in management's discussion and analysis of financial condition and results of operations. The SEC indicated that a "critical accounting policy" is one which is both important to the portrayal of the company's financial condition and results and requires management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe based on our current business that there are no critical accounting policies. Our accounting policies are described in Note 1 to the financial statements.

Contractual Obligations and Commercial Commitments

      Our major outstanding contractual obligations relate to our equipment operating lease. Below is a table that presents our contractual obligations and commercial commitments as of July 31, 2003:

                                             Payments Due by Fiscal Year
                                             -----------------------------------
                                                                     2006 and
                                 Total       2004        2005        Thereafter
                                 -------     -------     -------     ----------
      Operating lease            $30,600     $17,500     $13,100     $   -0-
                                 -------     -------     -------     -------
      Total contractual cash
      obligations                $30,600     $17,500     $13,100     $   -0-
                                 =======     =======     =======     =======

Changes In and Disagreements With Accountants On Accounting And Disclosure

      As described in the current report on Form 8-K we filed on December 12, 2002, on December 6, 2002, KPMG LLP resigned as our independent registered public accounting firm and was replaced by J.H. Cohn LLP as our independent registered public accounting firm for fiscal 2003. The engagement of J.H. Cohn LLP was approved by our Audit Committee. The reports of KPMG LLP on the financial statements for the two fiscal years prior to their resignation as our independent registered public accounting firm contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle except that the report on our financial statements for the fiscal years ended July 31, 2002 and 2001 contained a separate paragraph stating that "the Company has suffered recurring losses from operations, has a working capital deficit and has limited liquid resources which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty." During our fiscal years ended July 31, 2002 and July 31, 2001 and through December 6, 2002, there were no disagreements between us and KPMG LLP on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused them to make reference thereto in their report on the financial statements for such years.

      On December 1, 1993, certain stockholders of Armus Harrison & Co., or AHC, terminated their association with AHC, or the AHC termination, and AHC ceased performing accounting and auditing services, except for limited accounting services to be performed on our behalf. In June 1996, AHC dissolved and ceased all operations. The report of J.H. Cohn LLP with respect to our financial statements from inception to July 31, 2003 is based on the report of KPMG LLP from August 1, 1992 to July 31, 2002 and of AHC for the period from inception to July 31, 1992, although AHC has not consented to the use of such report herein and will not be available to perform any subsequent review procedures with respect to such report. Accordingly, investors will be barred from asserting claims against AHC under Section 11 of the Securities Act on the basis of the use of such report in any registration statement into which such report is incorporated by reference. In addition, in the event any persons seek to assert a claim against AHC for false or misleading financial statements and disclosures in documents previously filed by us, such claim will be adversely affected and possibly barred. Furthermore, as a result of the lack of a consent from AHC to the use of its audit report herein, or to its incorporation by reference into a registration statement, our officers and directors will be unable to rely on the authority of AHC as experts in auditing and accounting in the event any claim is brought against such persons under Section 11 of the Securities Act based on alleged false and misleading Financial Statements and disclosures attributable to AHC. The discussion regarding certain effects of the AHC termination is not meant and should not be construed in any way as legal advice to any party and any potential purchaser should consult with his, her or its own counsel with respect to the effect of the AHC termination on a potential investment in our Common Stock or otherwise.

                                    BUSINESS

Overview

      Alfacell Corporation, is a biopharmaceutical company primarily engaged in the discovery and development of a new class of therapeutic drugs for the treatment of cancer and other pathological conditions. Based on our proprietary Ribonuclease, or RNase, which is a type of biological enzyme that splits RNA molecules and is the basis of our technology platform, our drug discovery and development program consists of novel therapeutics developed from amphibian ribonucleases. These are very basic RNA enzymes which play important roles in nature in the development of an organism's cells and in cell functions. RNA is an essential bio-chemical cellular component necessary to support life. There are various types of RNA, all of which have specific functions in a living cell. They help control several essential biological activities, namely, regulation of cell proliferation, maturation, differentiation and cell death. Therefore, they are ideal candidates for the development of therapeutics for cancer and other life-threatening diseases, including HIV and autoimmune diseases, that require anti-proliferative and apoptotic, or programmed cell death, properties. We have co-sponsored and been a key participant in the International Ribonuclease Meetings held every three years.

      ONCONASE(R), our trademark name for our flagship product, ONCONASE(R) is currently in an international, centrally randomized Phase III trial. The first part of the trial has been completed and the second confirmatory part of the trial is ongoing for which patient enrollment is expected to be completed by the end of this year. The primary endpoint of the trial is survival, and as such, a sufficient number of deaths must occur in order to perform the required statistical analyses to determine the efficacy of ONCONASE(R) in patients with unresectable (inoperable) malignant mesothelioma. If the results of the clinical trials are positive, we expect to file for marketing registrations (NDA and MAA) for ONCONASE(R) within six months of completion of the statistical analyses. However, at this time, we cannot predict with certainty when a sufficient number of deaths will occur to achieve statistical significance. Hence, the timing of the filing is data driven as to when we will be able to file for marketing registrations in the US and EU. Therefore, we cannot predict with certainty what our total cost will be associated with obtaining marketing approvals, or when and if such approvals will be granted, and when actual sales will occur. We have also conducted other randomized and non-randomized trials with patients with advanced stages of solid tumors in other types of cancers.

      ONCONASE(R), unlike most cancer drugs, that attack all cells regardless of their phenotype, malignant versus normal, and produce a variety of severe toxicities, is not an indiscriminate cytotoxic, or cell killing agent, but rather, its activity is controlled through unique and specific molecular mechanisms. ONCONASE(R) affects primarily exponentially growing malignant cells. ONCONASE(R) is a novel amphibian ribonuclease, unique among the superfamily of pancreatic ribonuclease that has been isolated from the eggs of the Rana pipiens frog, commonly called the leopard frog. We have determined that, thus far, ranpirnase, the generic name of ONCONASE(R), is the smallest known protein belonging to the superfamily of pancreatic ribonuclease and has been shown, on a molecular level, to re-regulate the unregulated growth and proliferation of cancer cells.

      In December 2002, we received Fast Track Designation from the FDA for ONCONASE(R) for the treatment of malignant mesothelioma. Fast Track Designation is an FDA program designed to expedite the review of new drugs that are intended to treat serious or life threatening conditions and that demonstrate the potential to address unmet medical needs. In February 2001, we received an Orphan Medicinal Product Designation for ONCONASE(R) from the European Agency for the Evaluation of Medicinal Products, or the EMEA. Orphan Medicinal Product Designation is a program designed to provide marketing, protocol and other incentives for pharmaceutical companies to develop and market products in the European Community that address life threatening or very serious conditions that affect not more than 5 in 10,000 persons in the European Community. Orphan designation in Europe entitles the Company to 10 years of marketing exclusivity, reduced filing fees and regulatory guidance from the EMEA.

      These FDA and EMEA designations for ONCONASE(R) may serve to expedite its regulatory review, assuming the clinical trials yield a positive result. Future clinical trials, however, may not demonstrate that ONCONASE(R) is effective. Thus, our applications for FDA or EMEA approval to market ONCONASE(R), which are dependent upon the success of our clinical trials, may be affected. The efficacy and safety of ONCONASE(R) for malignant mesothelioma, will ultimately be determined by the FDA. In the interim, our Fast Track Designation allows us to continue to have meetings and discussions with the FDA to establish mutually agreed upon parameters for the NDA to obtain marketing approval for ONCONASE(R), based on the assumption that the clinical trials will continue to yield favorable results.

      Our drug discovery program forms the basis for the development of specific recombinant RNases for chemically linking drugs and other compounds such as monoclonal antibodies, growth factors, etc. and gene fusion products with the goal of targeting various molecular functions. This program provides for joint design and generation of new products with outside partners. We may own these new products along with a partner(s), or we may grant an exclusive license to the collaborating partner(s).

      We have established a number of scientific collaborations with academic and research institutions including the National Cancer Institute, or NCI that are designed to develop new therapeutic applications for ONCONASE(R). One collaboration has produced RN321, a conjugate of ranpirnase, with a monoclonal antibody that demonstrated activity in treating non-Hodgkin's lymphoma in preclinical studies. These results were presented by the NCI investigators at the 2002 Ribonuclease Meeting in Bath, England. The NCI has undertaken the manufacturing of RN321 (the conjugate) according to Good Manufacturing Practices, or GMP regulations in preparation for commencing clinical trials for the treatment of patients with non-Hodgkin's lymphoma with RN321. Currently, the NIH has produced RN321 clinical grade like material. Clinical grade production of RN321 and Investigational New Drug Application, or IND, directed toxicology studies will require further approval from the Drug Development Group of the NIH prior to commencing human clinical trials.

      We have also discovered another series of proteins, collectively named amphinases, that may have therapeutic uses. These proteins are bioactive in that they have an effect on living cells and organisms and have both anti-cancer and anti-viral activity. All of the proteins characterized to date are RNases. These products are currently undergoing preclinical testing. We are currently in discussions with potential pharmaceutical partners for the development of these new compounds as conjugates and fusion proteins.

      We have entered into a research and development collaboration with a major US privately held stent and drug delivery company. ONCONASE(R) is being evaluated in stents and other delivery platforms to treat cardiovascular disease and cancer via direct site delivery. This collaboration may result in licensing agreement between the companies, however; there is no assurance that such agreement will be reached.

      We have entered into a collaborative agreement (anti-viral screening, non-SARS) with the National Institute of Allergy and Infectious Diseases, or NIAID in which five potential drug candidates (natural and genetically engineered) are under evaluation against various RNA viruses.

      Our research and development collaboration with Wyeth Pharmaceuticals is ongoing to develop a number of designer drugs such as conjugates and fusion proteins for a variety of indications using our technology. This collaboration may result in a licensing agreement between the companies, however; there is no assurance that such an agreement will be reached.

      We have signed confidentiality agreements and have entered into discussions and due diligence with a number of companies for US or non-US marketing rights for ONCONASE(R) and for out-licensing some of our early drug candidates.

      We are engaged in the research, development and clinical trials of our products both independently and through research collaborations. We have financed our operations since inception through the sale of our equity securities and convertible debentures in registered offerings and private placements. Additionally, we have raised capital through debt financings, the sale of our tax benefits and research products, interest income and financing received from our Chief Executive Officer. These funds provide us with the resources to acquire staff, facilities, capital equipment, finance our technology, product development, manufacturing and clinical trials. We have incurred losses since inception and to date we have not consummated any licensing, marketing or development arrangements. Presently, our cash balance is sufficient to fund our expanded operations through July 31, 2005 based on our expected level of expenditures in relation to activities in preparing ONCONASE(R) for an NDA filing and other ongoing operations of the company. However, we continue to seek additional capital financing through the sale of equity in private placements, sale of our tax benefits and exercise of stock options and warrants but cannot be sure that we will be able to raise capital on favorable terms or at all.

Research and Development Programs

      Research and development expenses for the fiscal years ended July 31, 2003, 2002, and 2001 were $1,700,000, $2,033,000, and $1,901,000, respectively.
Our research and development programs focus primarily on the development of therapeutics from amphibian ribonucleases. Because ribonucleases have been shown to be involved in the regulation of cell proliferation, maturation, differentiation and programmed cell death, known as apoptosis, ribonucleases may be ideal candidates for the development of therapeutics for the treatment of cancer and other life-threatening diseases, including viral and autoimmune diseases that require anti-proliferative and pro-apoptotic properties.

Technology Platform and Pipeline

      Using ribonucleases as therapeutics is a relatively new approach to drug development. The use of these proteins to re-regulate the unregulated growth and proliferation of cancer cells is unlike most cancer drugs that attack all cells regardless of their phenotype, malignant versus normal, and produce a variety of severe toxicities.

      ONCONASE(R) and related drug candidates are not indiscriminate cytotoxic, or cell killing, agents, but rather, their activity is controlled through unique and specific molecular mechanisms. They affect primarily exponentially growing malignant cells.

      Cancer is associated with the over or under production of many types of proteins in tumor cells. We believe that the ability to selectively halt the production of certain proteins via ribonuclease activity in tumor cells without damaging normal cells, may make treatment of cancer more effective. To make cancer therapy more effective and less toxic, we are developing ONCONASE(R) and a related family of regulatory proteins, collectively named amphinases. These novel RNases are being developed as therapeutics as well as effector moieties (payload), or killer molecules for targeted therapies. We believe that selective degradation of intracellular proteins is central to the process of programmed cell death.

      We have devoted significant resources towards the development of recombinant designer RNases for chemical conjugation and gene fusion products with various targeting moieties such as monoclonal antibodies, growth factors, cytokines, etc.

Apoptosis

      Apoptosis, or programmed cell death, is essential for the proper development of embryos and of many body systems, including the central nervous system, immune regulation and others. Apoptosis is required to accommodate the billions of new cells produced daily by our bodies and to eliminate aged or damaged cells. Abnormal regulation of the apoptosis process can result in disease. For example, cancer, autoimmune disorders and many viral infections are associated with inhibited apoptosis or programmed death of cells occurring too slowly. Conversely, HIV is associated with increased apoptosis or programmed death of cells occurring too rapidly. The process of programmed cell death is genetically regulated. We believe that we are the first company to discover and develop a novel family of primordial "regulatory" proteins that have been shown to play a fundamental role in this regulatory process.

ONCONASE(R) (ranpirnase) Pro-Apoptotic Mechanisms

      The molecular mechanisms were identified which determine the apoptotic cell death induced by ranpirnase. tRNA, rRNA and mRNA are all different types of RNA with specific functions in a living cell. Ranpirnase preferentially degrades tRNA, leaving rRNA and mRNA apparently undamaged. The RNA damage induced by ranpirnase appears to represent a "death signal", or triggers a chain of molecular events culminating in the activation of proteolytic enzyme cascades which, in turn, induces disintegration of the cellular components and finally leads to cell death. It has been shown that there is a protein synthesis inhibition-independent component, which, together with the changes induced by the protein synthesis inhibition, results in tumor cell death.

      Many cancer cells become resistant to most types of cancer treatment, including chemotherapy, radiation and monoclonal antibodies. Overcoming resistance to chemotherapy remains a major challenge for cancer therapy. ONCONASE(R) has been shown to overcome multiple drug resistance or prevent resistance to cancer therapy, thereby dramatically increasing the sensitivity of certain cancer cells to chemotherapy and radiation therapy.

      It remains unknown whether or not ONCONASE(R) targets and binds preferentially to tumor cells, rather than normal cells of the respective tissues. It is possible that there is no differential targeting and/or binding, but that tumor cells are more susceptible to the cytostatic (suppresses cancer cells from further dividing) and cytotoxic (kills cancer cells) effects of ONCONASE(R). The cytostatic effects are manifested by the inhibition of progression in the cell cycle. These effects have been associated with induction of parallel differentiation and apoptosis. The cytostatic and differentiation-inducing effects are reflected in the stabilization of previously progressive tumors observed in our clinical trials.

Clinical Studies and Preclinical Development of ONCONASE(R)

      We have been very selective in our product development strategy, which is focused on the use of ONCONASE(R) alone or in combination with drugs which have shown evidence of preclinical and clinical efficacy on tumor types for which median survivals are typically less than a year and for which there are few or no approved treatments.

      ONCONASE(R) has been tested in Phase I, Phase II and Phase III clinical trials in more than 40 cancer centers across the United States since 1991 and in Europe since 2000, including major centers such as Columbia-Presbyterian, University of Chicago, M.D. Anderson and Cedars-Sinai Cancer Centers.

      ONCONASE(R) has been tested as a single agent in patients with a variety of solid tumors. It has also been tested in combination with tamoxifen in patients with prostate cancer, advanced pancreatic cancer and renal cell carcinoma as well as with doxorubicin in patients with malignant mesothelioma.

      We have collaborated with NIH, NCI and The University of Pennsylvania Medical Center, Metabolic Magnetic Resonance Research and Computing Center, and have developed a considerable body of knowledge in RNase technology and novel RNase-based therapeutics. ONCONASE(R) has demonstrated a broad spectrum of anti-tumor activity in vitro, or studies of tumor cell lines in laboratory vessels, and was determined to kill cancer cells and therefore was judged to be "active" in the NCI Cancer Screen.

      In vitro and in vivo studies showed both cytostatic (suppresses cancer cells from further dividing) and cytotoxic (kills cancer cells) antitumor activity when used as a single agent and in combination with other agents.

In Vitro

      ONCONASE(R), in combination with other drugs, has been shown to be synergistic which means that the effect of ONCONASE(R) when given in combination with other drugs is greater than if the drugs were given alone. The combination of ONCONASE(R) and tamoxifen, an anti-cancer drug, resulted in a significant cell kill in pancreatic, prostate, and ovarian tumor cell lines as compared to each drug alone. Similar results were found with respect to the following:

      o     ONCONASE(R) + phenothiazine for non-small cell lung cancer;

      o     ONCONASE(R) + lovastatin in pancreatic, ovarian, and two types of non-small cell lung cancer;

      o     ONCONASE(R) + cisplatin in ovarian cancer;

      o     ONCONASE(R) + all-trans-retinoic acid in glioma (brain) cancer;

      o     ONCONASE(R) + vincristine in colorectal cancer and ;

      o     ONCONASE(R) + doxorubicin in breast cancer including resistant variants, malignant mesothelioma.

In Vivo Anti-Cancer Activity

      ONCONASE(R) as a Single Agent

      ONCONASE(R) as a single agent has shown in vivo anti-tumor activity in several mouse models of solid tumors. The following are all examples of the effect of ONCONASE(R) on various types of human cancer cells in mouse models:

      o In the human squamous A-253 carcinoma and the NIH-OVCAR-3 ovarian adenocarcinoma models, ONCONASE(R) has produced prolonged survival and delayed time to development of ascites (fluid in the abdomen), respectively.

      o In mice bearing M109 Madison lung carcinoma cells, time to appearance of ascites and survival were significantly prolonged in ONCONASE(R) treated animals as compared to controls. Several histologically (microscopic study of cells) confirmed cures were noted.

      o In nude mice bearing human DU-145 prostate carcinoma and pancreatic ASPC-1 carcinoma, ONCONASE(R) inhibited growth of the subcutaneously transplanted tumor.

      o In several mouse tumor models, ONCONASE(R) not only demonstrated direct anti-tumor activity but also increased the potential for other drugs to penetrate the tumor tissue as well as increased the tumor sensitivity to radiation therapy.

      ONCONASE(R) in Combination With Other Agents

      Based on in vivo results, ONCONASE(R) in combination with the following known and approved anti-cancer agents has been evaluated by us, in collaboration with the NCI:

      o     vincristine

      o     doxorubicin

      o     tamoxifen

      When used in combination with vincristine, ONCONASE(R) prolonged the survival of nude mice bearing vincristine-resistant, HT-29 human colorectal carcinomas, a type of cancer cell, transfected with mdr-1 gene, a multiple drug resistant gene. These NCI results demonstrated that ONCONASE(R) can restore the sensitivity of resistant tumor cells to chemotherapy.

      NCI experiments in nude mice transplanted intravenously with human breast carcinoma cells treated with the combination of ONCONASE(R) and doxorubicin have shown significantly prolonged survival. Tumor growth was significantly inhibited as demonstrated by a decrease in the number of pulmonary metastases, or disseminated lesions in the lung, present at the time of sacrifice.

      NCI reported the ability of ONCONASE(R) to overcome multiple drug resistance as well as other forms of drug resistance (referring to a drug that no longer kills cancer cells) both in vitro and in vivo. We believe that these in vivo results demonstrate the therapeutic utility of ONCONASE(R) in chemotherapy-resistant tumors, and the findings suggest that ONCONASE(R) in combination with other agents has broad clinical application in cancer treatments.

Clinical Trials

ONCONASE(R) Phase III Randomized Clinical Trials

      We are currently conducting a two-part Phase III clinical trial of ONCONASE(R) as a treatment for malignant mesothelioma. The first part of the Phase III trial compares ONCONASE(R) alone to doxorubicin. Doxorubicin has been considered by opinion leaders to be the most effective drug for the treatment of malignant mesothelioma. The second part of the trial compares the combination of ONCONASE(R) and doxorubicin versus doxorubicin alone. The trial is an open label, centrally randomized, controlled study. The patient enrollment for the first part of the clinical trial has been completed and the trial is on-going. The second part is currently in the enrollment stage and is being conducted in the United States, Germany and Italy.

      Since ONCONASE(R) has Fast Track Designation for the treatment of malignant mesothelioma patients, we continue to have meetings and discussions with the FDA to establish mutually agreed upon parameters for the New Drug Application, or NDA, to obtain marketing approval for ONCONASE(R), assuming the Phase III clinical trial yields favorable results.

Phase III Single Agent Results

      An interim subset analysis of the results of this Phase III clinical trial according to the Cancer Adult Leukemia Group B, or CALB, prognostic groups revealed a marked excess of poor prognosis patients (groups 5 and 6) in the ONCONASE(R) arm of the trial (32 patients or 38.1% of the patients treated with ONCONASE(R) ) as compared to the doxorubicin arm of the trial (12 patients or 17% of the patients treated with doxorubicin). By excluding these patients and the 10 patients whose central pathology review did not confirm a diagnosis of malignant mesothelioma (N=5) from the 154 intent-to-treat patients, we defined a target treatment group, or TGG, consisting of 104 patients who met the criteria for CALGB prognostic groups 1-4. Of these patients, 47 were treated with ONCONASE(R) and 57 were treated with doxorubicin. The single agent Phase III results of the TTG showed a median survival benefit, or MST, of 2 months for ONCONASE(R) treated patients, 11.6 months versus 9.6 months. This two month median survival difference favoring ONCONASE(R) represents a 20% advantage over the active agent, doxorubicin. Moreover, the clinical activity of ONCONASE(R) is also evident from the overall 1-year and 2-year survival rates of ONCONASE(R) versus doxorubicin, 46.8% versus 38.6% and 20.2% versus 12.3%, respectively. Doxorubicin treatment was associated with a 60% higher risk of death compared to ONCONASE(R) treatment. Tumor assessment by an independent radiologist for evaluable patients (had a baseline and follow-up radiological assessment) revealed evidence of objective clinical activity in 17 patients in each treatment arm. Four partial responses and 13 stabilization of previously progressive disease were reported in the ONCONASE(R) treated patients and 7 partial responses and 10 stabilization of previously progressive disease were reported in the doxorubicin treated patients. Despite the small number of patients, the analysis revealed a statistically significant difference, log rank test, p. = 0.037, in survival of the responders favoring ONCONASE(R) treated patients with an MST 23.3 versus
14.4 months for doxorubicin treated patients as well as the 2 year survival rates of 40% for ONCONASE(R) and 9% for doxorubicin. Preliminary results were presented at the 2000 American Society of Clinical Oncologists, or ASCO, meeting.

      These survival advantages were recognized as clinically important in this patient population by opinion leaders and the FDA. Therefore, the FDA has requested confirmation of the survival results in the Treatment Target Group, or TTG, population in Part II of the ongoing trial.

      In December 2002, we received Fast Track Designation from the FDA for ONCONASE(R) and doxorubicin for the treatment of malignant mesothelioma. Fast Track is a formal mechanism to interact with the FDA using approaches that are available to all applicants for marketing claims for drugs that are being developed for a serious or life-threatening disease for which there is an unmet medical need. The benefits of Fast Track include scheduled meetings to seek FDA input into development plans, the option of submitting an NDA in sections rather than all components simultaneously, and the option of requesting evaluation of studies using surrogate endpoints. We anticipate to use this designation to reduce the marketing approval timeline for ONCONASE(R).

      In February 2001, we received an Orphan Medicinal Product Designation for ONCONASE(R) from the European Agency for the Evaluation of Medicinal Products, or the EMEA. Orphan Medicinal Product Designation is a program designed to provide marketing, protocol and other incentives for pharmaceutical companies to develop and market products in the European Community that address life threatening or very serious conditions that affect not more than 5 in 10,000 persons in the European Community. Orphan designation in Europe entitles the Company to 10 years of marketing exclusivity, reduced filing fees and regulatory guidance from the EMEA. We continue to fulfill the EMEA requirements regarding the Marketing Authorization Application, or MAA registration requirements for ONCONASE(R) for the treatment of malignant mesothelioma.

      In part two of the ongoing Phase III trial, an interim analysis based on the occurrence of 105 deaths is planned. Based upon the results of these analyses, we may be able to file an NDA and an MAA within six months after the completion of the analyses. However, we cannot assure you that marketing approval for ONCONASE(R) as a treatment for malignant mesothelioma will be granted by the FDA or EMEA.

      Based on Phase II trial results after meeting with the FDA, we had initiated a Phase III trial in patients with advanced pancreatic cancer in 1995. In the Phase II trial, the median survival time of 5.5 months for 47 patients with stage 4 disease and liver involvement treated with the combination of ONCONASE(R) weekly and tamoxifen daily was more than double the median survival of such patients reported in previously published trials treated with a variety of other systemic therapies (published median survival times ranged from 2.0 to 2.5 months). The Phase III trial was a multicenter randomized trial designed to evaluate an ONCONASE(R) and tamoxifen regimen in untreated patients as well as patients who had failed GEMZAR(R), an approved drug for pancreatic cancer. The primary endpoint of both segments of this Phase III trial was survival, however, early survival analyses of both segments did not reveal a significant survival advantage of ONCONASE(R) over the controls. Thus, due to the negative results of the Phase III trial, despite favorable results produced in Phase II, competitive pressures and our inability to accrue qualified patients in the clinical trials, we made a decision that further evaluation of this end-stage patient population was not warranted at that time and our resources were refocused on the ongoing malignant mesothelioma program.

ONCONASE(R) Phase II Clinical Trials

      ONCONASE(R) as a single agent, demonstrated objective clinical activity in 105 patients with uresectable, or inoperable, malignant mesothelioma that included many heavily pretreated patients with refractory tumors, which are tumors that did not readily yield to the treatment. Analysis of the TTG population confirmed the importance of the CALGB prognostic groups and their utility for evaluating systemic therapies in this patient population.

      Of the 100 patients treated, 41 patients, or 39%, reported evidence of clinical activity. Of the patients showing evidence of clinical activity, there were four with partial responses, two with minor responses and 35 showed evidence of stabilization of previously progressive disease. The MST of these patients was 18.5 months and the overall 1-year and 2-year survival rates were 61% and 40.8%, respectively. The results of this trial demonstrated a survival benefit for both newly diagnosed patients and patients who failed prior therapies. The presentation of these data to the FDA resulted in the design of our Phase III malignant mesothelioma trial.

      A multicenter Phase II Broad Eligibility trial designed to evaluate ONCONASE(R) as a single agent has been conducted and results of the findings for patients with non-small cell lung cancer, or NSCLC, and advanced breast cancer were published.

      ONCONASE(R) as a single agent, demonstrated objective clinical activity in patients with advanced NSCLC and breast cancer. The median survival time of 30 patients with advanced NSCLC was greater than that in 19 of 20 regimens when supportive care, a placebo or another single agent was given. Furthermore it was greater than 75% of the reported MSTs in combination chemotherapy trials. The MST and 1 year survival rates of 7.7 months and 27%, respectively, for ONCONASE(R) treated patients compared favorably to 7.2 months and 30% for patients treated with Navelbine(R) (an approved drug for this indication) as a single agent.

      Thirty percent of 17 patients with advanced breast cancer demonstrated objective clinical activity, which included, one partial response, two minor responses and the significant reduction in bone pain and in one patient and the control of uncontrollable malignant fluid in the lungs of another patient.

      A series of pilot Phase II studies to evaluate ONCONASE(R) as a single agent, and ONCONASE(R) and tamoxifen in previously treated patients with unresectable, or inoperable, renal cell cancer were conducted. The results of both the Phase II single agent and ONCONASE(R) and tamoxifen were published. Although the single agent study did not demonstrate evidence of clinical activity, the regimen of ONCONASE(R) and tamoxifen did demonstrate evidence of clinical activity which indicated further evaluation in untreated patients was warranted.

Research And Development Pipeline Of Targeted Therapies

      Our drug discovery program forms the basis for the development of recombinant designer RNases for chemical conjugation and gene fusion products with various targeting moieties such as monoclonal antibodies, growth factors, cytokines, etc. We believe these products can be produced in a cost effective and controlled manufacturing environment.

      This program also provides for joint design and generation of new products with outside partners. We, along with any outside partners, may own these new products jointly, or we may grant an exclusive license to the collaborating partner(s).

Ranpirnase Conjugates and Fusion Proteins

      The concept of targeting potent toxins as effector molecules to kill cancer or other specifically targeted cells has been extensively evaluated over the last two decades. An immunotoxin is an antibody linked to a toxic molecule that is used to destroy specific cells. Several immunotoxins containing bacterial and plant toxins or other biotoxins, have been evaluated in human clinical trials. Efficacy has always been limited due to the high incidence of immunogenicity, or an immune response, and other intolerable toxicities, including death. Conjugation of ranpirnase to targeting ligands, or binding to other molecules, appears to eliminate this safety problem in pre-clinical studies.

      We have established a number of scientific collaborations with academic and research institutions including the NCI. The objective of our collaboration with the NCI is to develop new therapeutic applications for ONCONASE(R). This collaboration has produced RN321, a conjugate of ranpirnase, with a monoclonal antibody that demonstrated activity in treating non-Hodgkin's lymphoma in preclinical studies. The relative benefit in killing targeted tumor cells versus non-targeted healthy cells, or the therapeutic index, is greater than 200,000-fold with this conjugate. These "proof-of-concept" results were presented at the 2002 Ribonuclease Meeting in Bath, England. The NCI has undertaken the manufacturing of RN321 (the conjugate) according to Good Manufacturing Practices, or GMP regulations in preparation for commencing clinical trials for the treatment of patients with non-Hodgkin's lymphoma with RN321. Clinical grade production of RN321 and Investigational New Drug Application, or IND, directed toxicology studies will require further approval from the Drug Development Group of the NIH prior to commencing human clinical trials.

      Although ranpirnase is active against a variety of human cancers, its activity is not uniform across different tumor types. However, whether the tumor is more or less sensitive to ranpirnase as a single agent, its anti-tumor activity can be greatly augmented by conjugation to different targeting moieties, or groups. One of these moieties is the epidermal growth factor, or EGF, which is a ligand for the EGF receptor often hyperexpressed on malignant cells. The genetically engineered ranpirnase conjugates with EGF (rRNP-EGF) exerted significant anti-tumor activity in human cell types of the head and neck and pancreatic carcinomas, and human D54MG glioblastoma, a cancerous brain tumor cell. Other constructs target tumor blood vessel formation, which could be potentially used in a broad spectrum of solid tumors. They are in pre-clinical evaluation by our European collaborator.

Novel Amphibian Ribonucleases

      All of the proteins characterized to date are RNases. Preclinical testing of the new candidates collectively called amphinases showed them to be similarly active to ranpirnase. Their chemical structure makes them ideal candidates for genetic engineering of designer products.

Research Collaborations

      In addition to the above programs, we are pursuing some programs in collaboration with the NIH, NCI and The University of Pennsylvania Medical Center, Metabolic Magnetic Resonance Research and Computing Center.

      We have established a number of scientific collaborations with the NIH and NCI. The objective of our collaborations with the NIH and NCI is to develop new therapeutic applications for ONCONASE(R) as well as other drug candidates.

      The multiple effects of biological activity of ONCONASE(R) led to research in other areas of cancer biology. Two important areas associated with significant market opportunities are radiation therapy and control of tumor angiogenesis, or new tumor blood vessel formation. Many types of cancers undergo radiation therapy at early stages of the disease; however, success of such treatment is often limited. We believe any agent capable of enhancing tumor radiosensitivity has great market potential. Moreover, since the growth of essentially all types of cancer is dependent on new blood vessel formation, any agent that has anti-angiogenic activity, we believe, is most desirable.

Evaluation Of ONCONASE(R) As A Radiation Enhancer

      The p53 gene is a tumor-suppressor gene meaning that if it malfunctions, tumors will develop. Published studies have demonstrated that ONCONASE(R) causes an increase in both tumor blood flow and in median tumor oxygen partial pressure causing tumor cells to become less resistant to radiation therapy regardless of the presence or absence of the functional p53 tumor-suppressor gene. We believe these findings further expand the profile of ONCONASE(R) in vivo activities and its potential clinical utility and market potential.

      The University of Pennsylvania Medical Center, Metabolic Magnetic Resonance Research and Computing Center will further evaluate ONCONASE(R) in combination with radiation and cisplatin, an anti-cancer drug, in human lung adenocarcinoma, a form of lung cancer, in a series of animal models as well as look at the effects of ONCONASE(R) in the inhibition of sub-lethal damage repair
(SLDR) and potentially lethal damage repair (PLDR) in human lung carcinoma cells.

ONCONASE(R) As a Resistance-Overcoming and Apoptosis-Enhancing Agent

      The Fas (CD95) cell surface receptor (and its Fas ligand FasL) has been recognized as an important "death" receptor involved in the induction of the "extrinsic" pathway of apoptosis. The apoptotic pathways have been the preferred target for new drug development in cancer, autoimmune, and other therapeutic areas.

      The Thoracic Surgery Branch of the NCI confirmed the synergy between ranpirnase and soluble Fas ligand (sFasL) in inducing significant apoptosis in sFasL-resistant Fas+tumor cells. These results provided rationale for using ONCONASE(R) as a potential treatment of FasL-resistant tumors and possibly other disorders such as the autoimmune lympho-proliferative syndrome (ALPS). Further research in this area is ongoing.

Evaluation Of ONCONASE(R) As An Anti-Viral Agent

      A collaborative agreement (anti-viral screening, non-SARS) with the National Institute of Allergy and Infectious Diseases, or NIAID, has yielded positive results, which have been confirmed with one of our amphinases. Further evaluation of this potential therapeutic is ongoing.

      The ribonucleolytic activity was the basis for testing ONCONASE(R) as a potential anti-viral agent against HIV. The NIH has performed an independent in vitro screen of ONCONASE(R) against the HIV virus type 1. The results showed ONCONASE(R) to inhibit replication of HIV by up to 99.9% after a four-day incubation period at concentrations not toxic to uninfected cells. In vitro findings by the NIH revealed that ONCONASE(R) significantly inhibited production of HIV in several persistently infected human cell lines, preferentially breaking down viral RNA while not affecting normal cellular ribosomal RNA and messenger RNAs, which are essential to cell function.

      Moreover, the NIH, Division of AIDS also screened ONCONASE(R) for anti-HIV activity. ONCONASE(R) demonstrated highly significant anti-HIV activity in the monocyte/macrophage, or anti-viral, system. Ranpirnase may inhibit viral replication at several points during the life cycle of HIV, including its early phases. Ranpirnase may inhibit replication of all different HIV-1 subtypes. These properties of ranpirnase are particularly relevant in view of the extremely high and exponentially increasing rate of mutations of HIV that occur during infection, and which are primarily responsible for the development of resistance to several currently available anti-viral drugs. At present, over 50% of clinical isolates of HIV are resistant to both reverse transcriptase, mechanisms which combat viral replication, and protease inhibitors drugs, a class of anti-viral drugs. An additional 25%, while being sensitive to protease inhibitors, are resistant to RT inhibitor(s) drugs, reverse transcriptase drugs. European collaborators continue to investigate the anti-viral properties of ONCONASE(R). The ribonucleolytic activity of ONCONASE(R) suggested that it might be active against a variety of RNA viruses, including HIV and hepatitis C.

Commercial Collaborations with Pharmaceutical/Drug Delivery Companies

      A research and development collaboration with a major US privately held stent and drug delivery company is ongoing. ONCONASE(R) is being evaluated in stents and other delivery platforms to treat cardiovascular disease and cancer via direct site delivery. This collaboration may result in licensing agreement between the companies, however; there is no assurance that such agreement will be reached.

      Our research and development collaboration with Wyeth Pharmaceuticals is ongoing to develop a number of designer drugs such as conjugates and fusion proteins for a variety of indications using our proprietary technology. This collaboration may result in a licensing agreement between the companies, however; there is no assurance that such an agreement will be reached.

Raw Materials

      The major active ingredient derived from leopard frog eggs is the protein ranpirnase. We have sufficient egg inventory on hand to produce enough ONCONASE(R) to complete the current Phase III clinical trial for malignant mesothelioma and supply ONCONASE(R) for up to two years after commercialization. In addition, we can successfully produce ranpirnase by using recombinant technology; however, it may not be more cost effective.

Manufacturing

      We have signed an agreement with Scientific Protein Laboratories, which will perform the intermediary manufacturing process of purifying ranpirnase. We contract with BenVenue Corporation for vial filling and with Cardinal Health for the labeling, storage and shipping of ONCONASE(R) during the Phase III trial period. Other than these arrangements, we do not have specific arrangements for the manufacture of our product. Products manufactured for use in Phase III clinical trials and for commercial sale must be manufactured in compliance with Current Good Manufacturing Practices. Scientific Protein Laboratories, BenVenue Corporation and Cardinal Health all manufacture in accordance with Current Good Manufacturing Practices. For the foreseeable future, we intend to rely on these manufacturers, or substitute manufacturers, if necessary, to manufacture our product. We believe, however, that there are substantial alternative service providers for the services for which we contract. Because we have not yet received drug approval, we utilize the services of these third party manufacturers solely on an as needed basis with prices and terms customary for companies in businesses that are similarly situated. In order to replace an existing manufacturer, we must amend our Investigational New Drug application to notify the FDA of the new manufacturer. We are dependent upon our contract manufacturers to comply with Current Good Manufacturing Practices and to meet our production requirements. It is possible that our contract manufacturers may not comply with Current Good Manufacturing Practices or deliver sufficient quantities of our products on schedule.

Marketing

      We do not plan to market our products at this time. We have entered into a number of Confidential Disclosure Agreements and have been in discussions with several United States and multinational biopharmaceutical companies for the selection of suitable marketing partners for our lead product ONCONASE(R), our proprietary RNA interference technology pipeline, as well as several patented product candidates.

      We intend to enter into development and marketing agreements with third parties. We expect that under such arrangements we would grant exclusive marketing rights to our corporate partners in return for assuming further research and development cost, up-front fees, milestone payments and royalties on sales. Under these agreements, our marketing partner may have the responsibility for a significant portion of product development and regulatory approval. In the event that our marketing partner fails to develop a marketable product or fails to market a product successfully, our business may be adversely affected.

Government Regulation

      The manufacturing and marketing of pharmaceutical products in the United States requires the approval of the FDA under the Federal Food, Drug and Cosmetic Act. Similar approvals by comparable regulatory agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards that apply to the clinical testing, manufacturing and marketing of pharmaceutical products in the United States. Obtaining FDA approval for a new therapeutic may take many years and involve substantial expenditures. State, local and other authorities also regulate pharmaceutical manufacturing facilities.

      As the initial step in the FDA regulatory approval process, preclinical studies are conducted in laboratory dishes and animal models to assess the drug's efficacy and to identify potential safety problems. Moreover manufacturing processes and controls for the product are required. The manufacturing information along with the results of these studies is submitted to the FDA as a part of the IND, which is filed to obtain approval to begin human clinical testing. The human clinical testing program typically involves up to three phases. Data from human trials as well as other regulatory requirements such as chemistry, manufacturing and controls, pharmacology and toxicology sections, are submitted to the FDA in an NDA or Biologics License Application, or BLA. Preparing an NDA or BLA involves considerable data collection, verification and analysis. A similar process in accordance with EMEA regulations is required to gain marketing approval in Europe. Moreover, a commercial entity must be established and approved by the EMEA in a member state of the EU at least three months prior to filing the Marketing Authorization Application, or MAA.

      We have not received United States or other marketing approval for any of our product candidates and may not receive any approvals. We may encounter difficulties or unanticipated costs in our effort to secure necessary governmental approvals, which could delay or preclude us from marketing our products.

      With respect to patented products, delays imposed by the governmental approval process may materially reduce the period during which we may have the exclusive right to exploit them.

Patents and Proprietary Technology

      We have protected our business by applying for, and obtaining, patents and trademark registrations. We have also relied on trade secrets and know-how to protect our proprietary technology. We continue to develop our portfolio of patents, trade secrets, and know how. We have obtained, and continue to apply for, patents concerning our RNase-based technology.

      In addition, we have filed (and we intend to continue to file) foreign counterparts of certain U.S. patent applications. Generally, we apply for patent protection in the United States, selected European countries, and Japan.

      We own the following U.S. patents:

----------------------------------------------------------------------------------------------------------
  Patent No.         Issue Date                                                              Expiration **
  ----------         ----------                                                              -------------
----------------------------------------------------------------------------------------------------------
 6,423,515 B1         July 2002    covers methodology for synthesizing gene                    Sept. 2019
                                   sequences of ranpirnase and a genetically
                                   engineered variant of ranpirnase
----------------------------------------------------------------------------------------------------------
 6,290,951 B1        Sept. 2001    covers alteration of the cell cycle in vivo,                 Aug. 2018
                                   particularly for inducing apoptosis of tumor cells
----------------------------------------------------------------------------------------------------------
 6,239,257 B1         May 2001     covers a family of variants of ONCONASE(R)                   Dec. 2018
----------------------------------------------------------------------------------------------------------
 6,175,003 B1         Jan. 2001    covers the genes of ONCONASE(R) and a variant               Sept. 2019
                                   of ONCONASE(R)
----------------------------------------------------------------------------------------------------------
  5,728,805           Mar. 1998    covers a family of variants of ONCONASE(R)                   Mar. 2015
----------------------------------------------------------------------------------------------------------
  5,595,734           Jan. 1997    covers combinations of ONCONASE(R) with                      Jan. 2014
                                   certain other pharmaceuticals
----------------------------------------------------------------------------------------------------------
  5,559,212          Sept. 1996    covers the amino acid sequence of ONCONASE(R)               Sept. 2013
----------------------------------------------------------------------------------------------------------
  5,540,925           July 1996    covers combinations of ONCONASE(R) with                      July 2013
                                   certain other pharmaceuticals
----------------------------------------------------------------------------------------------------------
  5,529,775           June 1996    covers combinations of ONCONASE(R) with                      Jan. 2013
                                   certain other pharmaceuticals
----------------------------------------------------------------------------------------------------------
  4,888,172           Dec. 1989    covers a pharmaceutical produced from fertilized             Dec. 2006
                                   frog eggs (Rana pipiens) and the methodology for
                                   producing it
----------------------------------------------------------------------------------------------------------
6,649,392 B1*         Nov. 2003    covers a family of recombinant variants of                   Apr. 2016
                                   ONCONASE(R)
----------------------------------------------------------------------------------------------------------
6,649,393 B1*         Nov. 2003    covers nucleic acids encoding recombinant                    Apr. 2016
                                   variants of ONCONASE(R) and methodology for
                                   producing such variants
----------------------------------------------------------------------------------------------------------

      *We own this patent jointly with the U.S. Government.

      We own the following foreign patents in Europe and Japan (European patents are validated in selected European nations):

-----------------------------------------------------------------------------------------
 Patent No.                                                                 Expiration **
 ----------                                                                 -------------
-----------------------------------------------------------------------------------------
EP 0 440 633     covers ONCONASE(R) and process technology for making it      Mar. 2009
-----------------------------------------------------------------------------------------
EP 0 500 589     cover combinations of ONCONASE(R) with certain other         Oct. 2010
JP 2972334       pharmaceuticals
-----------------------------------------------------------------------------------------
EP 0 656 783     covers combinations of ONCONASE(R) with certain other        July 2013
                 pharmaceuticals
-----------------------------------------------------------------------------------------
EP 0 837 878     covers a variant of ONCONASE(R)                              June 2016
-----------------------------------------------------------------------------------------

      **Assumes timely payment of all applicable maintenance fees and annuities; excludes term extensions that do or may apply.

      These patents cover ONCONASE(R), a variant of ONCONASE(R), process technology for making ONCONASE(R), and combinations of ONCONASE(R) with certain other chemotherapeutics. We also have patent applications pending in the United States, Europe, and Japan. Additionally, we own one Japanese patent and have an undivided interest in two US patent applications, each relating to a Subject Invention (as that term is defined in Cooperative Research and Development Agreements, or CRADAs, to which we and the NIH are parties).

      The scope of protection afforded by patents for biotechnological inventions can be uncertain, and such uncertainty may apply to our patents as well. The patent applications we have filed, or that we may file in the future, may not result in patents. Our patents may not give us competitive advantages, may be wholly or partially invalidated or held unenforceable, or may be held uninfringed by products that compete with our products. Patents owned by others may adversely affect our ability to do business. Furthermore, others may independently develop products that are similar to our products or that duplicate our products, and may design around the claims of our patents. Although we believe that our patents and patent applications are of substantial value to us, we cannot assure you that such patents and patent applications will be of commercial benefit to us, will adequately protect us from competing products or will not be challenged, declared invalid, or uninfringed upon. We also rely on proprietary know-how and on trade secrets to develop and maintain our competitive position. Others may independently develop or obtain access to such know-how or trade secrets. Although our employees and consultants having access to proprietary information are required to sign agreements that require them to keep such information confidential, our employees or consultants may breach these agreements or these agreements may be held to be unenforceable.

Competition

      In February 2004, the Food and Drug Administration granted Eli Lilly & Company approval to sell its Alimta(R) medication as an orphan drug to treat patients with pleural mesothelioma. Alimta(R) is a multi-targeted antifolate that is based upon a different mechanism of action than ONCONASE(R). To our knowledge, no other company is developing a product with the same mechanism of action as ONCONASE(R).

      There may be several companies, universities, research teams or scientists which are engaged in research similar, or potentially similar to research performed by us. Some of these entities or persons may have far greater financial resources, larger research staffs and more extensive physical facilities. In addition, these entities or persons may develop products that are more effective than ours and may be more successful than us at producing and marketing their products.

      We are not aware, however, of any product currently being marketed that has the same mechanism of action as our proposed anti-tumor agent, ONCONASE(R). Search of scientific literature reveals no published information that would indicate that others are currently employing this method or producing such an anti-tumor agent. However, we cannot assure you that others may not develop new treatments that are more effective than ONCONASE(R).

Employees

      As of June 30, 2004, we have 14 employees, of whom 8 were engaged in research and development activities and 6 were engaged in administration and management. We have 6 employees who hold Ph.D. degrees. All of our employees are covered by confidentiality agreements. We consider relations with our employees to be excellent. None of our employees are covered by a collective bargaining agreement.

Environmental Matters

      Our operations are subject to comprehensive regulation with respect to environmental, safety and similar matters by the United States Environmental Protection Agency and similar state and local agencies. Failure to comply with applicable laws, regulations and permits can result in injunctive actions, damages and civil and criminal penalties. If we expand or change our existing operations or propose any new operations, we may need to obtain additional or amend existing permits or authorizations. We spend time, effort and funds in operating our facilities to ensure compliance with environmental and other regulatory requirements.

      Such efforts and expenditures are common throughout the biotechnology industry and generally should have no material adverse effect on our financial condition. The principal environmental regulatory requirements and matters known to us requiring or potentially requiring capital expenditures by us do not appear likely, individually or in the aggregate, to have a material adverse effect on our financial condition. We believe that we are in compliance with all current laws and regulations.

Properties

      We lease a total of approximately 17,000 square feet in an industrial office building located in Bloomfield, New Jersey. Our lease expired on December 31, 2001 and we have been leasing the property on a month-to-month basis. The monthly rental obligation is $11,333. We believe that the facility is sufficient for our needs in the foreseeable future.

Legal Proceedings

      We are presently not involved in any legal proceedings.

                                   MANAGEMENT

Directors And Executive Officers

               Name                          Age       Director Since           Position with the Company
               ----                          ---       --------------           -------------------------
Kuslima Shogen                                59            1981         Chairman of the Board and Chief
                                                                         Executive Officer

John P. Brancaccio, C.P.A.(1)(2)(3)           55            2004         Director

Stephen K. Carter, M.D.                       65            1997         Director and Chairman of the Scientific
                                                                         Advisory Board

Donald R. Conklin (2)                         67            1997         Director

James J. Loughlin, C.P.A.(1)(3)               61            2004         Director

Andrew P. Savadelis(1)                        46            2004         Director and Chief Financial Officer

David Sidransky, M.D.                         43            2004         Director

Paul Weiss, Ph.D.                             45            2003         Director

(1) Mr. Brancaccio, Mr. Loughlin and Mr. Savadelis were elected to our Board of Directors by our stockholders on January 14, 2004 .

(2)   Member of Compensation Committee.

(3)   Member of Audit Committee.

Business Experience of Directors and Executive Officers

      Kuslima Shogen has served as our Chief Executive Officer since September 1986, as Chairman of the Board since August 1996, as a Director since our inception and as Acting Chief Financial Officer from June 23, 1999 until March 2004. She also served as our Chief Financial Officer from September 1986 through July 1994 and as our President from September 1986 through July 1996. Ms. Shogen formed the company in 1981 to pursue research that she had initiated while a biology student in the University Honors Program at Fairleigh Dickenson University. Prior to our founding, from 1976 to 1981 she was founder and president of a biomedical research consortium specializing in Good Laboratory Practices and animal toxicology. During that time, she also served as a consultant for the Lever Brothers Research Group. Ms. Shogen has received numerous awards for achievements in biology, including the Sigma Xi first prize from the Scientific Research Society of North America in 1974 and first prize for the most outstanding research paper in biology at the Eastern College Science Conferences competitions in 1972, 1973, and 1974. She earned a B.S. degree in 1974 and also completed graduate studies in 1978 from Fairleigh Dickenson University. She is a Phi Beta Kappa graduate.

      John P. Brancaccio, C.P.A. joined the Board of Directors in January 2004. For the past two years, Mr. Brancaccio has been a financial consultant to life sciences companies, most recently serving specific companies which are development stage and focusing on the discovery and development of pharmaceutical and biopharmaceutical compounds and technology platforms. For approximately one year preceding that time, he was the President/Chief Operating Officer and a member of the Board of Directors for Eline Group Entertainment, a publicly traded company in the entertainment and media industry. Prior thereto, Mr. Brancaccio was the Chief Financial Officer and Americas Area Controller for Zambon Group, a Milan, Italy based multinational pharmaceutical company for eleven years. He is a Certified Public Accountant in the State of New Jersey and a graduate of Seton Hall University.

      Stephen K. Carter, M.D. joined the Board of Directors in May 1997 and serves as Chairman of our Scientific Advisory Board. In addition to his positions with us, Dr. Carter also serves as a senior clinical consultant to Sugen, Inc. From 1995 through 1997, he served as Senior Vice President of Research and Development for Boehringer-Ingelheim Pharmaceuticals. Before this, Dr. Carter spent over 13 years with Bristol-Myers Squibb, an international leader in the development of innovative anti-cancer and anti-viral therapies. He held a variety of senior executive research and development positions while at Bristol-Myers, including serving for five years as Senior Vice President of worldwide clinical research and development of its Pharmaceutical Research Institute. From 1976 to 1982, he established and directed the Northern California Cancer Program. Prior to this, he held a number of positions during a nine-year tenure at the National Cancer Institute, including the position of Deputy Director at the National Institutes of Health. He has also been a member of the faculties of the medical schools of Stanford University, the University of California at San Francisco and New York University. Dr. Carter has published extensively on the development of anti-cancer drugs, was the co-founding editor of journals devoted to cancer therapeutics or immunology, and has served on the editorial boards of a number of additional journals dedicated to cancer treatment. He is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, and the Society of Surgical Oncology, as well as several other medical societies. Dr. Carter earned his B.A. from Columbia University and his M.D. from New York Medical College. He currently serves on the Board of Directors of Cytogen Corporation, Vion Pharmaceuticals, Achillion Pharmaceuticals and Sopherion Therapeutics.

      Donald R. Conklin joined the Board of Directors in May 1997. Prior to his retirement in May 1997, Mr. Conklin was a senior executive with Schering-Plough, a major worldwide pharmaceutical firm. During his more than 35 years with Schering-Plough, he held a variety of key management positions within the firm. From 1986 to 1994, he served as President of Schering-Plough Pharmaceuticals and Executive Vice-President of Schering-Plough Corporation. In this position, he was responsible for worldwide pharmaceutical operations, including the launch of INTRON A(R) (interferon alfa-2b). Prior to this, Mr. Conklin had served as President of Schering USA and had held a variety of executive marketing positions in the United States, Europe, and Latin America. Immediately preceding his retirement, he was Chairman of Schering-Plough Health Care Products and an Executive Vice President of Schering-Plough Corporation. Mr. Conklin received his B.A. with highest honors from Williams College and his M.B.A. degree from the Rutgers University School of Business. He currently serves on the Board of Directors of Ventiv Health, Inc.

      James J. Loughlin, C.P.A. joined the Board of Directors in January 2004. Elected to partnership in 1973, Mr. Loughlin remained with KPMG LLP ("KPMG") until September 2003, when he retired from the Pharmaceuticals Practice, Life Sciences and Chemicals division. During his career, Mr. Loughlin served in various executive positions throughout KPMG, including Managing Partner of the firm's Milwaukee, Wisconsin office, Partner-in-Charge of Human Resources for the United States in the firm's National Executive Office in New York, and Partner-in-Charge of the Audit Practice in the firm's Short Hills, New Jersey office. Mr. Loughlin was also elected to and served on the firm's Board of Directors from 1994 until 1998. Mr. Loughlin has gained extensive experience serving multinational pharmaceutical manufacturing and distribution companies. Mr. Loughlin is a Certified Public Accountant in the States of New Jersey, New York and Wisconsin. He received his B.S. in accounting from St. Peter's College.

      Andrew P. Savadelis, joined our Board of Directors in January 2004 and became our Chief Financial Officer in March 2004. Mr. Savadelis served as Chief Financial Officer, Senior Vice President, Finance from September 2002 to July 2003 for Orchid BioSciences, Inc. From January 2002 through September 2002, he was a Principal at Stratus Photonics Inc., a startup developer of optical signal conditioning products. From September 2000 to January 2002, Mr. Savadelis served as Chief Financial Officer and Executive Vice President, Finance for eMagin Corporation. Prior to this, Mr. Savadelis served as Treasurer, Senior Director of Mergers and Acquisitions and Assistant Secretary for ANADIGICS, Inc., from 1993 to 2000. From 1986 to 1993, Mr. Savadelis held several different positions at Bristol-Myers Squibb Company. Mr. Savadelis received his B.S. in biology from Albright College and his M.B.A. from Cornell University.

      David Sidransky, M.D., joined the Board of Directors in May 2004. Dr. Sidransky is a founder of several private biotechnology companies and has served on numerous scientific advisory boards of many private and public companies, including Medimmune, Telik, Roche and Amgen. He was formerly on the board of scientific counselors at the NIDCR and is currently a member of the Recombinant DNA advisory committee at the National Institute of Health NIH (RAC) and the Board of Directors of ImClone Systems. Dr. Sidransky is on numerous editorial boards and is senior editor of Clinical Cancer Research. Currently, Dr. Sidransky is the Director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine. In addition, he is Professor of Oncology, Otolaryngology-Head and Neck Surgery, Cellular & Molecular Medicine, Urology, Genetics, and Pathology at John Hopkins University and Hospital. Dr. Sidransky is certified in Internal Medicine and Medical Oncology by the American Board of Medicine. He has over 250 peer-reviewed publications, and has contributed more than 40 cancer reviews and chapters and also has numerous issued biotechnology patents. He has been the recipient of many awards and honors, including the 1997 Sarstedt International prize from the German Society of Clinical Chemistry, the 1998 Alton Ochsner Award Relating Smoking and Health by the American College of Chest Physicians and the 2004 Hinda and Richard Rosenthal Award from the American Association of Cancer Research.

      Paul Weiss, Ph.D., was appointed to our Board of Directors in February 2003. Dr. Weiss is President of Gala Design, a wholly-owned subsidiary of Cardinal Health. He had served as a director on Gala's Board from 1998 to 2001, when he joined the management team as Senior Vice President of Business Development. Prior to joining Gala Design, Dr. Weiss was Vice President of Technology and Product Licensing at 3-Dimensional Pharmaceuticals from 1998 to 2001. Prior to joining 3-Dimensional Pharmaceuticals, Dr. Weiss was Director of Licensing for Wyeth-Ayerst Laboratories, a division of Wyeth Pharmaceuticals. Dr. Weiss holds a Ph.D. in Biochemistry and an M.B.A. from the University of Wisconsin-Madison and a B.Sc. in Biochemistry from Carleton University Institute of Biochemistry in Ottawa, Ontario.

Directors' Compensation

      Directors receive no cash compensation in consideration for their serving on the Board of Directors.

      In May 1997 and in December 1997, the Board of Directors and the stockholders, respectively, approved our 1997 Stock Option Plan, which, among other things, provides for automatic grants of options under a formula to non-employee directors or independent directors on an annual basis.

      The formula provides that:

      o on each December 31st each independent director receives automatically an option to purchase 15,000 shares of our Common Stock, or the regular grant; and

      o on the date of each independent director's initial election to the Board of Directors, the newly elected independent director automatically receives an option to purchase the independent director's pro rata share of the regular grant which equals the product of 1,250 multiplied by the number of whole months remaining in the calendar year, or the pro rata grant.

      Each option granted pursuant to a regular grant and a pro rata grant vests and becomes exercisable on December 30th following the date of grant. An option will not become exercisable as to any shares unless the independent director has served continuously on the Board during the year preceding the date on which such options are scheduled to vest and become exercisable, or from the date the independent director joined the Board until the date on which the options are scheduled to vest and become exercisable. However, if an independent director does not fulfill such continuous service requirements due to the independent director's death or disability all options held by the independent director nonetheless vest and become exercisable as described herein. An option granted pursuant to the formula remains exercisable for a period of five years after the date the option first becomes exercisable. The per share exercise price of an option granted under the formula is equal to the average of the high and low trade prices of our Common Stock for the twenty trading days preceding the date of grant.

      During the fiscal year ended July 31, 2003, the following independent directors listed below were granted options under our 1997 Stock Option Plan, pursuant to the formula set forth above.

                                                  Number of
         Name                                     Options(1)  Exercise Price
         ---------------------------------------  ----------  --------------
         Stephen K. Carter                         15,000         $0.39
         Donald R. Conklin                         15,000         $0.39
         Martin F. Stadler(2)                      15,000         $0.39
         Paul M. Weiss                             12,500         $0.71

----------

(1) All of the options listed here were granted on December 31, 2002, except for the 12,500 options which were granted to Dr. Weiss on February 3, 2003, vest on December 30, 2003 and expire on December 30, 2008.

(2) Mr. Stadler did not stand for re-election at the Company's 2003 annual stockholders' meeting and is no longer a Director of the Company.

Compensation Committee Interlocks and Insider Participation

      During the fiscal year ended July 31, 2003, the members of the Board of Directors who served on the Compensation Committee were Donald R. Conklin, Stephen K. Carter and Martin F. Stadler, all of whom are non-employee directors and have never been an officer of Alfacell. During the fiscal year ended July 31, 2003, no executive officer of Alfacell served on the Compensation Committee or Board of Directors of any other entity which had any executive officer who also served on the Compensation Committee or Board of Directors of Alfacell.

                           Summary Compensation Table

      The following table provides a summary of cash and non-cash compensation for each of the last three fiscal years ended July 31, 2003, 2002 and 2001 with respect to the person serving as Alfacell's Chief Executive Officer during the year ended July 31, 2003, and Alfacell's only executive officer whose annual salary and bonus during the year ended July 31, 2003 exceeded $100,000 (collectively, the "Named Officers").

                                                            Annual                        Long-Term
                                                         Compensation                    Compensation
                                                         ------------                    ------------

                                                                           Other
                                                                           Annual         Securities        All Other
                                                                        Compensation      Underlying      Compensation
Name and Principal Position     Year        Salary ($)     Bonus ($)       ($)(1)         Options (#)        ($)(2)
---------------------------     ----        -----------    ---------    ------------      -----------     ------------
Kuslima Shogen                  2003        $150,000(3)        0              0            115,000           $2,077
Chief Executive Officer,
Chairman of the Board
of Directors and Acting         2002        $150,000           0              0            115,000           $4,154
Chief Financial Officer         2001        $150,000           0              0            115,000(4)        $4,154

Stanislaw Mikulski(5)           2003        $ 55,000(5)        0              0             50,000(6)             0
Former Executive Vice
President, Medical
Director and Director           2002        $130,000(5)        0              0             50,000(6)        $2,100

                                2001        $130,000           0              0             55,000(6)        $3,900

----------

(1) Excludes perquisites and other personal benefits that in the aggregate do not exceed the lesser of $50,000 or 10% of the Named Officer's total annual salary and bonus.

(2)   Consist of Alfacell's annual contributions to a 401(k) plan.

(3)   Includes $80,780 of unpaid gross salary for Ms. Shogen.

(4) Of these options, 23,000 were exercised in March 2001 and the balance remains outstanding.

(5) Stanislaw Mikulski resigned as the Company's Executive Vice President, Medical Director and as a member of the Board of Directors effective as of January 7, 2003. His unpaid gross salary for calendar year 2002 has been paid in full as of September 30, 2003.

(6) Of these options, an aggregate of 74,000 shares were exercised in June 2003 and July 2003 and the balance either expired or were cancelled.

                        Option Grants in Last Fiscal Year

      The following table contains information concerning the grant of stock options to the Named Officers during the fiscal year ended July 31, 2003:

                                               Individual Grants
                          -----------------------------------------------------------
                            Number of       % of Total                                       Potential Realizable Value at
                           Securities         Options                                        Assumed Annual Rates of Stock
                           Underlying       Granted to    Exercise or                    Price Appreciation for Option Term (2)
                             Options       Employees in   Base Price       Expiration   -------------------------------------
       Name                Granted (#)      Fiscal Year  ($/Share)(1)         Date          0%($)       5%($)          10%($)
-----------------------------------------------------------------------------------------------------------------------------
Kuslima Shogen            115,000(3)           31.08%        $ .26             (3)           --        $ 1,150        $ 3,450

Stanislaw Mikulski         50,000(3)(4)        13.51%        $ .26             (3)           --        $   500        $ 1,500

----------

(1) The exercise price of these options was based on the average of the high and low trade prices of our Common Stock for the twenty trading days preceding the date of grant.

(2) The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionees if the respective options are exercised at the end of their terms. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10%. The 0% appreciation column is included because the exercise prices of the options equal the market price of the underlying Common Stock on the date the options were granted, and thus the options will have no value unless our stock price increases above the exercise prices.

(3) These options vest and become exercisable as to 20% of the shares on the date of grant and as to an additional 20% of the shares each year thereafter until these options are fully vested and will expire five years after the date they become exercisable.

(4) Of these options, 10,000 were exercised in June 2003 and the balance were canceled.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth the information with respect to the Named Officers concerning the exercise of options during 2003 and unexercised options held as of July 31, 2003.

                                                                Number of Securities           Value of Unexercised
                                                               Underlying Unexercised          In-The-Money Options
                                                           Options at Fiscal Year-End (#)    at Fiscal Year-End($)(2)
                                                           -------------------------------------------------------------
                              Shares          Value
                           Acquired on       Realized
        Name               Exercise (#)       ($)(1)        Exercisable    Unexercisable   Exercisable     Unexercisable
------------------------------------------------------------------------------------------------------------------------
Kuslima Shogen                None           None             267,445         230,000        $228,523        $301,300

Stanislaw M. Mikulski         124,000        $ 28,460               0               0        $      0        $      0

(1) Based upon the fair market value of the purchased shares on the option exercise date less the exercise price paid for the shares.

(2) The fair market value of the Common Stock at the fiscal year end was based on the average of the high and low trade prices ($1.31) for the Common Stock obtained from the OTC Bulletin Board on the last trading day of the fiscal year, July 31, 2003.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information concerning stock ownership of each person who is the beneficial owner of five percent or more of our outstanding Common Stock, each of the current directors, each of our named officers and all directors and named officers as a group as of June 30, 2004 (unless otherwise indicated). Except as otherwise noted, each person has sole voting and investment power with respect to the shares shown as beneficially owned.

                                                                                      Aggregate
                                                                                   number of shares     Percent of
Name and address of beneficial                                                       beneficially         shares
owner or identity of group(1)                              Position                    owned(2)       outstanding(3)
------------------------------                   ----------------------------      ----------------   --------------
Kuslima Shogen                                   Chief Executive Officer and         1,902,945(4)          5.7%
                                                 Chairman of the Board

John P. Brancaccio, C.P.A                        Director                                    0(5)            *

Stephen K. Carter, M.D                           Director and Chairman of the          180,000(6)            *
                                                 Scientific Advisory Board

Donald R. Conklin                                Director                              455,500(7)          1.4%

James J. Loughlin                                Director                                    0(8)            *

Andrew P. Savadelis                              Director and Chief Financial           50,000(9)            *
                                                 Officer

David Sidransky, M.D                             Director                               75,000(10)           *

Paul M. Weiss, Ph.D                              Director                               50,000(11)           *

Stanislaw Mikulski                               Former Executive Vice                 624,531(12)         1.9%
                                                 President, Medical Director
                                                 and Director

SF Capital Partners, Ltd.(13)                                                        2,083,716(14)         6.5%

Europa International, Inc.                                                           1,766,000(15)         5.3%

All executive officers and directors as a                                            3,337,976(16)        9.73%
group (9 persons)

----------
*     Represents less than 1% of Alfacell's outstanding Common Stock.

(1) The address of all executive officers and directors is c/o Alfacell Corporation, 225 Belleville Avenue, Bloomfield, New Jersey, 07003.

(2) All shares listed are Common Stock. Except as discussed below, none of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3(1) under the Exchange Act, and the beneficial owner has sole voting and investment power, subject to community property law where applicable.

(3) The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially held by such stockholder as of the date of the calculation by (ii) the sum of (A) the number of shares of Common Stock outstanding as of the date of the calculation, plus (B) the number of shares issuable upon exercise of options or warrants held by such stockholder which were exercisable as of the date of the calculation or which will become exercisable within 60 days after the date of the calculation. Except where indicated, the calculation date for each person listed in the table is June 30, 2004.

(4) Includes 469,445 shares underlying options which are currently exercisable or which will become exercisable within 60 days after June 30, 2004 and 110,000 shares underlying warrants which are currently exercisable or which will become exercisable within 60 days after June 30, 2004. In addition, Ms. Shogen has pledged a total of 900,000 of her shares to Global Aggressive Growth Fund Limited to secure a personal loan of which the proceeds were loaned to the Company. Ms. Shogen shares with Global Aggressive Growth Fund Limited the voting power over these 900,000 shares.

(5) Does not include 13,750 shares of Common Stock underlying options which do not become exercisable until December 30, 2004.

(6) Includes 180,000 shares underlying options which are currently exercisable or which will become exercisable within 60 days after June 30, 2004.

(7) Includes 70,000 shares underlying options which are currently exercisable or which will become exercisable within 60 days after June 30, 2004 and 110,000 shares underlying warrants which are currently exercisable or which will become exercisable within 60 days after June 30, 2004.

(8) Does not include 13,750 shares of Common Stock underlying options which do not become exercisable until December 30, 2004.

(9) Includes 50,000 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after June 30, 2004. Does not include 350,000 shares of Common Stock underlying options which vest annually and 13,750 shares of Common Stock underlying options which do not become exercisable until December 30, 2004.

(10) Includes 35,000 shares underlying options which are currently exercisable or which will become exercisable within 60 days after June 30, 2004. Does not include 8,750 shares of Common Stock underlying options which do not become exercisable until December 30, 2004.

(11) Includes 37,500 shares underlying options which are currently exercisable or which will become exercisable within 60 days after June 30, 2004.

(12) Stanislaw Mikulski resigned as the Company's Executive Vice President, Medical Director and as a member of the Board of Directors effective as of January 7, 2003. His beneficial ownership includes 263,281 shares underlying options which were exercisable as of January 31, 2003 or which became exercisable within 60 days after January 31, 2003. Of these options, 124,000 were exercised and the balance have since been cancelled.

(13) Michael A. Roth and Brian J. Stark are the founding members and direct the management of Staro Asset Management, L.L.C., a Wisconsin limited liability company ("Staro"). Staro acts as investment manager and has sole power to direct the management of SF Capital Partners, Ltd., a British Virgin Islands company ("SF Capital"), which directly holds all of the shares of Common Stock. Through Staro, Messrs. Roth and Stark possess sole voting and dispositive power over all of the foregoing shares. This information concerning the stock ownership of Messrs. Roth and Stark was obtained from the Schedule 13G filed with the Securities and Exchange Commission on February 12, 2004.

(14) Does not include 1,041,858 shares of Common Stock that are issuable to the stockholder pursuant to certain outstanding warrants, because as of June 30, 2004 such warrants were not exercisable nor will they automatically become exercisable within 60 days after June 30, 2004.

(15) Includes 592,500 shares underlying warrants which are currently exercisable or which will become exercisable within 60 days after June 30, 2004.

(16) Includes all shares owned beneficially by the directors and the executive officers named in the table.

Certain Relationships And Related Transactions

      On July 23, 1991, the Board of Directors authorized us to pay Kuslima Shogen an amount equal to 15% of any gross royalties which may be paid to us from any license(s) with respect to our principal product, ONCONASE(R), or any other products derived from amphibian source extract, produced either as a natural, synthesized, and/or genetically engineered drug for which we own or are a co-owner of the patents, or acquire such rights in the future, for a period not to exceed the life of the patents. If we manufacture and market the drugs ourselves, we will pay an amount equal to 5% of gross sales from any products sold during the life of the patents. On April 16, 2001, this agreement was amended and clarified to provide that Ms. Shogen would receive the 15% royalty payment relating to license(s) or the 5% of the net sales from any products sold during the life of the patents but not both, unless we and a licensee both market the licensed product.

      During the fiscal years ended July 31, 2003 and 2002, our CEO made loans to us payable on demand bearing interest at 8% per annum. At July 31, 2002, we owed $139,794 to our CEO which was repaid during the fiscal year 2003. We also owed approximately $81,000 of gross salary to our CEO as of July 31, 2003. Also, at July 31, 2003, pursuant to a loan made prior to July 30, 2002 which has not since been materially modified, $142,287 was due from our CEO, from which we earned approximately $9,500 in interest.

      In November 2003, we issued 25,000 five-year stock options to Paul Weiss, a current director, as payment for non-board related services. The options vested immediately and have a per share exercise price of $3.46. We recorded a total of $52,658 of non-cash expenses for these options, based upon the fair value on the date of the issuance as estimated by the Black-Scholes options pricing model.

      In November 2003 and January 2004, we issued 35,000 five-year stock options and 40,000 shares of restricted common stock , respectively, to David Sidransky, for payment of previous collaborative services rendered before he became a director. The options vested immediately and have a per share exercise price of $3.46. We recorded $70,700 and $72,000 non-cash expenses for the 35,000 stock options and restricted shares, respectively. The value of the stock options were based upon their` fair value on the date of issuance as estimated by the Black-Scholes options pricing model.

      In March 2004, we issued an option to Andrew Savadelis, a current director, to purchase 400,000 shares of Common Stock at a per share exercise price of $4.75 in connection with his appointment as Chief Financial Officer of the Company.

                             SELLING SECURITYHOLDERS

      Alfacell has previously filed three Registration Statements, Nos. 333-38136, 333-89166 and 333-111101, in order to register shares of its Common Stock, as well as shares of Common Stock underlying warrants held by certain selling stockholders. Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement also serves as a post-effective amendment to Registration Statement Nos. 333-38136, 333-89166 and 333-111101. This Registration Statement eliminates those selling stockholders who have previously sold shares pursuant to such Registration Statements and also eliminates those selling stockholders to whom Alfacell no longer has registration obligations. On January 7, 2004, Alfacell filed post-effective amendments to Registration Statement Nos. 333-38136 and 333-89166, and a pre-effective amendment to Registration Statement No. 333-111101. Of the 11,336,453 shares registered pursuant to such January 7, 2004 post-effective and pre-effective amendments, as of June 30, 2004, 2,021,498 shares have either been sold pursuant to the previously filed Registration Statements or Alfacell is no longer required to register such shares. Accordingly, this Registration Statement carries forward from the three previously filed Registration Statements (i) 3,137,598 shares of Common Stock and

(ii) 6,177,357 shares of Common Stock underlying warrants and options, for an aggregate of 9,314,955 shares of Common Stock. As described in Registration Statements Nos. 333-38136, 333-89166 and 333-111101, Alfacell issued such shares in various private placements from February 2000 through September 2003.

      In addition, this Registration Statement also registers an additional (i) 1,604,990 shares of Common Stock and (ii) 1,460,772 shares of Common Stock underlying warrants, for an aggregate of 3,065,762 shares of Common Stock, all of which have not previously been registered.

      On September 3, 2003, Alfacell entered into a two-part financing agreement with SF Capital Partners, Ltd. for the initial sale of 1,704,546 shares of Common Stock and warrants to purchase 852,273 shares of Common Stock, at an exercise price of $1.50 per share. As consideration, Alfacell received $1,500,000. In addition, the Company agreed to grant SF Capital Partners, Ltd. a warrant to invest an additional $1,500,000 to purchase the Company's Common Stock at an exercise price based upon a 20-day trailing average of the closing price per share of the Company's Common Stock (the "Additional Warrants").

      On January 16, 2004, Alfacell issued the Additional Warrants to SF Capital. On January 29, 2004, SF Capital exercised the Additional Warrants and invested an additional $1,500,000 to purchase the Alfacell's Common Stock at a 20-day trailing average exercise price of $3.956. In exchange, SF Capital received 379,170 shares of Common Stock and an Exercise Warrant to purchase an additional 189,585 shares of Common Stock at a per share exercise price of $4.75. Pursuant to the terms of the financing agreement entered into in the September private placement, Alfacell is registering the resale by SF Capital of 568,755 shares of Common Stock. Previously, Alfacell had registered the resale by SF Capital of 2,556,819 shares of Common Stock in Registration Statement No. 333-111101. Alfacell also issued 15,166 shares of restricted Common Stock to a third party as finder's fee, which are being registered pursuant to this registration statement.

      On May 11, 2004, Alfacell completed a private placement and issued 1,210,654 shares of Common Stock to Knoll Capital Fund II, Europa International, Inc. and Clifford and Phyllis Kalista JTWROS. In addition, these entities and individuals were also granted five-year warrants to purchase an additional 1,210,654 shares of Common Stock, at an exercise price of $12.39 per share. As consideration, Alfacell received $10,000,000. Pursuant to the terms of the financing agreement entered into in this private placement, Alfacell is registering the resale by Knoll Capital Fund II, Europa International, Inc. and Clifford and Phyllis Kalista JTWROS of 2,421,308 shares of Common Stock. Alfacell also paid a 5% finder's fee to a third party in connection with the private placement, which included a five-year warrant to purchase 60,533 shares of Common Stock at an exercise price of $12.39 per share. These warrants are also being registered pursuant to this registration statement.

      We are required to maintain the effectiveness of this registration statement for a period of two years from the date this registration statement is declared effective or such earlier date when all of the shares registered hereunder have been sold or may be sold without volume limitations pursuant to Rule 144(k) of the Securities Act of 1933, as amended.

Stock Ownership

      The table below sets forth the number of shares of Common Stock, including those shares of Common Stock carried forward and offered by the selling stockholders pursuant to Registration Statement Nos. 333-38136, 333-89166 and 333-111101, that are:

      o     owned beneficially by each of the selling stockholders;

      o     offered by each selling stockholder pursuant to this prospectus;

      o to be owned beneficially by each selling stockholder after completion of the offering, assuming that all of the warrants and options held by the selling stockholders are exercised and all of the shares offered in this prospectus are sold and that none of the other shares held by the selling stockholders, if any, are sold; and

      o the percentage to be owned by each selling stockholder after completion of the offering, assuming that all of the warrants and options held by the selling stockholders are exercised and all of the shares offered in this prospectus are sold and that none of the other shares held by the selling stockholders, if any, are sold.

      For purposes of this table each selling stockholder is deemed to beneficially own:

      o the shares of Common Stock underlying all warrants and options owned by the selling stockholders as of June 30, 2004 or which were exercisable within 60 days after June 30, 2004, unless otherwise indicated; and

      o the issued and outstanding shares of Common Stock owned by the selling stockholder as of June 30, 2004, unless otherwise indicated.

      Because the selling stockholders may offer all or some portion of the above-referenced securities under this prospectus or otherwise, no estimate can be given as to the amount or percentage that will be held by the selling stockholders upon termination of any sale. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date on which information in this table is provided, in transactions exempt from the registration requirements of the Securities Act. Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements, if required.

      Except as otherwise noted, none of such persons or entities has had any material relationship with us during the past three years.

      In connection with the registration of the shares of Common Stock offered in this prospectus, we will supply prospectuses to the selling stockholders.

                                                      Shares Being     Shares Being
                                                        Offered          Offered                            Shares          % of
                                        Shares        Pursuant to      Pursuant to                          Owned          Shares
                                        Owned           Previous         Current        Total Shares         Upon          Owned
                                       Prior to       Registration     Registration         Being         Completion       After
           Name(1)                     Offering       Statements(2)      Statement         Offered        of Offering    Offering(3)
--------------------------------      ----------      -------------    ------------     ------------      -----------    -----------
Anthony, Karen(4)                        208,880          135,000                0          135,000           73,880          *
Bachrodt, Patrick M.(5)                  100,000          100,000                0          100,000                0          *
Basso Holdings, Ltd.(6)                  227,273          227,273                0          227,273                0          *
Beto, David(7)                            40,000           40,000                0           40,000                0          *
Bowen Gas Corporation(8)                  92,000           92,000                0           92,000                0          *
Brown, Dennis(9)                         163,800          100,000                0          100,000           63,800          *
Caasi, Krista J.(10)                       5,000            5,000                0            5,000                0          *
Caasi, Santiago(11)                      193,328           16,664                0           16,664          176,664          *
Conklin, Donald(12)                      455,500          110,000                0          110,000          345,500       1.04%

                                                      Shares Being     Shares Being
                                                        Offered          Offered                            Shares          % of
                                        Shares        Pursuant to      Pursuant to                          Owned          Shares
                                        Owned           Previous         Current        Total Shares         Upon          Owned
                                       Prior to       Registration     Registration         Being         Completion       After
           Name(1)                     Offering       Statements(2)      Statement         Offered        of Offering    Offering(3)
--------------------------------      ----------      -------------    ------------     ------------      -----------    -----------
Danson, III Edward B. Family             120,000           50,000                0           50,000           70,000          *
Trust(13)
DePeyster, Ashton(14)                    155,553           61,110                0           61,110           94,443          *
DePeyster, Margo(15)                      55,554           27,777                0           27,777           27,777          *
Dimzon, Delmer(16)                        44,440           22,220                0           22,220           22,220          *
DKR Soundshore Strategic Holding         227,273          227,273                0          227,273                0          *
Fund, Ltd(17)
DZS Computer Solutions, Inc.(18)         282,612          105,556                0          105,556          177,056          *
Europa International, Inc.(19)         1,766,000                0        1,185,000        1,185,000          581,000       1.73%
Falkner, R. Jerry(20)                     95,126           52,342                0           52,342           42,784          *
Furno, Robert C. and Mary E.              25,000           25,000                0           25,000                0          *
Furno(21)
Furst, Thomas(22)                        100,000           80,000                0           80,000           20,000          *
Garg, Mukul(23)                          180,012           55,556                0           55,556          124,456          *
Goodwin, Todd(24)                        114,999           33,333                0           33,333           81,666          *
Gostine, Mark                            100,000          100,000                0          100,000                0          *
Hamblett, Michael(25)                     13,819           13,819                0           13,819                0          *
Jacobson Living Trust(26)                290,000          175,000                0          175,000          115,000          *
Kalista JTWROS, Clifford and              51,308                0           51,308           51,308                0          *
Phyllis(27)
Keating, A.J. Jr., M.D.                   57,000           40,000                0           40,000           17,000          *
Knoll Capital Fund II(28)              1,296,380                0        1,185,000        1,185,000          111,380          *
Krogh, Jeffrey A.(29)                    275,000          200,000                0          200,000           75,000          *
Krogh, Sally J.(30)                      405,000          350,000                0          350,000           55,000          *
McCash Family Limited                  4,566,242        1,506,570                0        1,506,570        3,059,672       8.46%
Partnership.(31)
McCash, Donna M. Irrevocable             351,944          177,222                0          177,222          174,722       3.21%
Trust(32)
McCash, James O.(33)                   1,684,035          120,000                0          120,000        1,564,035       4.73%
Muniz, Charles(34)                     1,395,714          642,857                0          642,857          752,857       2.24%
Muniz, Melba(35)                       1,032,714          392,857                0          392,857          639,857       1.92%
Neill, Carol(36)                         144,200          120,000                0          120,000           24,200          *
Neill, Doug(37)                          117,000           50,000                0           50,000           67,000          *
Number One Corporation                    53,876           38,710           15,166           53,876                0          *
Patton, Eve M.(38)                       656,667          266,667                0          266,667          390,000       1.18%
Pawl, Lawrence E.                        100,000          100,000                0          100,000                0          *
Pisani, B. Michael(39)                    60,000           30,000                0           30,000           30,000          *
Plikerd, William D.(40)                  100,000          100,000                0          100,000                0          *
Provenzano, Matthew J.                    60,000           60,000                0           60,000                0          *
Samet, Roger(41)                         420,000           50,000                0           50,000          370,000       1.12%
Schiro, Anthony(42)                      100,000           50,000                0           50,000           50,000          *
SF Capital Partners, Ltd.(43)          2,083,716        2,556,819          568,755        3,125,574                0          *

                                                      Shares Being     Shares Being
                                                        Offered          Offered                            Shares          % of
                                        Shares        Pursuant to      Pursuant to                          Owned          Shares
                                        Owned           Previous         Current        Total Shares         Upon          Owned
                                       Prior to       Registration     Registration         Being         Completion       After
           Name(1)                     Offering       Statements(2)      Statement         Offered        of Offering    Offering(3)
--------------------------------      ----------      -------------    ------------     ------------      -----------    -----------
Shogen, Kuslima(44)                    1,902,945          110,000                0          110,000        1,792,945       5.36%
Sitao, Janine(45)                        151,260           33,330                0           33,330          117,930          *
Stadler, Martin(46)                      205,000          110,000                0          110,000           95,000          *
Theresa M. Provenzano                     40,000           40,000                0           40,000                0          *
Revocable Living Trust U/A
Tweiten, Vicki K.(47)                     40,000           40,000                0           40,000                0          *
VFT Special Ventures Ltd.(48)             60,533                0           60,533           60,533                0          *
Williams, Ira(49)                        119,000          100,000                0          100,000           19,000          *
Wood, Scott                               75,000           75,000                0           75,000                0          *
Zaumseil, Dean R.(50)                    100,000          100,000                0          100,000                0          *

         Total                        22,760,703        9,314,955        3,065,762       12,380,717       11,639,844

*     Represents less than one percent of Alfacell's outstanding Common Stock.

(1)   The last name of the individual selling stockholder is listed first.

(2) Amounts represented are shares of Common Stock and shares of Common Stock underlying warrants that were registered pursuant to Registration Statements Nos. 333-38136 and 333-89166, previously filed with the SEC on March 3, 2003. Such shares are being offered pursuant to this combined prospectus, which serves as a post-effective amendment to such previously filed Registration Statements.

(3) The percentage of stock outstanding for each stockholder after the offering is calculated by dividing (i) (A) the number of shares of Common Stock deemed to be beneficially held by such stockholder as of June 30, 2004, minus (B) the number of shares being offered in this offering by such stockholder (including shares underlying options and warrants) by (i) the sum of (A) the number of shares of Common Stock outstanding as of June 30, 2004 plus (B) the number of shares of Common Stock issuable upon the exercise of options and warrants held by such stockholder which were exercisable as of June 30, 2004 or which will be exercisable within 60 days after June 30, 2004.

(4) Beneficial ownership includes an aggregate of 100,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(5) Beneficial ownership includes an aggregate of 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(6) Beneficial ownership includes an aggregate of 227,273 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(7) Beneficial ownership includes an aggregate of 20,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(8) Beneficial ownership includes an aggregate of 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(9) Beneficial ownership includes an aggregate of 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(10) Beneficial ownership includes an aggregate of 5,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(11) Beneficial ownership includes an aggregate of 176,664 shares of Common Stock underlying warrants and options, of which 16,664 shares are being offered pursuant to this Registration Statement. Mr. Caasi is also the beneficial owner of an additional 5,000 shares of Common Stock underlying warrants which are held in the name of his minor daughter, Krista J. Caasi.

(12) Mr. Conklin is a member of the Board of Directors of the Company. Beneficial ownership includes an aggregate of 180,000 shares of Common Stock underlying warrants and options, of which 110,000 shares are being offered pursuant to this Registration Statement.

(13) Beneficial ownership includes an aggregate of 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(14) Beneficial ownership includes an aggregate of 61,110 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mr. DePeyster is also the beneficial owner of an additional 27,777 shares of Common Stock, and 27,777 shares of Common Stock underlying warrants which are held in the name of his wife, Margo DePeyster. Mr. DePeyster disclaims beneficial ownership of the shares held in the name of his wife.

(15) Beneficial ownership includes an aggregate of 27,777 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mrs. DePeyster is also the beneficial owner of an additional 94,443 shares of Common Stock, and 61,110 shares of Common Stock underlying warrants which are held in the name of her husband, Ashton DePeyster. Mrs. DePeyster disclaims beneficial ownership of the shares held in the name of her husband.

(16) Beneficial ownership includes an aggregate of 22,220 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(17) Beneficial ownership includes an aggregate of 227,273 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(18) Beneficial ownership includes an aggregate of 55,556 shares of Common Stock underlying warrants all of which are being offered pursuant to this Registration Statement.

(19) Beneficial ownership includes an aggregate of 592,500 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(20) Beneficial ownership includes an aggregate of 20,000 shares of Common Stock underlying options.

(21) Beneficial ownership includes an aggregate of 25,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(22) Beneficial ownership includes an aggregate of 40,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(23) Beneficial ownership includes an aggregate of 55,556 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(24) Beneficial ownership includes an aggregate of 33,333 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(25) Beneficial ownership includes an aggregate of 13,819 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(26) Beneficial ownership includes an aggregate of 125,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(27) Clifford and Phyllis Kalista of Clifford and Phyllis Kalista JTWROS, are employees of a broker-dealer and purchased all shares covered by this prospectus in the ordinary course of business and, at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

      Beneficial ownership includes an aggregate of 25,654 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(28) Beneficial ownership includes an aggregate of 592,500 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(29) Beneficial ownership includes an aggregate of 175,000 shares of Common Stock underlying warrants and options, of which 100,000 shares are being offered pursuant to this Registration Statement. Mr. Krogh is also the beneficial owner of an additional 205,000 shares of Common Stock, and 200,000 shares of Common Stock underlying warrants which are held in the name of his wife, Sally Krogh.

(30) Beneficial ownership includes an aggregate of 200,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mrs. Krogh is also the beneficial owner of an additional 100,000 shares of Common Stock and 175,000 shares of Common Stock underlying warrants and options, which are held in the name of her husband, Jeffrey Krogh.

(31) Beneficial ownership includes an aggregate of 3,187,146 shares of Common Stock underlying warrants, of which 1,506,570 shares are being offered pursuant to this Registration Statement.

(32) Beneficial ownership includes an aggregate of 688,019 shares of Common Stock underlying warrants, of which 177,222 shares are being offered pursuant to this Registration Statement. Mrs. McCash is also the beneficial owner of an additional 1,564,035 shares of Common Stock, and 120,000 shares of Common Stock underlying warrants which are held in the name of her husband, James McCash. Mrs. McCash disclaims beneficial ownership of the shares held in the name of her husband.

(33) Beneficial ownership includes an aggregate of 120,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mr. McCash is also the beneficial owner of an additional 570,519 shares of Common Stock, and 688,019 shares of Common Stock underlying warrants which are held in the name of his wife, Donna McCash Irrevocable Trust. Mr. McCash disclaims beneficial ownership of the shares held in the name of his wife.

(34) Beneficial ownership includes an aggregate of 642,857 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mr. Muniz is also the beneficial owner of an additional 639,857 shares of Common Stock, and 392,857 shares of Common Stock underlying warrants which are held in the name of his wife, Melba Muniz. Mr. Muniz disclaims beneficial ownership of the shares held in the name of his wife.

(35) Beneficial ownership includes an aggregate of 392,857 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mrs. Muniz is also the beneficial owner of an additional 752,857 shares of Common Stock, and 642,857 shares of Common Stock underlying warrants which are held in the name of her husband, Charles Muniz. Mrs. Muniz disclaims beneficial ownership of the shares held in the name of her husband.

(36) Beneficial ownership includes an aggregate of 60,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mrs. Neill is also the beneficial owner of an additional 67,000 shares of Common Stock, and 50,000 shares of Common Stock underlying warrants which are held in the name of her husband, Doug Neill.

(37) Beneficial ownership includes an aggregate of 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement. Mr. Neill is also the beneficial owner of an additional 84,200 shares of Common Stock, and 60,000 shares of Common Stock underlying warrants which are held in the name of his wife, Carol Neill.

(38) Beneficial ownership includes an aggregate of 266,667 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(39) Beneficial ownership includes an aggregate of 30,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(40) Beneficial ownership includes an aggregate of 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(41) Beneficial ownership includes an aggregate of 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(42) Beneficial ownership includes an aggregate of 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(43) SF Capital Partners Ltd., an affiliate of a broker-dealer, purchased all shares covered by this prospectus in the ordinary course of business and, at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

      Michael A. Roth and Brian J. Stark are the founding members and direct the management of Staro Asset Management, L.L.C., a Wisconsin limited liability company ("Staro"). Staro acts as investment manager and has sole power to direct the management of SF Capital Partners, Ltd., a British Virgin Islands company ("SF Capital"), which directly holds all of the shares of Common Stock. Through Staro, Messrs. Roth and Stark possess sole voting and dispositive power over all of the foregoing shares. Ownership prior to the offering excludes an aggregate of (i) 852,273 shares of Common Stock underlying warrants issued to SF Capital on September 3, 2003 and (ii) 189,585 shares of Common Stock underlying warrants issued to SF Capital on

      January 29, 2004, because the terms of such warrants preclude SF Capital from exercising the warrants if prior to or after such exercise, SF Capital or any of its affiliates beneficially own or will own in excess of 4.99% of the outstanding shares of Common Stock of the Company. The 852,273 shares of Common Stock underlying the September warrants were previously registered pursuant to Registration Statement No. 333-111101 and the 189,585 shares of Common Stock underlying the Additional Warrants are being registered pursuant to this Registration Statement.

(44) Ms. Shogen is Chairman of the Board and Chief Executive Officer of the Company. Beneficial ownership includes an aggregate of 579,445 shares of Common Stock underlying warrants and options, of which 110,000 shares are being offered pursuant to this Registration Statement.

(45) Beneficial ownership includes an aggregate of 108,330 shares of Common Stock underlying warrants and options, of which 33,330 shares are being offered pursuant to this Registration Statement.

(46) Mr. Stadler was a member of the Board of Directors of the Company but did not stand for re-election at the annual meeting of stockholders held on January 14, 2004.

(47) Beneficial ownership includes an aggregate of 20,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(48) VFT Special Ventures Ltd., an affiliate of a broker-dealer, purchased all shares covered by this prospectus in the ordinary course of business and, at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

      Beneficial ownership includes an aggregate of 60,533 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(49) Beneficial ownership includes an aggregate of 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

(50) Beneficial ownership includes an aggregate of 50,000 shares of Common Stock underlying warrants, all of which are being offered pursuant to this Registration Statement.

                            DESCRIPTION OF SECURITIES

      On January 14, 2004, Alfacell's stockholders approved an amendment to Alfacell's Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock by 60,000,000 shares so that the total number of shares of Common Stock authorized for issuance is now 100,000,000 shares of Common Stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

      As of June 30, 2004 we had 32,971,441 shares of Common Stock issued and outstanding. Holders of our Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of our Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. Subject to the terms of any outstanding series of preferred stock, the holders of Common Stock are entitled to dividends in amounts and at times as may be declared by the Board of Directors out of funds legally available. Upon liquidation or dissolution, holders of our Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of our preferred stock. Holders of our Common Stock have no redemption, conversion or preemptive rights.

Preferred Stock

      We are currently authorized to issue 1,000,000 shares of preferred stock, $0.001 par value per share (the "Preferred Stock"). The Certificate of Incorporation, as amended, authorizes our Board of Directors to provide by resolution, without any approval of the stockholders, for the issuance of shares of Preferred Stock and to determine the terms of such Preferred Stock. Pursuant to the authority vested in the Board of Directors, on September 2, 2003, in accordance with the Delaware General Corporation Law, Section 151, the Company adopted resolutions establishing a series of 200,000 shares of Preferred Stock to be designated as Series A Preferred Stock, par value $0.001 per share. On February 4, 2004, the Company filed a Certificate of Elimination with the Delaware Secretary of State to eliminate the class of Series A Preferred Stock, which are no longer necessary due to the automatic reversion of the Company's notes from being convertible into Series A Preferred Stock to being convertible into Common Stock.

      There are no shares of Preferred Stock currently outstanding.

Warrants

      As of June 30, 2004 we had outstanding warrants to purchase an aggregate of 9,829,502 shares of Common Stock. Of such shares, 6,177,357 shares underlying the warrants are covered by effective registration statements on Forms S-1 and 1,460,772 shares underlying the warrants are being registered for sale under this prospectus. Such warrants are exercisable at an average price of $2.78 per share.

Options

      As of June 30, 2004, we had outstanding options to purchase 2,974,945 shares of Common Stock at an average purchase price of $2.95 per share.

                              PLAN OF DISTRIBUTION

      We are registering for resale by the selling stockholders and certain transferees a total of 12,380,717 shares of Common Stock, of which 4,742,588 are issued and outstanding and up to 7,638,129 are issuable upon exercise of warrants.

      The Selling Stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares or Warrant Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

      The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholders has represented and warranted to the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

      The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

      The validity of the shares to be offered by this prospectus will be passed upon for us by Dorsey & Whitney, LLP, New York, New York.

                                     EXPERTS

      Our financial statements as of July 31, 2003 and the period from August 24, 1981 (the date of inception) to July 31, 2003, have been included herein and in the registration statement in reliance upon the report of J.H. Cohn LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of J.H. Cohn LLP with respect to our financial statements from inception to July 31, 2003 is based on the reports of Armus Harrison & Co. and KPMG LLP, appearing elsewhere herein, for the period from inception to July 31, 2002. As discussed elsewhere herein, Armus Harrison & Co. ceased performing accounting and auditing services for the Company in 1993 and subsequently dissolved and ceased all operations.

      The report of J.H. Cohn LLP covering the July 31, 2003 financial statements contains an explanatory paragraph that states that our recurring losses from operations, net working capital deficiency and limited liquid resources raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

      Our financial statements as of July 31, 2002 and for each of the years in the two-year period ended July 31, 2002, and the period from August 24, 1981 (the date of inception) to July 31, 2002 (not presented herein), have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP with respect to our financial statements from inception to July 31, 2002 is based on the report of Armus Harrison, appearing elsewhere herein, for the period from inception to July 31, 1992. As discussed elsewhere herein, Armus Harrison ceased performing accounting and auditing services for the Company in 1993 and subsequently dissolved and ceased all operations.

      The report of KPMG LLP covering the July 31, 2002 financial statements contains an explanatory paragraph that states that our recurring losses from operations, net working capital deficiency and limited liquid resources raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

      Alfacell Corporation has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the inclusion of its audit report on the Company's past financial statements included in this registration statement.

                              AVAILABLE INFORMATION

      We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that filed electronically with the SEC.

                                      Index

Audited Financial Statements:                                               Page
-----------------------------                                               ----

Report of Independent Registered Public Accounting Firm: J.H. Cohn LLP ..    F-3

Report of Independent Registered Public Accounting Firm: KPMG LLP .......    F-4

Independent Auditors' Report of Armus, Harrison & Co. ...................    F-5

Balance Sheets - July 31, 2003 and 2002 .................................    F-6

Statements of Operations - Years ended July 31, 2003, 2002,
         and 2001 and the Period from August 24, 1981
         (Date of Inception) to July 31, 2003 ...........................    F-7

Statement of Stockholders' Equity (Deficiency)
         Period from August 24, 1981
         (Date of Inception) to July 31, 2003 ...........................    F-8

Statements of Cash Flows - Years ended July 31, 2003, 2002,
         and 2001 and Period from August 24, 1981
         (Date of Inception) to July 31, 2003 ...........................   F-14

Notes to Financial Statements - Years ended July 31, 2003, 2002 and 2001 and the Period from August 24, 1981
         (Date of Inception) to July 31, 2003 ...........................   F-17

Unaudited Financial Statements:

Condensed Balance Sheets - April 30, 2004 (Unaudited) and July 31, 2003 .   F-44

Condensed Statements of Operations (unaudited) - Three Months and
         Nine Months Ended April 30, 2004 and 2003 and the Period
         from August 24, 1981 (Date of Inception) to April 30, 2004 .....   F-45

Condensed Statements of Cash Flows (unaudited) - Nine Months ended
         April 30, 2004 and 2003, and the Period from August 24,
         1981 (Date of Inception) to April 30, 2004 .....................   F-46

Condensed Notes to Unaudited Financial Statements .......................   F-48

                         REPORT OF ARMUS HARRISON & CO.

      On December 1, 1993, certain stockholders of Armus Harrison & Co. ("AHC") terminated their association with AHC (the "AHC termination"), and AHC ceased performing accounting and auditing services, except for limited accounting services to be performed on behalf of the Company. In June 1996, AHC dissolved and ceased all operations. The report of AHC with respect to the financial statements of the Company from inception to July 31, 1992 is included herein, although AHC has not consented to the use of such report herein and will not be available to perform any subsequent review procedures with respect to such report. Accordingly, investors will be barred from asserting claims against AHC under Section 11 of the Securities Act of 1933, as amended (the "Securities Act") on the basis of the use of such report in any registration statement of the Company into which such report is incorporated by reference. In addition, in the event any persons seek to assert a claim against AHC for false or misleading financial statements and disclosures in documents previously filed by the Company, such claim will be adversely affected and possibly barred. Furthermore, as a result of the lack of a consent from AHC to the use of its audit report herein, or, to its incorporation by reference into a registration statement, the officers and directors of the Company will be unable to rely on the authority of AHC as experts in auditing and accounting in the event any claim is brought against such persons under Section 11 of the Securities Act based on alleged false and misleading financial statements and disclosures attributable to AHC. The discussion regarding certain effects of the AHC termination is not meant and should not be construed in any way as legal advice to any party and any potential purchaser should consult with his, her or its own counsel with respect to the effect of the AHC termination on a potential investment in the Common Stock of the Company or otherwise.

                        Report of Independent Registered
                             Public Accounting Firm

The Stockholders and the Board of Directors
Alfacell Corporation

We have audited the accompanying balance sheet of ALFACELL CORPORATION (A Development Stage Company) as of July 31, 2003, and the related statements of operations, stockholders' deficiency and cash flows for the year then ended and for the period from August 24, 1981 (date of inception) to July 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Alfacell Corporation for the period from August 24, 1981 to July 31, 2002 were audited by other auditors whose reports dated November 4, 2002 and December 9, 1992, except for Note 18 which is as of July 19, 1993 and Note 3 which is as of October 28, 1993, expressed unqualified opinions on those statements with explanatory paragraphs relating to the Company's ability to continue as a going concern.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for the effect on the period from August 24, 1981 to July 31, 2003 of the amounts for the period from August 24, 1981 to July 31, 2002, on the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Alfacell Corporation as of July 31, 2003, and its results of operations and cash flows for the year then ended and for the period from August 24, 1981 to July 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered substantial losses from inception and is a development stage company. Such matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements referred to above do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ J.H. Cohn LLP

Roseland, New Jersey
September 26, 2003, except for Note 18,
which is as of October 14, 2003

                        Report of Independent Registered
                             Public Accounting Firm

The Stockholders and Board of Directors
Alfacell Corporation:

We have audited the accompanying balance sheet of Alfacell Corporation (a development stage company) as of July 31, 2002, and the related statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the two-year period ended July 31, 2002 and the period from August 24, 1981 (date of inception) to July 31, 2002 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Alfacell Corporation for the period from August 24, 1981 to July 31, 1992 were audited by other auditors whose report dated December 9, 1992, except as to note 18 which is July 19, 1993 and note 3 which is October 28, 1993, expressed an unqualified opinion on those statements with an explanatory paragraph regarding the Company's ability to continue as a going concern.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for the effect on the period from August 24, 1981 to July 31, 2002 of the amounts for the period from August 24, 1981 to July 31, 1992, on the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Alfacell Corporation as of July 31, 2002, and the results of its operations and its cash flows for each of the years in the two-year period ended July 31, 2002 and the period from August 24, 1981 to July 31, 2002 (not presented herein) in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficit and has limited liquid resources which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ KPMG LLP

Short Hills, New Jersey
November 4, 2002

                          Independent Auditors' Report

Board of Directors
Alfacell Corporation
Bloomfield, New Jersey

      We have audited the balance sheets of Alfacell Corporation (a Development Stage Company) as of July 31, 1992 and 1991, as restated, and the related statements of operations, stockholders' deficiency, and cash flows for the three years ended July 31, 1992, as restated, and for the period from inception August 24, 1981 to July 31, 1992, as restated. In connection with our audit of the 1992 and 1991 financial statements, we have also audited the 1992, 1991 and 1990 financial statement schedules as listed in the accompanying index. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion the financial statements referred to above present fairly in all material respects, the financial position of Alfacell Corporation as of July 31, 1992 and 1991, as restated, and for the three years ended July 31, 1992, as restated, and for the period from inception August 24, 1981 to July 31, 1992, as restated, and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liability in the normal course of business. As shown in the statement of operations, the Company has incurred substantial losses in each year since its inception. In addition, the Company is a development stage company and its principal operation for production of income has not commenced. The Company's working capital has been reduced considerably by operating losses, and has a deficit net worth. These factors, among others, as discussed in Note 2 to the Notes of Financial Statements, indicates the uncertainties about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and the amount of classification of liabilities that might be necessary should the Company be unable to continue its existence.


                                        /s/ Armus, Harrison & Co.
                                        ----------------------------------
                                        Armus, Harrison & Co.

Mountainside, New Jersey
December 9, 1992
Except as to Note 18 which
is July 19, 1993 and Note 3
which is October 28, 1993

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                                 Balance Sheets

                             July 31, 2003 and 2002

                                                                         2003              2002
                                                                     ------------      ------------
ASSETS
Current assets:
    Cash and cash equivalents                                        $    330,137      $     85,843
    Other assets                                                           10,103            45,754
                                                                     ------------      ------------
        Total current assets                                              340,240           131,597

Property and equipment, net of accumulated depreciation and
    amortization of $1,136,183 in 2003 and $1,120,371 in 2002              12,795            28,607

Loan receivable, related party                                            142,287            68,667
                                                                     ------------      ------------

        Total assets                                                 $    495,322      $    228,871
                                                                     ============      ============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
    Current portion of long-term debt, net of debt discount of
       $187,121 at July 31, 2003                                     $    637,080      $      8,179
    Loan payable, related party                                                --           139,794
    Accounts payable                                                      699,429           796,128
    Accrued expenses                                                    1,407,978           854,278
                                                                     ------------      ------------
        Total current liabilities                                       2,744,487         1,798,379

Long-term debt, less current portion, net of debt discount of
    $163,687 at July 31, 2003                                             242,516           315,929
                                                                     ------------      ------------
        Total liabilities                                               2,987,003         2,114,308
                                                                     ------------      ------------

Commitments and contingencies

Stockholders' deficiency:
    Preferred stock, $.001 par value. Authorized and unissued,                 --                --
       1,000,000 shares at July 31, 2003 and 2002
    Common stock $.001 par value. Authorized 40,000,000
       shares; issued and outstanding 25,026,129 shares and
       22,760,921 shares at July 31, 2003 and 2002, respectively           25,026            22,761
    Capital in excess of par value                                     61,457,502        59,654,479
    Deficit accumulated during development stage                      (63,974,209)      (61,562,677)
                                                                     ------------      ------------
        Total stockholders' deficiency                                 (2,491,681)       (1,885,437)
                                                                     ------------      ------------

        Total liabilities and stockholders' deficiency               $    495,322      $    228,871
                                                                     ============      ============

See accompanying notes to financial statements.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                            Statements of Operations

                   Years ended July 31, 2003, 2002 and 2001,
                      and the Period from August 24, 1981
                      (Date of Inception) to July 31, 2003

                                           August 24, 1981
                                               (date of
                                              inception)
                                           to July 31, 2003         2003               2002               2001
                                           ----------------     ------------       ------------       ------------
Revenues:
    Sales                                    $    553,489       $         --       $         --       $         --
    Investment income                           1,387,000              9,877              4,838             13,121
    Other income                                   90,103             30,000                 --                 --
                                             ------------       ------------       ------------       ------------
                                                2,030,592             39,877              4,838             13,121

Cost and expenses:
    Cost of sales                                 336,495                 --                 --                 --
    Research and development                   41,601,935          1,699,962          2,032,938          1,900,678
    General and administrative                 22,287,852            624,406            798,053            705,745
    Interest:
    Related parties                             1,147,547                 --              4,687            108,900
    Others                                      2,423,310            358,398            114,054             44,129
                                             ------------       ------------       ------------       ------------
                                               67,797,139          2,682,766          2,949,732          2,759,452
                                             ------------       ------------       ------------       ------------

Loss before state tax benefit                 (65,766,547)        (2,642,889)        (2,944,894)        (2,746,331)

State tax benefit                               1,792,338            231,357            353,732            451,395
                                             ------------       ------------       ------------       ------------

Net loss                                     $(63,974,209)      $ (2,411,532)      $ (2,591,162)      $ (2,294,936)
                                             ============       ============       ============       ============

Loss per basic and diluted common share                         $      (0.10)      $      (0.12)      $      (0.12)
                                                                ============       ============       ============

Weighted average number of shares
    outstanding                                                   23,166,000         21,045,000         18,927,000
                                                                ============       ============       ============

See accompanying notes to financial statements.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                 Statement of Stockholders' Equity (Deficiency)

                           Period from August 24, 1981
                      (Date of Inception) to July 31, 2003

                                                                  Common Stock
                                                         -----------------------------
                                                                                             Capital In          Common
                                                          Number of                         Excess of par      Stock to be
                                                           Shares            Amount             Value            Issued
                                                         -----------       -----------      -------------      -----------
Issuance of shares to officers and stockholders for
equipment, research and development, and expense
reimbursement                                                712,500       $       713       $   212,987                --
Issuance of shares for organizational legal service           50,000                50             4,950                --
Sale of shares for cash, net                                  82,143                82           108,418                --
Adjustment for 3 for 2 stock split declared
September 8, 1982                                            422,321               422              (422)               --
Net loss                                                          --                --                --                --
                                                         -----------------------------       -----------       -----------
Balance at July 31, 1982                                   1,266,964             1,267           325,933                --

Issuance of shares for equipment                              15,000                15            13,985                --
Sale of shares to private investors                           44,196                44            41,206                --
Sale of shares in public offering, net                       660,000               660         1,307,786                --
Issuance of shares under stock grant program                  20,000                20           109,980                --
Exercise of warrants, net                                      1,165                 1             3,494                --
Net loss                                                          --                --                --                --
                                                         -----------------------------       -----------       -----------
Balance at July 31, 1983                                   2,007,325             2,007         1,802,384                --

Exercise of warrants, net                                    287,566               287           933,696                --
Issuance of shares under stock grant program                  19,750                20           101,199                --
Issuance of shares under stock bonus plan for
directors and consultants                                    130,250               131           385,786                --
Net loss                                                          --                --                --                --
                                                         -----------------------------       -----------       -----------
Balance at July 31, 1984                                   2,444,891             2,445         3,223,065                --

Issuance of shares under stock grant program                  48,332                48           478,057                --
Issuance of shares under stock bonus plan for
directors and consultants                                     99,163                99           879,379                --
Shares canceled                                              (42,500)              (42)         (105,783)               --
Exercise of warrants, net                                    334,957               335         1,971,012
Net loss                                                          --                --                --                --
                                                         -----------------------------       -----------       -----------
Balance at July 31, 1985                                   2,884,843             2,885         6,445,730                --

Issuance of shares under stock grant program                  11,250                12           107,020                --
Issuance of shares under stock bonus plan for
directors and consultants                                     15,394                15           215,385                --
Exercise of warrants, net                                     21,565                21            80,977                --
Net loss                                                          --                --                --                --
                                                         -----------------------------       -----------       -----------
Balance at July 31, 1986 (carried forward)                 2,933,052             2,933         6,849,112                --

                                                           Deficit
                                                         Accumulated                         Deferred            Total
                                                           During                          compensation,     Stockholders'
                                                         Development       Subscription      restricted         Equity
                                                            Stage           Receivable         stock         (Deficiency)
                                                         -----------       ------------    -------------     -------------
Issuance of shares to officers and stockholders for
equipment, research and development, and expense
reimbursement                                            $        --       $        --      $        --      $   213,700
Issuance of shares for organizational legal service               --                --               --            5,000
Sale of shares for cash, net                                      --                --               --          108,500
Adjustment for 3 for 2 stock split declared
September 8, 1982                                                 --                --               --               --
Net loss                                                    (121,486)               --               --         (121,486)
                                                         -----------       -----------      -----------      -----------
Balance at July 31, 1982                                    (121,486)               --               --          205,714
                                                                                                             -----------
Issuance of shares for equipment                                  --                --               --           14,000
Sale of shares to private investors                               --                --               --           41,250
Sale of shares in public offering, net                            --                --               --        1,308,446
Issuance of shares under stock grant program                      --                --               --          110,000
Exercise of warrants, net                                         --                --               --            3,495
Net loss                                                    (558,694)               --               --         (558,694)
                                                         -----------       -----------      -----------      -----------
Balance at July 31, 1983                                    (680,180)               --               --        1,124,211

Exercise of warrants, net                                         --                --               --          933,983
Issuance of shares under stock grant program                      --                --               --          101,219
Issuance of shares under stock bonus plan for
directors and consultants                                         --                --               --          385,917
Net loss                                                  (1,421,083)               --               --       (1,421,083)
                                                         -----------       -----------      -----------      -----------
Balance at July 31, 1984                                  (2,101,263)               --               --        1,124,247

Issuance of shares under stock grant program                      --                --               --          478,105
Issuance of shares under stock bonus plan for
directors and consultants                                         --                --               --          879,478
Shares canceled                                                   --                --               --         (105,825)
Exercise of warrants, net                                         --                --               --        1,971,347
Net loss                                                  (2,958,846)               --               --       (2,958,846)
                                                         -----------       -----------      -----------      -----------
Balance at July 31, 1985                                  (5,060,109)               --               --        1,388,506

Issuance of shares under stock grant program                      --                --               --          107,032
Issuance of shares under stock bonus plan for
directors and consultants                                         --                --               --          215,400
Exercise of warrants, net                                         --                --               --           80,998
Net loss                                                  (2,138,605)               --               --       (2,138,605)
                                                         -----------       -----------      -----------      -----------
Balance at July 31, 1986 (carried forward)                (7,198,714)               --               --         (346,669)

                              ALFACELL CORPORATION
                          (A Development Stage Company)

           Statement of Stockholders' Equity (Deficiency), Continued

                                                           Common Stock
                                                  ------------------------------
                                                                                      Capital In          Common
                                                   Number of                         Excess of par      Stock to be
                                                    Shares            Amount             Value            Issued
                                                  ------------      ------------     -------------      ------------
Balance at July 31, 1986 (brought forward)           2,933,052      $      2,933      $  6,849,112                --

Exercise of warrants at $10.00 per share                14,745                15           147,435                --
Issuance of shares under stock bonus
plan for directors and consultants                       5,000                 5            74,995                --
Issuance of shares for services                        250,000               250           499,750                --
Sale of shares to private investors, net                 5,000                 5            24,995                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1987                             3,207,797             3,208         7,596,287                --

Issuance of shares for legal and
consulting services                                    206,429               207           724,280                --
Issuance of shares under employment
incentive program                                      700,000               700         2,449,300                --
Issuance of shares under stock grant program            19,000                19            66,481                --
Exercise of options at $3.00 per share                 170,000               170           509,830                --
Issuance of shares for litigation settlement            12,500                12            31,125                --
Exercise of warrants at $7.06 per share                 63,925                64           451,341                --
Sale of shares to private investors                     61,073                61           178,072                --
Amortization of deferred
compensation, restricted stock                              --                --                --                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1988                             4,440,724             4,441        12,006,716                --

Sale of shares for litigation settlement               135,000               135         1,074,703                --
Conversion  of debentures at $3.00
per share                                              133,333               133           399,867                --
Sale of shares to private investors                    105,840               106           419,894                --
Exercise of options at $3.50 per share                   1,000                 1             3,499                --
Issuance of shares under employment
agreement                                              750,000               750         3,749,250                --
Issuance of shares under the 1989
Stock Plan                                              30,000                30           149,970                --
Amortization of deferred
compensation, restricted stock                              --                --                --                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1989                             5,595,897             5,596        17,803,899                --

Issuance of shares for legal and
consulting services                                     52,463                52           258,725                --
Issuance of shares under the 1989
Stock Plan                                              56,000                56           335,944                --
Sale of shares for litigation settlement                50,000                50           351,067                --

                                                    Deficit
                                                  Accumulated                           Deferred             Total
                                                    During                            compensation,      Stockholders'
                                                  Development        Subscription       restricted          Equity
                                                     Stage            Receivable          stock          (Deficiency)
                                                  ------------       ------------     -------------      -------------
Balance at July 31, 1986 (brought forward)        $ (7,198,714)      $         --      $         --       $   (346,669)

Exercise of warrants at $10.00 per share                    --                 --                --            147,450
Issuance of shares under stock bonus
plan for directors and consultants                          --                 --                --             75,000
Issuance of shares for services                             --                 --                --            500,000
Sale of shares to private investors, net                    --                 --                --             25,000
Net loss                                            (2,604,619)                --                --         (2,604,619)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 1987                            (9,803,333)                --                --         (2,203,838)

Issuance of shares for legal and
consulting services                                         --                 --                --            724,487
Issuance of shares under employment
incentive program                                           --                 --        (2,450,000)                --
Issuance of shares under stock grant program                --                 --                --             66,500
Exercise of options at $3.00 per share                      --                 --                --            510,000
Issuance of shares for litigation settlement                --                 --                --             31,137
Exercise of warrants at $7.06 per share                     --                 --                --            451,405
Sale of shares to private investors                         --                 --                --            178,133
Amortization of deferred
compensation, restricted stock                              --                 --           449,167            449,167
Net loss                                            (3,272,773)                --                --         (3,272,773)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 1988                           (13,076,106)                --        (2,000,833)        (3,065,782)

Sale of shares for litigation settlement                    --                 --                --          1,074,838
Conversion  of debentures at $3.00
per share                                                   --                 --                --            400,000
Sale of shares to private investors                         --                 --                --            420,000
Exercise of options at $3.50 per share                      --                 --                --              3,500
Issuance of shares under employment
agreement                                                   --                 --        (3,750,000)                --
Issuance of shares under the 1989
Stock Plan                                                  --                 --          (150,000)                --
Amortization of deferred
compensation, restricted stock                              --                 --         1,050,756          1,050,756
Net loss                                            (2,952,869)                --                --         (2,952,869)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 1989                           (16,028,975)                --        (4,850,077)        (3,069,557)

Issuance of shares for legal and
consulting services                                         --                 --                --            258,777
Issuance of shares under the 1989
Stock Plan                                                  --                 --          (336,000)                --
Sale of shares for litigation settlement                    --                 --                --            351,117

                              ALFACELL CORPORATION
                          (A Development Stage Company)

           Statement of Stockholders' Equity (Deficiency), Continued

                                                           Common Stock
                                                  ------------------------------
                                                                                      Capital In          Common
                                                   Number of                         Excess of par      Stock to be
                                                    Shares            Amount             Value            Issued
                                                  ------------      ------------     -------------      ------------
Exercise of options at $3.00
- $3.50 per share                                      105,989      $        106      $    345,856                --
Sale of shares to private investors                     89,480                90           354,990                --
Issuance of shares under
employment agreement                                   750,000               750         3,749,250                --
Conversion of debentures at
$5.00 per share                                        100,000               100           499,900                --
Amortization of deferred
compensation, restricted stock                              --                --                --                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1990                             6,799,829             6,800        23,699,631                --

Exercise of options at $6.50
per share                                               16,720                16           108,664                --
Issuance of shares for legal
consulting services                                     87,000                87           358,627                --
Issuance of shares under the
1989 Stock Plan                                        119,000               119           475,881                --
Amortization of deferred
compensation, restricted
stock                                                       --                --                --                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1991                             7,022,549             7,022        24,642,803                --

Exercise of options at $3.50
per share                                                1,000                 1             3,499                --
Sale of shares to private
investors                                               70,731                71           219,829                --
Conversion of debentures at
$5.00 per share                                         94,000                94           469,906                --
Issuance of shares for services                         45,734                46           156,944                --
Issuance of shares under the
1989 Stock Plan                                        104,000               104           285,896                --
Amortization of deferred
compensation, restricted stock                              --                --                --                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1992                             7,338,014             7,338        25,778,877                --

Sale of share to private
investors                                              352,667               353           735,147                --
Issuance of shares for legal
services                                                49,600                50           132,180                --
Issuance of shares for services                          5,000                 5             9,995                --
Issuance of shares under the
1989 Stock Plan                                        117,000               117           233,883                --
Amortization of deferred
compensation, restricted stock                              --                --                --                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1993                             7,862,281             7,863        26,890,082                --

Conversion of debentures at
$2.75 per share to $6.00 per share                     425,400               425         1,701,575                --
Sale of shares to private
investors, net                                         743,000               743         1,710,048                --
Conversion of short-term
borrowings                                              72,800                73           181,927                --
Issuance of shares for services                         16,200                16            43,334                --

                                                    Deficit
                                                  Accumulated                           Deferred             Total
                                                    During                            compensation,      Stockholders'
                                                  Development        Subscription       restricted          Equity
                                                     Stage            Receivable          stock          (Deficiency)
                                                  ------------       ------------     -------------      -------------
Exercise of options at $3.00
- $3.50 per share                                 $         --       $         --      $         --       $    345,962
Sale of shares to private investors                         --                 --                --            355,080
Issuance of shares under
employment agreement                                        --                 --        (3,750,000)                --
Conversion of debentures at
$5.00 per share                                             --                 --                --            500,000
Amortization of deferred
compensation, restricted stock                              --                 --         3,015,561          3,015,561
Net loss                                            (4,860,116)                --                --         (4,860,116)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 1990                           (20,889,091)                --        (5,920,516)        (3,103,176)

Exercise of options at $6.50
per share                                                   --                 --                --            108,680
Issuance of shares for legal
consulting services                                         --                 --                              358,714
Issuance of shares under the
1989 Stock Plan                                             --                 --          (476,000)                --
Amortization of deferred
compensation, restricted
stock                                                       --                 --         2,891,561          2,891,561
Net loss                                            (5,202,302)                --                --         (5,202,302)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 1991                           (26,091,393)                --        (3,504,955)        (4,946,523)

Exercise of options at $3.50
per share                                                   --                 --                --              3,500
Sale of shares to private
investors                                                   --                 --                --            219,900
Conversion of debentures at
$5.00 per share                                             --                 --                --            470,000
Issuance of shares for services                             --                 --                --            156,990
Issuance of shares under the
1989 Stock Plan                                             --                 --          (286,000)                --
Amortization of deferred
compensation, restricted stock                              --                 --         3,046,726          3,046,726
Net loss                                            (4,772,826)                --                --         (4,772,826)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 1992                           (30,864,219)                --          (744,229)        (5,822,233)

Sale of share to private
investors                                                   --                 --                --            735,500
Issuance of shares for legal
services                                                    --                 --                --            132,230
Issuance of shares for services                             --                 --           (10,000)                --
Issuance of shares under the
1989 Stock Plan                                             --                 --          (234,000)                --
Amortization of deferred
compensation, restricted stock                              --                 --           664,729            664,729
Net loss                                            (2,357,350)                --                --         (2,357,350)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 1993                           (33,221,569)                --          (323,500)        (6,647,124)

Conversion of debentures at
$2.75 per share to $6.00 per share                          --                 --                --          1,702,000
Sale of shares to private
investors, net                                              --                 --                --          1,710,791
Conversion of short-term
borrowings                                                  --                 --                --            182,000
Issuance of shares for services                             --                 --                --             43,350

                              ALFACELL CORPORATION
                          (A Development Stage Company)

           Statement of Stockholders' Equity (Deficiency), Continued

                                                           Common Stock
                                                  ------------------------------
                                                                                      Capital In          Common
                                                   Number of                         Excess of par      Stock to be
                                                    Shares            Amount             Value            Issued
                                                  ------------      ------------     -------------      ------------
Issuance of shares under
      the 1989 Stock Plan,
      for services                                       5,000                 5            14,995                --
Issuance of options to
      related parties upon
      conversion of
accrued interest, payroll
      and expenses                                          --      $         --      $  3,194,969                --
Repurchase of stock
      options from related
      party                                                 --                --          (198,417)               --
Issuance of options upon
      conversion of accrued
      interest                                              --                --           142,441                --
Common stock to be
      issued                                                --                --                --            50,000
Amortization of deferred
      compensation,
      restricted stock                                      --                --                --                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1994                             9,124,681             9,125        33,680,954            50,000

Sale of shares to private
      investors, net                                   961,000               961         2,023,241           (50,000)
Conversion of short-term
      borrowings                                        17,600                17            43,983                --
Issuance of shares for
      services                                          30,906                31            77,234                --
Exercise of options at
      $2.27 - $2.50 per share                          185,000               185           437,015                --
Common stock to be issued                                   --                --                --           339,008
Common stock to be
      issued, for services                                  --                --                --             4,800
Amortization of deferred
      compensation,
      restricted stock                                      --                --                --                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1995                            10,319,187            10,319        36,262,427           343,808

Sale of shares to private
      investors, net                                 2,953,327             2,953         8,969,655          (339,008)
Issuance of shares for
      services                                          19,995                20            70,858            (4,800)
Exercise of options at
      $2.50 - $3.87 per share                          566,700               567         1,657,633                --
Sale of warrants                                            --                --            12,084                --
Issuance of
      options/warrants for
      services                                              --                --            50,872                --
Common stock to be issued                                   --                --                --           258,335
Subscription receivable                                     --                --                --                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1996                            13,859,209            13,859        47,023,529           258,335

Sale of shares to private
      investors, net                                   112,000               112           503,888                --
Issuance of options for services                            --                --            76,504                --
Exercise of options at
      $2.45 - $4.00 per
      share, net                                       729,134               729         2,620,359          (258,335)
Exercise of warrants at
      $5.00 per share, net                             147,450               148           737,102                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1997                            14,847,793            14,848        50,961,382                --

                                                    Deficit
                                                  Accumulated                           Deferred             Total
                                                    During                            compensation,      Stockholders'
                                                  Development        Subscription       restricted          Equity
                                                     Stage            Receivable          stock          (Deficiency)
                                                  ------------       ------------     -------------      -------------
Issuance of shares under
      the 1989 Stock Plan,
      for services                                          --                 --                --             15,000
Issuance of options to
      related parties upon
      conversion of
accrued interest, payroll
      and expenses                                $         --       $         --      $         --       $  3,194,969
Repurchase of stock
      options from related
      party                                                 --                 --                --           (198,417)
Issuance of options upon
      conversion of accrued
      interest                                              --                 --                --            142,441
Common stock to be
      issued                                                --                 --                --             50,000
Amortization of deferred
      compensation,
      restricted stock                                      --                 --           265,000            265,000
Net loss                                            (2,234,428)                --                --         (2,234,428)
Balance at July 31, 1994                           (35,455,997)                --           (58,500)        (1,774,418)

Sale of shares to private
      investors, net                                        --                 --                --          1,974,202
Conversion of short-term
      borrowings                                            --                 --                --             44,000
Issuance of shares for
      services                                              --                 --                --             77,265
Exercise of options at
      $2.27 - $2.50 per share                               --                 --                --            437,200
Common stock to be issued                                   --                 --                --            339,008
Common stock to be
      issued, for services                                  --                 --                --              4,800
Amortization of deferred
      compensation,
      restricted stock                                      --                 --            58,500             58,500
Net loss                                            (1,993,123)                --                --         (1,993,123)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 1995                           (37,449,120)                --                --           (832,566)

Sale of shares to private
      investors, net                                        --                 --                --          8,633,600
Issuance of shares for
      services                                              --                 --                --             66,078
Exercise of options at
      $2.50 - $3.87 per share                               --                 --                --          1,658,200
Sale of warrants                                            --                 --                --             12,084
Issuance of
      options/warrants for
      services                                              --                 --                --             50,872
Common stock to be issued                                   --                 --                --            258,335
Subscription receivable                                     --           (254,185)               --           (254,185)
Net loss                                            (2,942,152)                --                --         (2,942,152)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 1996                           (40,391,272)          (254,185)               --          6,650,266

Sale of shares to private
      investors, net                                        --                 --                --            504,000
Issuance of options for services                            --                 --                --             76,504
Exercise of options at
      $2.45 - $4.00 per
      share, net                                            --            254,185                --          2,616,938
Exercise of warrants at
      $5.00 per share, net                                  --                 --                --            737,250
Net loss                                            (5,018,867)                --                --         (5,018,867)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 1997                           (45,410,139)                --                --          5,566,091

                              ALFACELL CORPORATION
                          (A Development Stage Company)

           Statement of Stockholders' Equity (Deficiency), Continued

                                                           Common Stock
                                                  ------------------------------
                                                                                      Capital In          Common
                                                   Number of                         Excess of par      Stock to be
                                                    Shares            Amount             Value            Issued
                                                  ------------      ------------     -------------      ------------
Balance at July 31, 1997
(brought forward)                                   14,847,793      $     14,848      $ 50,961,382                --

Sale of shares to private
investors, net                                       2,337,150             2,337         4,199,877                --
Issuance of options for services                            --                --           199,954                --
Exercise of warrants at $2.20 -
$2.50 per share                                          4,950                 5            11,080                --
Issuance of shares for services, net                    50,000                50            99,950                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1998                            17,239,893            17,240        55,472,243                --

Issuance of options for services                            --                --           205,593                --
Issuance of shares for services, net                    46,701                46            16,359                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 1999
(carried forward)                                   17,286,594            17,286        55,694,195                --

Sale of shares to private
investors, net                                         875,000               875           547,417                --
Exercise of options at $0.43 -
$1.43 per share                                         95,000                95            45,755                --
Issuance of shares for services, net                   174,965               175            92,009                --
Vesting of options previously
issued for services                                         --                --           146,912                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 2000                            18,431,559            18,431        56,526,288                --
Sale of shares to private
investors, net                                         863,331               863           955,561                --
Exercise of options at $0.29 -
$0.85 per share                                        165,555               166            83,565                --
Issuance of shares for services, net                    11,800                12            10,018                --
Exercise of convertible
debentures at $0.90 per share                          330,000               330           296,670                --
Issuance of warrants with
convertible debt                                            --                --           178,807                --
Issuance of options for services                            --                --           160,426                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 2001                            19,802,245            19,802        58,211,335                --
Sale of shares to private
investors, net                                       2,622,122             2,623         1,047,925                --
Exercise of stock options and
warrants                                               186,000               186            92,814                --
Issuance of shares for services, net                    78,340                78            64,048                --
Exercise of convertible
debentures at $0.90 per share                           72,214                72            64,921                --
Vesting of options previously
issued for services                                         --                --           173,436                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 2002                            22,760,921            22,761        59,654,479                --

                                                    Deficit
                                                  Accumulated                           Deferred             Total
                                                    During                            compensation,      Stockholders'
                                                  Development        Subscription       restricted          Equity
                                                     Stage            Receivable          stock          (Deficiency)
                                                  ------------       ------------     -------------      -------------
Balance at July 31, 1997
(brought forward)                                 $(45,410,139)      $         --      $         --       $  5,566,091

Sale of shares to private
investors, net                                              --                 --                --          4,202,214
Issuance of options for services                            --                 --                --            199,954
Exercise of warrants at $2.20 -
$2.50 per share                                             --                 --                --             11,085
Issuance of shares for services, net                        --                 --                --            100,000
Net loss                                            (6,387,506)                --                --         (6,387,506)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 1998                           (51,797,645)                --                --          3,691,838

Issuance of options for services                            --                 --                --            205,593
Issuance of shares for services, net                        --                 --                --             16,405
Net loss                                            (3,156,636)                --                --         (3,156,636)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 1999
(carried forward)                                  (54,954,281)                --                --            757,200

Sale of shares to private
investors, net                                              --                 --                --            548,292
Exercise of options at $0.43 -
$1.43 per share                                             --                 --                --             45,850
Issuance of shares for services, net                        --                 --                --             92,184
Vesting of options previously
issued for services                                         --                 --                --            146,912
Net loss                                            (1,722,298)                --                --         (1,722,298)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 2000                           (56,676,579)                --                --           (131,860)
Sale of shares to private
investors, net                                              --                 --                --            956,424
Exercise of options at $0.29 -
$0.85 per share                                             --                 --                --             83,731
Issuance of shares for services, net                        --                 --                --             10,030
Exercise of convertible
debentures at $0.90 per share                               --                 --                --            297,000
Issuance of warrants with
convertible debt                                            --                 --                --            178,807
Issuance of options for services                            --                 --                --            160,426
Net loss                                            (2,294,936)                --                --         (2,294,936)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 2001                           (58,971,515)                --                --           (740,378)
Sale of shares to private
investors, net                                              --                 --                --          1,050,548
Exercise of stock options and
warrants                                                    --                 --                --             93,000
Issuance of shares for services, net                        --                 --                --             64,126
Exercise of convertible
debentures at $0.90 per share                               --                 --                --             64,993
Vesting of options previously
issued for services                                         --                 --                --            173,436
Net loss                                            (2,591,162)                --                --         (2,591,162)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 2002                           (61,562,677)                --                --         (1,885,437)

                              ALFACELL CORPORATION
                          (A Development Stage Company)

           Statement of Stockholders' Equity (Deficiency), Continued

                                                           Common Stock
                                                  ------------------------------
                                                                                      Capital In          Common
                                                   Number of                         Excess of par      Stock to be
                                                    Shares            Amount             Value            Issued
                                                  ------------      ------------     -------------      ------------

Balance at July 31, 2002
(brought forward)                                   22,760,921      $     22,761      $ 59,654,479                --

Sale of shares to private
investors, net                                       1,315,000             1,315           652,312                --
Exercise of stock options and
warrants                                               764,000               764           376,896                --
Issuance of shares for
payment of accounts payable                            186,208               186            94,037                --
Issuance of options for
services rendered                                           --                --            75,521                --
Vesting of options previously
issued for services                                         --                --            10,038                --
Issuance of warrants in
connection with debt
issuances                                                   --                --           594,219                --
Net loss                                                    --                --                --                --
                                                  ------------      ------------      ------------      ------------
Balance at July 31, 2003                            25,026,129      $     25,026      $ 61,457,502      $         --
                                                  ============      ============      ============      ============

                                                    Deficit
                                                  Accumulated                           Deferred             Total
                                                    During                            compensation,      Stockholders'
                                                  Development        Subscription       restricted          Equity
                                                     Stage            Receivable          stock          (Deficiency)
                                                  ------------       ------------     -------------      -------------

Balance at July 31, 2002
(brought forward)                                 $(61,562,677)      $         --      $         --       $ (1,885,437)

Sale of shares to private
investors, net                                              --                 --                --            653,627
Exercise of stock options and
warrants                                                    --                 --                --            377,660
Issuance of shares for
payment of accounts payable                                 --                 --                --             94,223
Issuance of options for
services rendered                                           --                 --                --             75,521
Vesting of options previously
issued for services                                         --                 --                --             10,038
Issuance of warrants in
connection with debt
issuances                                                   --                 --                --            594,219
Net loss                                            (2,411,532)                --                --         (2,411,532)
                                                  ------------       ------------      ------------       ------------
Balance at July 31, 2003                          $(63,974,209)      $         --      $         --       $ (2,491,681)
                                                  ============       ============      ============       ============

See accompanying notes to financial statements.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                            Statements of Cash Flows

                   Years ended July 31, 2003, 2002 and 2001,
                      and the Period from August 24, 1981
                      (Date of Inception) to July 31, 2003

                                                          August 24, 1981
                                                             (date of
                                                           inception) to
                                                           July 31, 2003           2003                2002                2001
                                                          ---------------      ------------        ------------        ------------
Cash flows from operating activities:
Net loss                                                   $(63,974,209)       $ (2,411,532)       $ (2,591,162)       $ (2,294,936)
Adjustments to reconcile net loss to net cash
used in operating activities:
Gain on sale of marketable securities                           (25,963)                 --                  --                  --
Depreciation and amortization                                 1,547,218              15,812              38,948              74,615
Loss on disposal of property and equipment                       18,926                  --                  --                  --
Noncash operating expenses                                    6,117,612              85,559             207,947             304,722
Amortization of debt discount                                   243,411             243,411                  --                  --
Amortization of deferred compensation                        11,442,000                  --                  --                  --
Amortization of organization costs                                4,590                  --                  --                  --
Changes in assets and liabilities:
(Increase) decrease in other current assets                     (69,970)             35,651              (2,821)            (14,316)
(Increase) decrease in other assets                             (46,236)            (73,620)            (22,327)             13,527
Increase in loans and interest payable,
related party                                                   744,539                  --                  --                  --
Increase (decrease) in accounts payable                       1,153,888              (2,476)            450,282             249,214
Increase in accrued payroll and expenses,
related parties                                               2,348,145                  --                  --                  --
Increase in accrued expenses                                  1,949,491             553,700             388,465              53,967
                                                           ------------        ------------        ------------        ------------
Net cash used in operating activities                       (38,546,558)         (1,553,495)         (1,530,668)         (1,613,207)
                                                           ------------        ------------        ------------        ------------

Cash flows from investing activities:
Purchase of marketable securities                              (290,420)                 --                  --                  --
Proceeds from sale of marketable equity
securities                                                      316,383                  --                  --                  --
Purchase of property and equipment                           (1,406,836)                 --                  --                  --
Patent costs                                                    (97,841)                 --                  --                  --
                                                           ------------        ------------        ------------        ------------
Net cash used in investing activities                        (1,478,714)                 --                  --                  --
                                                           ------------        ------------        ------------        ------------

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                       Statements of Cash Flows, Continued

                                                          August 24, 1981
                                                             (date of
                                                           inception) to
                                                           July 31, 2003           2003                2002                2001
                                                          ---------------      ------------        ------------        ------------
Cash flows from financing activities:
 Proceeds from short-term borrowings                       $    874,500        $     25,000        $         --        $         --
 Payment of short-term borrowings                              (653,500)            (25,000)             (5,000)                 --
 Increase (decrease) in loans payable, related
 party, net                                                   2,628,868            (139,794)            139,794                  --
 Proceeds from bank debt and other long-term debt,
 net of deferred debt costs                                   3,667,460             915,000             300,000                  --
 Reduction of bank debt and long-term debt                   (2,951,164)             (8,704)             (6,612)             (6,605)
 Proceeds from issuance of Common Stock, net                 30,014,338             653,627           1,050,548             956,424
 Proceeds from exercise of stock options and
 warrants, net                                                6,060,914             377,660              93,000              83,731
 Proceeds from issuance of convertible debentures,
 related party                                                  297,000                  --                  --             297,000
 Proceeds from issuance of convertible debentures,
 unrelated party                                                416,993                  --                  --              69,993
                                                           ------------        ------------        ------------        ------------
  Net cash provided by financing activities                  40,355,409           1,797,789           1,571,730           1,400,543
  Net increase (decrease) in cash and cash
  equivalents                                                   330,137             244,294              41,062            (212,664)
Cash and cash equivalents at beginning of period                     --              85,843              44,781             257,445
                                                           ------------        ------------        ------------        ------------
Cash and cash equivalents at end of period                 $    330,137        $    330,137        $     85,843        $     44,781
                                                           ============        ============        ============        ============

Supplemental disclosure of cash flow information -
interest paid                                              $  1,707,338        $     24,697        $     20,195        $      8,733
                                                           ============        ============        ============        ============

Noncash financing activities:
 Issuance of convertible subordinated debenture for
 loan payable to officer                                   $  2,725,000        $         --        $         --        $         --
                                                           ============        ============        ============        ============

 Issuance of Common Stock upon the conversion of
     convertible subordinated debentures, related
     party                                                 $  3,242,000        $         --        $         --        $    297,000
                                                           ============        ============        ============        ============

 Conversion of short-term borrowings to Common Stock       $    226,000        $         --        $         --        $         --
                                                           ============        ============        ============        ============

 Conversion of accrued interest, payroll and
 expenses by related parties to stock options              $  3,194,969        $         --        $         --        $         --
                                                           ============        ============        ============        ============

 Repurchase of stock options from related party            $   (198,417)       $         --        $         --        $         --
                                                           ============        ============        ============        ============

 Conversion of accrued interest to stock options           $    142,441        $         --        $         --        $         --
                                                           ============        ============        ============        ============

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                       Statements of Cash Flows, Continued

                                                          August 24, 1981
                                                             (date of
                                                           inception) to
                                                           July 31, 2003           2003                2002                2001
                                                          ---------------      ------------        ------------        ------------
 Conversions of accounts payable to Common Stock           $    454,549        $     94,223        $     64,126        $     10,030
                                                           ============        ============        ============        ============

 Conversion of notes payable, bank and accrued
 interest to long-term debt                                $  1,699,072        $         --        $         --        $         --
                                                           ============        ============        ============        ============

 Conversion of loans and interest payable, related
 party and accrued payroll and expenses, related
 parties to long-term accrued payroll and other,
 related party                                             $  1,863,514        $         --        $         --        $         --
                                                           ============        ============        ============        ============

 Issuance of Common Stock upon the conversion of
 convertible subordinated debentures, other                $    191,993        $         --        $     64,993        $         --
                                                           ============        ============        ============        ============

 Issuance of Common Stock for services rendered            $      2,460        $         --        $         --        $         --
                                                           ============        ============        ============        ============

 Issuance of warrants with notes payable                   $    594,219        $    594,219        $         --        $         --
                                                           ============        ============        ============        ============

See accompanying notes to financial statements.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                    Years ended July 31, 2003, 2002 and 2001
                      and the Period From August 24, 1981
                      (Date of Inception) to July 31, 2003

(1)   Summary of Significant Accounting Policies

      Business Description

      Alfacell Corporation (the "Company") was incorporated in Delaware on August 24, 1981 for the purpose of engaging in the discovery, investigation and development of a new class of anti-cancer drugs and anti-viral agents. The Company is a development stage company as defined in the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 7. The Company is devoting substantially all of its present efforts to establishing its business. Its planned principal operations have not commenced and, accordingly, no significant revenue has been derived therefrom.

      The Company's current operations encompass all the risks inherent in discovering and developing a new drug, including: an uncertainty regarding the timing and amount of future revenues to be derived from the Company's technology; obtaining future capital as needed; attracting and retaining key personnel; and a business environment with heightened competition, rapid technological change and strict government regulations.

      Use of Estimates

      The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts and disclosures in these financial statements. Actual results could differ from those estimates.

      Property and Equipment

      Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets ranging from three to seven years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations for the period.

      The cost of repairs and maintenance is charged to operations as incurred; significant renewals and betterments are capitalized.

      Cash Equivalents

      The Company considers all highly liquid investments with maturities of three months or less, at the time of purchase, to be cash equivalents.

      Research and Development

      Research and development costs are expensed as incurred.

      Fair Value of Financial Instruments

      For all financial instruments, their carrying value approximates fair value due to the short maturity of those instruments. Debt instruments have been issued at rates which represent prevailing market rates for similar financings.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(1)   Summary of Significant Accounting Policies, (Continued)

      Comprehensive Income (Loss)

      The net loss of $2,412,000, $2,591,000 and $2,295,000 recorded for the years ended July 31, 2003, 2002 and 2001, respectively, is equal to the comprehensive loss for those periods in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income".

      Earnings (Loss) Per Common Share

      "Basic" earnings (loss) per common share equals net income (loss) divided by weighted average common shares outstanding during the period. "Diluted" earnings per common share equals net income divided by the sum of weighted average common shares outstanding during the period, adjusted for the effects of potentially dilutive securities. The Company's Basic and Diluted per share amounts are the same since the Company is in a loss position and the assumed exercise of stock options and warrants would be all anti-dilutive. The number of outstanding options and warrants that could dilute earnings per share in future periods was 9,663,023, 9,040,881 and 6,445,748 at July 31, 2003, 2002 and 2001, respectively.

      Long-Lived Assets

      The Company reviews long-lived assets for impairment whenever events or changes in business circumstances occur that indicate that the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of long-lived assets held and to be used based on undiscounted cash flows, and measures the impairment, if any, using discounted cash flows. SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, has not had a material impact on the Company's financial position, operating results or cash flows.

      Stock Option Plans

      Statements of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), provides for the use of a fair value based method of accounting for employee stock compensation. However, SFAS 123 also allows an entity to continue to measure compensation cost for stock options granted to employees and directors using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), which only requires charges to compensation expense for the excess, if any, of the fair value of the underlying stock at the date a stock option is granted (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock, if such amounts differ materially from the historical amounts. The Company has elected to continue to account for employee stock options using the intrinsic value method under Opinion 25.

      Pursuant to SFAS 123, shares, warrants or options issued in connection with debt financing agreements or to non-employees for services are accounted for based on their fair market value determined using the Black-Scholes option pricing model.

      Pro forma net loss and loss per share reflecting approximate compensation cost for the fair value of stock options awarded to employees using the Black-Scholes option pricing model are as follows:

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(1)   Summary of Significant Accounting Policies, (Continued)

      Accounting For Warrants Issued With Convertible Debt

                                                                    2003            2002            2001
                                                                 -----------     -----------     -----------
      Net Loss:
            As reported                                          $(2,411,532)    $(2,591,162)    $(2,294,936)
            Less total stock-based employee compensation
            expense determined under a fair value based
            method for all awards, net of related tax effects       (152,598)       (169,708)       (227,720)
                                                                 -----------     -----------     -----------
            Pro forma                                            $(2,564,130)    $(2,760,870)    $(2,522,656)
                                                                 ===========     ===========     ===========
      Loss per common share:
            As reported                                          $     (0.10)    $     (0.12)    $     (0.12)
            Pro forma                                                  (0.11)          (0.13)          (0.13)

      The Company accounts for the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with nondetachable conversion rights that are in-the-money at the commitment date pursuant to the consensuses for EITF Issue No. 98-5 and EITF Issue No. 00-27. Such value is allocated to additional paid-in capital and the resulting debt discount is charged to interest expense over the terms of the notes payable. Such value is determined after first allocating an appropriate portion of the proceeds received to warrants or any other detachable instruments included in the exchange.

(2)   Liquidity

      The Company has reported net losses of approximately $2,412,000, $2,591,000, and $2,295,000 for the fiscal years ended July 31, 2003, 2002 and 2001, respectively. The loss from date of inception, August 24, 1981, to July 31, 2003 amounts to $63,974,000. Also, the Company has a working capital deficit and limited liquid resources. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts or classification of liabilities which might result from the outcome of this uncertainty.

      The Company's continued operations will depend on its ability to raise additional funds through various potential sources such as equity and debt financing, collaborative agreements, strategic alliances, sale of tax benefits, revenues from the commercial sale of ONCONASE(R), the primary anti-cancer product being developed by the Company, licensing its proprietary RNase technology and its ability to realize the full potential of its technology and its drug candidates via out-licensing agreements with other companies. Such additional funds may not become available or be available on acceptable terms. Through July 31, 2003, a significant portion of the Company's financing has been through private placements of Common Stock and warrants, the issuance of Common Stock for stock options and warrants exercised and for services rendered, debt financing and financing provided by the Company's Chief Executive Officer. Additionally, the Company raised capital through the sale of a portion of its tax benefits. Until the Company's operations generate significant revenues, the Company will continue to fund operations from cash on hand and through the sources of capital previously described. During the fiscal year ended July 31, 2003, the Company received gross proceeds of approximately $2,241,000 from long-term and short-term borrowings from unrelated parties, from the private placement of Common Stock and warrants, proceeds from the exercise of warrants and options and from the sale of its tax benefits. No assurances can be provided that the additional capital will be sufficient to meet the Company's needs.

      The Company will continue to incur costs in conjunction with its U.S. and foreign registrations for marketing approval of ONCONASE(R). The Company is currently in discussion with several potential strategic alliance partners including major international biopharmaceutical companies to further the development and marketing of ONCONASE(R) and other related products in its pipeline as well as its proprietary technology. However, there can be no assurance that any such alliances will materialize. The Company intends to seek foreign marketing approvals for ONCONASE(R) for the treatment of malignant mesothelioma. Therefore, the Company expanded its ongoing clinical trial internationally. The

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(2)   Liquidity, (Continued)

      Company's ability to raise funding at this time may be dependent upon other factors including, without limitation, market conditions, and such funds may not be available or be available on acceptable terms.

      The Company's Common Stock was delisted from The Nasdaq SmallCap Market effective at the close of business April 27, 1999 for failing to meet the minimum bid price requirements set forth in the NASD Marketplace Rules. As of April 28, 1999, the Company's Common Stock trades on the OTC Bulletin Board under the symbol "ACEL". Delisting of the Company's Common Stock from Nasdaq could have a material adverse effect on its ability to raise additional capital, its stockholders' liquidity and the price of its Common Stock.

(3)   Property and Equipment

      Property and equipment, at cost, consists of the following at July 31:

                                                           2003          2002
                                                        ----------    ----------

            Laboratory equipment                        $  755,040    $  755,040
            Office equipment                               296,105       296,105
            Leasehold improvements                          97,833        97,833
                                                        ----------    ----------
      Total                                              1,148,978     1,148,978
      Less accumulated depreciation and amortization     1,136,183     1,120,371
                                                        ----------    ----------
      Property and equipment, net                       $   12,795    $   28,607
                                                        ==========    ==========

(4)   Long-term Debt

      Long-term debt consists of the following at July 31:

                                                                         2003        2002
                                                                       --------    --------
      Notes payable, unsecured, unrelated party at 8% and 8.5%
            interest, net of debt discount of $350,808 at July 31,
            2003 with maturity dates during fiscal years July 31,
            2004 and 2005.                                             $564,192    $     --
      Notes payable, unsecured, unrelated party at 8% interest and due as follows: $100,000 due December 4, 2003, $100,000
            due February 17, 2004 and $100,000
            Due March 29, 2004.                                         300,000     300,000
      Note payable, in monthly installments of $1,459,
            including principal and interest commencing April
            2000 and each month  thereafter until March 2005,
            secured by equipment.                                        15,404      24,108
                                                                       --------    --------
                                                                        879,596     324,108
      Less current portion                                              637,080       8,179
                                                                       --------    --------
                                                                       $242,516    $315,929
                                                                       ========    ========

      During the fiscal year ended July 31, 2003, the Company issued 8% convertible notes payable to unrelated parties with principal balances totaling an aggregate of $915,000. These notes payable are scheduled to mature on various dates from April 2004 through May 2005 and are convertible into the Company's Common Stock at exercise prices ranging from $0.20 to $0.50 per share. Additionally, with the issuance of the notes payable, the Company issued to the unrelated parties warrants to purchase an aggregate of 665,000 shares of the Company's Common Stock, expiring five years from the date of issuance at an exercise price of $0.60 per share. In addition, the Company will issue on the due date of the notes payable warrants to purchase an aggregate of 915,000 shares of the Company's Common Stock expiring five years from the date of issuance

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(4)   Long-term Debt, (Continued)

      at per share exercise prices of $1.00 and $1.10. The Company valued these warrants at a total of $219,259 based on the fair value determined by using the Black-Scholes method. At the issuance dates of the notes payable, the fair market values of the Company's shares exceeded the effective conversion prices.

      Accordingly, the Company initially increased additional paid-in capital by $219,259 for the fair value of the warrants and reduced the carrying value of the notes payable for the same amount for the debt discount attributable to the fair value of the warrants. The Company is amortizing the debt discount over the terms of the notes payable.

      Pursuant to the applicable guidance in the consensus for EITF Issue No. 00-27, the Company valued the beneficial conversion feature using the effective conversion price. Accordingly, the Company first allocated $219,259 to the detachable warrants and decreased the carrying value of the notes payable. Based on the effective conversion prices, the Company recorded a beneficial conversion charge of $374,960 which was allocated to additional paid-in capital and debt discount which is being amortized as interest expense over the terms of the notes payable. At July 31, 2003, the notes were convertible into 4,157,143 shares of Common Stock.

            The notes require principal payments in each of the years subsequent to July 31, 2003 as follows:

                 Year Ending July 31,    Amount
                 --------------------  ----------
                        2004           $  815,000
                        2005              400,000
                                       ----------
                        Total          $1,215,000
                                       ==========

(5)   Related Party

      During the fiscal year ended July 31, 2003, the Company's CEO has made loans to the Company payable on demand bearing interest at 8% per annum. As of July 31, 2002, the Company owed $139,794 which was classified as a current liability included in Loan payable, related party. During the fiscal year ended July 31, 2003, the amount owed was repaid. Amounts due from the Company's CEO totaled $142,287 and $68,667 at July 31, 2003 and 2002, respectively, are classified as a long-term asset in Loan receivable, related party as the Company does not expect repayment of these amounts within one year. The Company earned approximately $9,500 interest on the unpaid balance. At July 31, 2003, the Company owed approximately $81,000 of salary to its CEO.

(6)   Note Payable - Convertible Note

      In April 2001, the Company entered into convertible notes payable with certain related and unrelated parties in the aggregate amount of $366,993. The notes were due within ninety (90) days unless the lenders elect to exercise an option to convert the note into the Company's Common Stock, par value $.001 per share at a conversion price of $0.90 per share (the estimated fair market value of the stock based on the average of the high and low trade prices of the Company's Common Stock for the ten (10) trading days preceding the loan date). In addition, upon conversion, the lender would receive a three-year warrant for each share of converted Common Stock at an exercise price of $2.50 per share that will expire on July 7, 2004. The estimated value of the warrants of $133,793, using the Black-Scholes options-pricing model, was recorded as interest expense over the ninety day note term. In July 2001, an aggregate of $297,000 note payables were converted which resulted in the issuance of 330,000 shares of the Company's Common Stock. In addition, upon conversion, the Company issued the agreed three-year warrants to purchase an aggregate of 330,000 shares of Common Stock at an exercise price of $2.50 per share. An aggregate balance of the convertible notes in the amount of $69,993 was renewed for one hundred twenty (120) days for the same conversion price of $0.90 per share. In addition, upon conversion, the lender would receive a five-year warrant for each share of converted Common Stock at an exercise price of $1.50 per share. The

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(6)   Note Payable - Convertible Note (Continued)

      estimated value of the warrants of $45,000, using the Black-Scholes options-pricing model, was treated as a debt discount which accretes as interest expense over the one hundred twenty day note term through October 31, 2001. In October 2001, an aggregate of $64,993 notes payable were converted which resulted in the issuance of 72,214 shares of the Company's Common Stock. In addition, upon conversion, the Company issued the agreed five-year warrants to purchase an aggregate of 72,214 shares of Common Stock at an exercise price of $1.50 per share. Also, in October 2001, the Company's Board of Directors approved the change in the exercise price of the 330,000 warrants issued to related parties upon conversion of notes from $2.50 per share to $1.50 per share and changed the expiration date to July 7, 2006, to conform with the private placements to unrelated parties.

(7)   Leases

      The Company leased its facility under a five-year operating lease which expired on December 31, 2001. The Company has been leasing the property on a month-to-month basis. Rent expense charged to operations was $136,000, $136,000, and $136,000 in 2003, 2002 and 2001, respectively.

(8)   Stockholders' Equity

      On September 1, 1981, the Company issued 712,500 shares of Common Stock (1,068,750 shares adjusted for the stock split on September 8, 1982) to officers and stockholders in exchange for equipment, research and development services, stock registration costs, reimbursement of expenses and other miscellaneous services. The Common Stock issued for services was recorded at the estimated fair value of services rendered based upon the Board of Directors' determination and ratification of the value of services. Equipment received in exchange for Common Stock was recorded at the transferor's cost. Common stock issued for reimbursement of expenses was recorded based upon expenses incurred. All values assigned for expenses and services rendered have been charged to operations except for stock registration costs which were charged against proceeds.

      On July 30, 1982, the Company sold 82,143 shares of Common Stock (123,214 shares adjusted to reflect the stock split on September 8, 1982) to a private investor at a price of $1.40 per share, resulting in net proceeds to the Company of approximately $108,500.

      On September 8, 1982, the Company declared a 3-for-2 stock split. Shares previously issued by the Company have been restated in accordance with the stock split.

      On September 8, 1982, the Company issued 15,000 shares of Common Stock to an officer and stockholder in exchange for equipment. The equipment received in exchange for the Common Stock was recorded at the transferor's cost.

      On November 1, 1982 and January 3, 1983, the Company sold 28,125 and 16,071 shares of Common Stock, respectively, to private investors at $.93 per share, resulting in net proceeds to the Company of approximately $41,250.

      On January 17, 1983, the Company sold 660,000 shares of its Common Stock and 330,000 Common Stock purchase warrants in a public offering at a price of $2.50 per share, resulting in net proceeds to the Company of approximately $1,308,446. The warrants were to expire 12 months after issuance; however, the Company extended the expiration date to July 16, 1984. During the fiscal years ended July 31, 1983 and 1984, the net proceeds to the Company from the exercise of the warrants amounted to $934,000. Each Common Stock purchase warrant was not detachable from its Common Stock or exercisable until six months after the issuance date of January 17, 1983. Each warrant entitled the holder to purchase one share of Common Stock at an exercise price of $3.00 after six months and prior to nine months after issuance. The exercise price increased to $3.50 after nine months and prior to 12 months after issuance.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(8)   Stockholders' Equity, (Continued)

      In connection with the public offering, the Company sold 60,000 five-year purchase warrants to the underwriters at a price of $.001 per warrant. Each warrant entitled the holder to purchase one share of Common Stock at an exercise price of $3.00. Pursuant to the antidilution provisions of the warrants, the underwriters received warrants to purchase 67,415 shares at an exercise price of $2.67 per share. As of July 31, 1986, all such warrants were exercised and the Company received proceeds of approximately $180,000.

      On February 22, 1984, the Company filed a registration statement with the Securities and Exchange Commission for the issuance of two series of new warrants, each to purchase an aggregate of 330,000 shares (hereinafter referred to as one-year warrants and two-year warrants). The one-year warrants had an exercise price of $6.50 per share and expired July 17, 1985. The two-year warrants had an exercise price of $10.00 per share and were to expire July 17, 1986. However, the Company extended the expiration date to August 31, 1987. The one-year warrants and two-year warrants were issued as of July 17, 1984 on a one-for-one basis to those public offering warrant holders who exercised their original warrants, with the right to oversubscribe to any of the warrants not exercised. During the fiscal years ended July 31, 1985, 1986, 1987 and 1988, the Company received net proceeds of approximately $2,471,000 as a result of the exercise of the warrants.

      On January 2, 1987, the Company issued 250,000 shares of Common Stock to officers and stockholders, including the President and Chief Executive Officer, in recognition of services performed for the Company. The fair value of such shares was recorded as compensation expense.

      On February 3, 1987, the Company sold 5,000 shares of Common Stock to a private investor for $5.00 per share, resulting in net proceeds to the Company of approximately $25,000.

      On September 1, 1987, the Board of Directors approved new wage contracts for three officers. The contracts provided for the issuance of 700,000 shares of Common Stock as an inducement for signing. The fair value of these shares was recorded as deferred compensation and was amortized over the term of the employment agreements. The contracts also provided for the issuance of 1,500,000 shares of Common Stock in 750,000 increments upon the occurrence of certain events. These shares were issued during the fiscal years ended July 31, 1989 and 1990 and the fair value of such shares was recorded as deferred compensation and was amortized over the remaining term of the employment agreements. The contracts also provided for five-year options to purchase 750,000 shares of Common Stock at $3.00 per share; options for the purchase of 170,000 shares were exercised on June 16, 1988 and the remaining options for the purchase of 580,000 shares expired on September 2, 1992.

      During the fiscal year ended July 31, 1988, the Company issued 206,429 shares of Common Stock for payment of legal and consulting services. The fair value of such shares was charged to operations.

      During the fiscal year ended July 31, 1988, the Company issued 12,500 shares of Common Stock in connection with the settlement of certain litigation. The fair value of these shares was charged to operations.

      During the fiscal year ended July 31, 1988, the Company sold 61,073 shares of Common Stock to private investors at $2.92 per share resulting in net proceeds to the Company of approximately $178,133.

      On September 21, 1988, the Company entered into a stipulation of settlement arising from a lawsuit wherein it agreed to pay a total of $250,000 in 12 monthly installments. Under the agreement, the Company authorized the issuance on September 7, 1988 and October 18, 1988 of 85,000 and 50,000 shares, respectively, to an escrow account to secure payment of the $250,000 due under the stipulation of

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(8)   Stockholders' Equity, (Continued)

      settlement. During the fiscal year ended July 31, 1989, the Company issued and sold the 135,000 shares of Common Stock for $1,074,838. On February 14, 1989, the Board of Directors authorized the issuance of an additional 50,000 shares. During the year ended July 31, 1990, the shares were sold for $351,117. The proceeds from the above transactions were used to pay the settlement and related legal costs, reduce loans from and interest due to the Company's Chief Executive Officer, and for working capital.

      During the fiscal year ended July 31, 1989, the Company sold 105,840 shares of Common Stock to private investors at $3.97 per share resulting in net proceeds to the Company of approximately $420,000.

      During the fiscal year ended July 31, 1990, the Company issued 52,463 shares of Common Stock for payment of legal and consulting services. The fair value of the Common Stock was charged to operations.

      During the fiscal year ended July 31, 1990, the Company issued 50,000 shares of Common Stock in connection with the settlement of certain litigation. The fair value of the Common Stock was charged to operations.

      During the fiscal year ended July 31, 1990, the Company sold 89,480 shares of Common Stock to private investors at $3.97 per share resulting in net proceeds to the Company of approximately $355,080.

      During the fiscal year ended July 31, 1991, the Company issued 87,000 shares of Common Stock for payment of legal and consulting services. The fair value of the Common Stock was charged to operations.

      During the fiscal year ended July 31, 1992, the Company sold 70,731 shares of Common Stock to private investors at $2.75 to $3.50 per share resulting in net proceeds to the Company of approximately $219,900.

      During the fiscal year ended July 31, 1992, the Company issued 45,734 shares of Common Stock as payment for services rendered to the Company. The fair value of the Common Stock was charged to operations.

      During the fiscal years ended July 31, 1992 and 1990, 94,000 and 50,000 shares of Common Stock, respectively, were issued to the Company's Chief Executive Officer upon the conversion of outstanding debentures.

      During the fiscal year ended July 31, 1993, the Company sold 352,667 shares of Common Stock to private investors at prices ranging from $2.00 to $3.00 per share resulting in net proceeds to the Company of approximately $735,500. In addition, the private investors were granted options to purchase Common Stock totaling 587,167 shares at prices ranging from $3.00 to $7.00. During the fiscal years ended July 31, 1995 and 1996, 322,500 and 228,833 options expired, respectively. A total of 42,167 options due to expire on July 31, 1995 were extended to July 31, 1996 and their exercise price was reduced to $2.50. During the fiscal year ended July 31, 1996, 35,834 options were exercised resulting in net proceeds to the Company of approximately $89,600.

      During the fiscal year ended July 31, 1993, the Company issued 54,600 shares of Common Stock as payment for legal and other services performed for the Company. The fair value of 49,600 shares was charged to operations. The remaining 5,000 shares were recorded as deferred compensation and were amortized over a one-year period, beginning in February 1993, in accordance with the agreement entered into with the recipient.

      During the fiscal year ended July 31, 1994, the Company issued 7,000 shares of Common Stock as payment for services performed for the Company. The fair value of the Common Stock was charged to operations.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(8)   Stockholders' Equity, (Continued)

      During the fiscal year ended July 31, 1994, the Company sold 25,000 shares of Common Stock to a private investor at $2.00 per share resulting in net proceeds to the Company of $50,000. In addition, the private investor was granted options to purchase Common Stock totaling 25,000 shares at $4.00 per common share. These options were exercised in September 1996 resulting in net proceeds to the Company of $100,000.

      During the fiscal year ended July 31, 1994, the Company sold 800,000 shares of Common Stock to private investors at $2.50 per share resulting in net proceeds to the Company of $1,865,791. In addition, the private investors were granted warrants to purchase Common Stock totaling 800,000 shares at $5.00 per common share. Warrants for the purchase of 147,450 shares were exercised during fiscal 1997 resulting in net proceeds to the Company of $737,250. The remaining 652,550 warrants expired during fiscal 1997.

      During the fiscal year ended July 31, 1994, 400,000 shares of Common Stock were issued to the Company's Chief Executive Officer upon the conversion of outstanding debentures.

      During the fiscal year ended July 31, 1994, 25,400 shares of Common Stock were issued upon the conversion of other outstanding debentures.

      In September 1994, the Company completed a private placement resulting in the issuance of 288,506 shares of Common Stock and three-year warrants to purchase 288,506 shares of Common Stock at an exercise price of $5.50 per share. The warrants expired during fiscal 1998. The Common Stock and warrants were sold in units consisting of 20,000 shares of Common Stock and warrants to purchase 20,000 shares of Common Stock. The price per unit was $50,000. The Company received proceeds of approximately $545,000, net of costs associated with the placement of approximately $55,000 and the conversion of certain debt by creditors of $121,265 into equivalent private placement units of 17,600 shares for conversion of short-term borrowings and 30,906 shares issued for services rendered. In October 1994, an additional two units at $50,000 per unit were sold to a private investor under the same terms as the September 1994 private placement resulting in the issuance of 40,000 shares of Common Stock and warrants to purchase 40,000 shares of Common Stock. The warrants expired during fiscal 1998.

      During the fiscal year ended July 31, 1995, 185,000 shares of Common Stock were issued upon the exercise of stock options by unrelated parties resulting in net proceeds to the Company of $437,200. The exercise prices of the options ranged from $2.27 to $2.50, which had been reduced from $3.50 and $5.00, respectively, during fiscal 1995.

      During the fiscal year ended July 31, 1995, the Company sold 681,000 shares of Common Stock to private investors resulting in net proceeds to the Company of approximately $1,379,000. The shares were sold at prices ranging from $2.00 to $2.25.

      During the fiscal year ended July 31, 1995, the Company sold 139,080 shares of Common Stock and 47,405 three-year warrants to purchase shares of Common Stock at an exercise price of $4.00 per share to private investors. The stock and warrants were sold at prices ranging from $2.25 to $2.73 per share and resulted in net proceeds to the Company of $343,808, of which $4,800 was for services rendered. The common shares were issued to the investors subsequent to July 31, 1995.

      On August 4, 1995, the Company issued 6,060 shares of Common Stock as payment for services rendered to the Company. The fair value of the Common Stock was charged to operations.

      On September 29, 1995, the Company completed a private placement resulting in the issuance of 1,925,616 shares of Common Stock and three-year warrants to purchase an aggregate of 55,945 shares of Common Stock at an exercise price of $4.00 per share. Of these shares 1,935 were issued for services rendered to the Company. The Common Stock was sold alone at per share prices ranging from $2.00 to $3.70, and in combination with warrants at per unit prices ranging from $4.96 to $10.92, which related to the number of

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(8)   Stockholders' Equity, (Continued)

      warrants contained in the unit. The Company received proceeds of approximately $4.1 million, including $1,723,000 for approximately 820,000 shares received during the fiscal year ended July 31, 1995. The warrants expired in October 1998. As consideration for the extension of the Company's term loan agreement with its bank, the Company granted the bank a warrant to purchase 10,000 shares of Common Stock at an exercise price of $4.19. The warrants were issued as of October 1, 1995 and expired on August 31, 1997.

      In June 1996, the Company sold in a private placement 1,515,330 shares of Common Stock and three-year warrants to purchase 313,800 shares of Common Stock at an exercise price of $7.50 per share. Of these shares, 12,000 were issued for services rendered to the Company. The Common Stock was sold alone at a per share price of $3.70, in combination with warrants at a per unit price of $12.52 and warrants were sold alone at a per warrant price of $1.42. Each unit consisted of three shares of Common Stock and one warrant. The Company received proceeds of approximately $5.7 million. The warrants expired during the fiscal 2000.

      In June 1996, the Company issued 10,000 five-year stock options as payment for services rendered. The options vested immediately and have an exercise price of $4.95 per share. The Company recorded research and development expense of $28,260 which was the fair value of the stock options on the date of issuance. The options expired during the fiscal year ended July 31, 2001.

      During the fiscal year ended July 31, 1996, 207,316 shares of Common Stock were sold from October 1995 to April 1996 at per share prices ranging from $3.60 to $4.24 resulting in proceeds of approximately $808,000.

      During the fiscal year ended July 31, 1996, 656,334 stock options were exercised by both related and unrelated parties resulting in net proceeds of approximately $1.9 million to the Company. Of these shares, 89,634 were issued subsequent to July 31, 1996. The exercise prices of the options ranged from $2.50 to $3.87 per share.

      In August 1996, the Company issued 10,000 stock options with an exercise price of $4.69 per share exercisable for five years as payment for services to be rendered. An equal portion of these options vested monthly for one year commencing September 1, 1996. The Company recorded general and administrative expense of $27,900 which was the fair value of the stock options on the date of issuance. The options expired during the fiscal year ended July 31, 2002.

      In March 1997, the Company issued 112,000 shares of Common Stock at $4.50 per share in a private placement to a single investor resulting in net proceeds of $504,000 to the Company.

      In May 1997, the Company issued 100,000 stock options to a director with an exercise price of $5.20 per share as payment for serving as Chairman of the Scientific Advisory Board (the "SAB"). These options will vest as follows provided the director is then serving as Chairman of the SAB at the time of vesting: 10,000 vested immediately, 10,000 after one full calendar year, 10,000 annually for each of the following three years and 50,000 on May 13, 2002. The vesting of the 50,000 options which vest in May 2002 may be accelerated upon the occurrence of the following events:
      25,000 options upon the good faith determination by the Company's Board of Directors that a substantive collaborative agreement with a major biopharmaceutical company was a result of Dr. Carter's efforts and 25,000 options upon the good faith determination by the Company's Board of Directors that Dr. Carter made a material contribution towards the approval by the United States Food and Drug Administration of a New Drug Application for the marketing of ONCONASE(R) in the United States. The Company recorded a total research and development expense of $353,400, which was the fair value on the date of issuance of that portion of the

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(8)   Stockholders' Equity, (Continued)

      stock options that had vested as of July 31, 2002. Of these options, 20,000 expired as of the fiscal year ended July 31, 2003.

      During the fiscal year ended July 31, 1997, 639,500 stock options were exercised by both related and unrelated parties resulting in net proceeds of approximately $2.6 million to the Company. The exercise prices of the options ranged from $2.45 to $4.00 per share.

      During the fiscal year ended July 31, 1997, 147,450 warrants were exercised by both related and unrelated parties resulting in net proceeds of approximately $737,250 to the Company. The exercise price of the warrants was $5.00 per share.

      In October 1997, the Company issued 75,000 stock options to a director with an exercise price of $3.66 per share as payment for non-board related services to be rendered. These options will vest as follows provided he has been serving continuously on the Company's Board of Directors at the time of vesting: 10,000 vested immediately; 10,000 after one full calendar year; 10,000 annually for each of the following three years; and 25,000 on October 31, 2002. The vesting and exercisability of the 25,000 options, which vest in October 2002 may be accelerated upon the good faith determination of the Company's Board of Directors that a substantive collaborative agreement with a major pharmaceutical/biotechnology company was a direct result of the director's efforts. A total general and administrative expense of $185,600 is being amortized over a five-year period, which commenced in October 1997. As of July 31, 2003, the expense was fully amortized and recorded, based upon the fair value of such 75,000 options on the date of issuance, amortized on a straight-line basis over the vesting period of the grant. Of these options, 10,000 expired during the fiscal year ended July 31, 2003.

      In October 1997, the Company issued 12,000 five-year stock options to a consultant with an exercise price of $3.91 per share as payment for services to be rendered. An equal portion of these options vest monthly and are to be amortized over a one-year period which commenced in October 1997. In May 1998, the Company terminated the services of the consultant which resulted in the cancellation of 5,000 options. The Company recorded a total research and development expense for the remaining 7,000 options in the amount of $15,800, based upon the fair value of such options on the date of issuance, amortized on a straight-line basis over the vesting period of the grant. These options expired during the fiscal year ended July 31, 2003.

      On December 9, 1997, the stockholders authorized the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.001 from 25,000,000 shares to 40,000,000 shares.

      On December 9, 1997, the stockholders approved the 1997 Stock Option Plan (the "1997 Plan"). The total number of shares of Common Stock authorized for issuance upon exercise of options granted under the 1997 Plan is 2,000,000. Options are granted at fair market value on the date of the grant and generally are exercisable in 20% increments annually over five years starting one year after the date of grant and terminate five years from their initial exercise date.

      On January 23, 1998, the Securities and Exchange Commission (the "SEC") declared effective a registration statement on Form S-3 for the offer and sale by certain stockholders of up to 3,734,541 shares of Common Stock. Of these shares (i) an aggregate of 2,737,480 shares were issued to private placement investors in private placement transactions which were completed during the period from March 1994 through March 1997 (the "Earlier Private Placements"), (ii) an aggregate of 409,745 shares are issuable upon exercise of warrants which were issued to private placement investors in the Earlier Private Placements and (iii) an aggregate of 587,316 shares may be issued, or have been issued, upon exercise of options which were issued to option holders in certain other private transactions. As a result of the delisting of the Company's Common Stock from the Nasdaq SmallCap Market, the Company no longer qualified for the use of a Form S-3 registration statement for this offering when it filed its Annual Report

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(8)   Stockholders' Equity, (Continued)

      on Form 10-K for the fiscal year ended July 31, 1999 and thus, this registration statement was no longer effective. The Company filed a registration statement on Form S-1 to register these shares, which was declared effective in February 2002.

      In February 1998, the Company completed the February 1998 Private Placement primarily to institutional investors which resulted in the issuance of 1,168,575 units at a unit price of $4.00. Each unit consisted of two (2) shares of the Company's Common Stock, par value $.001 per share and one (1) three-year warrant to purchase one (1) share of Common Stock at an exercise price of $2.50 per share. The Company received proceeds of approximately $4,202,000, net of costs associated with the private placement of approximately $472,000. The placement agent also received warrants to purchase an additional 116,858 units comprised of the same securities sold to investors at an exercise price of $4.40 per unit as part of its compensation. In May 2001, the expiration date of these warrants was extended from May 19, 2001 to August 17, 2001. The warrants expired on August 17, 2001.

      In March 1998, the Company entered into a conversion agreement with one of its raw material suppliers (the "Supplier") for the conversion of an outstanding payable (the "Conversion Agreement") into 50,000 shares of the Company's Common Stock. Pursuant to the Conversion Agreement, the Company issued 50,000 shares of Common Stock to the Supplier. The fair value of the Common Stock approximated the outstanding payable amount of $100,000.

      In March 1998, the Company issued 75,000 stock options to a director with an exercise price of $2.80 per share as payment for non-board related services to be rendered. These options will vest as follows provided he has been serving continuously on the Company's Board of Directors at the time of vesting: 10,000 vested immediately; 10,000 after one full calendar year; 10,000 annually for each of the following three years; and 25,000 on March 24, 2003. The vesting and exercisability of the 25,000 options which vest in March 2003 may be accelerated upon the good faith determination of the Company's Board of Directors that a substantive collaborative agreement and licensing or financing arrangement with a major pharmaceutical/biotechnology company was a direct result of the director's efforts. A total general and administrative expense of $138,100 is being amortized over a five-year period which commenced in March 1998. As of July 31, 2003, the expense was fully amortized and recorded, based upon the fair value of such 75,000 options on the date of issuance, amortized on a straight-line basis over the vesting period of the grant. Of these options, 10,000 expired during the fiscal year ended July 31, 2003.

      On April 20, 1998 the SEC declared effective a registration statement on Form S-3 for the offer and sale by certain stockholders of up to 3,918,299 shares of Common Stock. Of these shares (i) an aggregate of 2,337,150 shares of Common Stock were issued to the private placement investors in the February 1998 Private Placement, (ii) an aggregate of 1,168,575 shares may be issued upon exercise of the Warrants which were issued to the private placement investors in the February 1998 Private Placement, (iii) 350,574 shares may be issued upon the exercise of the Placement Agent Warrant which was issued to the placement agent in the February 1998 Private Placement and the Warrants issuable upon exercise of the Placement Agent Warrant, (iv) 50,000 shares of Common Stock were issued to a Supplier in connection with conversion of an outstanding accounts payable, and (v) 12,000 shares may be issued upon the exercise of options which were issued as payment for services to be rendered. As a result of the delisting of the Company's Common Stock from the Nasdaq SmallCap Market, the Company no longer qualified for the use of a Form S-3 registration statement for this offering when it filed its Annual Report on Form 10-K for the fiscal year ended July 31, 1999 and thus, this registration statement was no longer effective. The Company filed a registration statement on Form S-1 to register these shares, which was declared effective in February 2002.

      During the fiscal year ended July 31, 1998, the Company issued 833 three-year stock options as payment for services rendered in August 1997. The options vested thirty days from the issuance date and have an

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(8)   Stockholders' Equity, (Continued)

      exercise price of $4.47 per share. The total general and administrative expense recorded for these options was $1,700, based upon the fair value of such options on the date of issuance. These options expired in August 2000.

      During the fiscal year ended July 31, 1998, the Company issued 15,000 three-year stock options with an exercise price of $4.15 per share as payment for services to be rendered. An equal portion of these options vest monthly and a total general and administrative expense of $30,000 is being amortized over a one-year period which commenced September 1997. The Company also issued 5,000 three-year stock options with an exercise price of $4.15 per share as payment for services to be rendered. Of these options, 833 vested monthly for five months commencing September 30, 1997 and 835 vested on the last day of the sixth month. Total general and administrative expense of $9,700 was amortized over a six-month period which commenced September 1997. As of July 31, 1998, the Company recorded general and administrative expense of $37,100, based upon the fair value of the 20,000 stock options on the date of the issuance, amortized on a straight-line basis over the vesting periods of the grants. These options expired three years after it vested.

      During the fiscal year ended July 31, 1998, 4,950 shares of Common Stock were issued upon the exercise of warrants by unrelated parties resulting in net proceeds of approximately $11,100 to the Company. The exercise prices of the warrants ranged from $2.20 to $2.50 per share.

      On October 1, 1998 (the "Effective Date"), the Company entered into an agreement with a consultant (the "Agreement"), resulting in the issuance of 200,000 five-year stock options with an exercise price of $1.00 per share as payment for services to be rendered. These options will vest as follows: an aggregate of 20,000 shall vest on October 1, 1999 or upon signing of the first corporate partnering deal, whichever shall occur first; an aggregate of 2,500 of such options shall vest on the last day of each month over the first twelve months after the Effective Date of the Agreement; the remaining 150,000 options will vest on the third anniversary of the Effective Date of the Agreement provided that the consultant is still providing consulting services to the Company under the Agreement at that time. The vesting of such remaining options shall be accelerated as follows: 50,000 of such options or the remainder of the unvested options, whichever is less, shall vest upon the signing of each corporate partnering deal in which the total consideration provided in the Agreement is less than $5,000,000; 100,000 of such options or the remainder of the unvested options, whichever is less, shall vest upon the signing of each corporate partnering deal in which the total consideration provided in the Agreement is greater than $5,000,000 but less than $10,000,000; 200,000 of such options or the remainder of the unvested options, whichever is less, shall vest upon the signing of each corporate partnering deal in which the total consideration provided in the Agreement is greater than $10,000,000. Should the Company sell a controlling interest in its assets and/or equity at any time after the signature of the Agreement, all options will vest. The Company has recorded approximately $49,300 of general and administrative expense based upon the fair value of the vested options through July 31, 2000. Additional expense will be recorded in subsequent periods through October 1, 2001 as the remainder of the options vest. During the fiscal year ended July 31 2000, the Agreement was terminated which resulted in the cancellation of 150,000 options. The remaining 50,000 options were exercised in September 2003, which resulted in gross proceeds of $50,000 to the Company.

      During the fiscal year ended July 31, 1999, the Company issued 5,000 three-year stock options as payment for services rendered. The options vested immediately and have an exercise price of $1.43 per share. The total general and administrative expense recorded for these options was $4,200, based upon the fair value of such options on the date of issuance. These options were exercised during the fiscal year ended July 31, 2000, which resulted in gross proceeds of $7,150 to the Company.

      During the fiscal year ended July 31, 1999, the Company issued 40,701 shares of Common Stock for payment of legal services. The fair value of the Common Stock in the amount of $16,631 was charged to operations.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(8)   Stockholders' Equity, (Continued)

      During the fiscal year ended July 31, 1999, the Company issued 6,000 shares of Common Stock for payment of services rendered. The fair value of the Common Stock in the amount of $2,460 was charged to operations.

      During the fiscal year ended July 31, 2000, the Company issued 174,965 shares of Common Stock for payment of services rendered. The fair value of the Common Stock in the amount of $92,184 was charged to operations.

      During the fiscal year ended July 31, 2000, the Company issued 95,000 shares of Common Stock upon the exercise of stock options by unrelated parties which resulted in gross proceeds of $45,850 to the Company. The exercise prices of the options ranged from $0.43 to $1.43.

      During the fiscal year ended July 31, 2000, the Company sold an aggregate of 875,000 shares of Common Stock to private investors at prices ranging from $0.50 to $1.00 per share resulting in net proceeds of $548,300 to the Company. In addition, the private investors were granted warrants to purchase an aggregate of 875,000 shares of Common Stock, inclusive of additional warrants issued so that all investors in the private placements received substantially the same securities, at per share exercise prices ranging from $1.03 to $4.55. Of these warrants, 437,500 expired in May 2003 and the balance will expire in May 2005.

      During the fiscal year ended July 31, 2001, the Company issued 11,800 shares of Common Stock for payment of services rendered. The fair value of the Common Stock in the amount of $10,030 was charged to operations.

      During the fiscal year ended July 31, 2001, the Company sold an aggregate of 863,331 shares of Common Stock to private investors at prices ranging from $0.90 to $1.50 per share resulting in net proceeds of $956,000 to the Company. In addition, the private investors were granted warrants to purchase an aggregate of 696,665 shares of Common Stock at per share exercise prices ranging from $1.50 to $3.00. The warrants will expire during the period commencing July 2004 and ending in October 2006.

      During the fiscal year ended July 31, 2001, the Company issued 165,555 shares of Common Stock upon the exercise of stock options by related parties which resulted in gross proceeds of $83,700 to the Company. The per share exercise prices of the options ranged from $0.29 to $0.85.

      During the fiscal year ended July 31, 2001, the Company issued 50,000 five-year stock options to a director as payment for non-board related services. These options vested immediately and have an exercise price of $0.90 per share. The Company recorded general and administrative expense of $31,600 which was the fair market value of the options, using the Black-Scholes options-pricing model, on the date of issuance. In addition, the director will receive a contingent award of 50,000 shares of the Company's Common Stock should the Company complete a strategic partnership or receive an investment from the prospective partner or its affiliates.

      During the fiscal year ended July 31, 2001, the Company issued 330,000 shares of Common Stock upon the conversion of convertible notes from related parties at $0.90 per share. In addition, upon conversion, the related parties were granted three-year warrants to purchase an aggregate of 330,000 shares of Common Stock at an exercise price of $2.50 per share. The estimated value of these warrants in the amount of $108,900 was recorded by the Company as interest expense during the fiscal year ended July 31, 2001. In October 2001, the board of directors approved a change of the 330,000 warrants from three-year warrants to five-year warrants and the exercise price from $2.50 per share to $1.50 per share to conform with the private placements to unrelated parties.

      During the fiscal year ended July 31, 2002, the Company issued 72,214 shares of Common Stock upon the conversion of convertible notes from unrelated parties at $0.90 per share. In addition, upon conversion, the

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(8)   Stockholders' Equity, (Continued)

      unrelated parties were granted five-year warrants to purchase an aggregate of 72,214 shares of Common Stock at an exercise price of $1.50 per share. The estimated value of these warrants in the amount of $32,200 was recorded by the Company as interest expense during the fiscal year ended July 31, 2002.

      During the fiscal year ended July 31, 2002, the Company issued 78,340 shares of Common Stock in settlement of accounts payable in the amount of $64,126. In addition, one of the vendors was granted five-year warrants to purchase 55,556 shares of Common Stock at an exercise price of $1.50 per share. The settled accounts payable amount was credited to equity as the value of the Common Stock and warrants.

      During the fiscal year ended July 31, 2002, the Company issued an aggregate of 85,221 five-year stock options as payment for services rendered. The options vested immediately and have a per share exercise prices of $0.75 as to 70,000 stock options and $0.94 as to 15,221 stock options. The Company recorded an aggregate total of $40,747 non-cash expenses for these options, based upon the fair value on the date of the issuance as estimated by the Black-Scholes options-pricing model.

      During the fiscal year ended July 31, 2002, the Company sold an aggregate of 2,622,122 shares of Common Stock to private investors at prices ranging from $0.35 to $0.90 per share resulting in net proceeds of $1,050,000 to the Company. In addition, the private investors were granted warrants to purchase an aggregate of 2,673,422 shares of Common Stock at per share exercise prices ranging from $0.75 to $1.50. The warrants will expire during the period commencing August 2006 and ending in June 2007.

      During the fiscal year ended July 31, 2002, the Company issued warrants to purchase 1,500,000 shares of Common Stock to Roan Meyers Associates L.P. for an aggregate warrant purchase price of $1,500 in connection with the engagement of Roan Meyers to render advisory services. Roan Meyers has already exercised warrants to purchase an aggregate of 226,000 shares of Common Stock as of the fiscal year ended July 31, 2003 with an exercise price of $0.50 per share, resulting in gross proceeds of $112,500 to the Company. Warrants to purchase an additional 274,000 shares were exercisable as of July 31, 2003 of which 24,000 shares have an exercise price of $0.50 per share and 250,000 have an exercise price of $1.00 per share. The remaining 1,000,000 warrants will become exercisable if Roan Meyers is successful in helping the Company raise capital. For each $1 million in capital financing raised with the assistance of Roan Meyers, 200,000 warrants will become exercisable up to 1,000,000 warrants in the aggregate. Of those 1,000,000 warrants, 400,000 are exercisable at $1.00 per share and 600,000 are exercisable at $1.50 per share. The Company recorded an expense equal to the fair market value of the first 500,000 warrants in February 2002 based upon the fair value of such warrants as estimated by Black-Scholes pricing model ($153,300), less the $1,500 received from the sale of the warrants. The additional warrants vest contingent upon capital being raised and were to be accounted for as part of the capital transaction. However, Roan Meyers Associates L.P. was not successful in its attempt in raising additional capital. During the fiscal year ended July 31, 2003, the vesting of the 600,000 warrants was amended to vest immediately and the exercise price was amended from $1.50 to $0.50 per share due to the price of the Company's Common Stock, which resulted in the issuance of 600,000 shares of Common Stock upon the exercise of warrants. The Company realized gross proceeds of $300,000 in this capital raising transaction.

      During the fiscal year ended July 31, 2002, the Company issued an aggregate of 186,000 shares of Common Stock upon the exercise of warrants by an unrelated party, which resulted in gross proceeds of $93,000 to the Company.

      During the fiscal year ended July 31, 2002, the Company issued an aggregate of 75,000 five-year stock options to unrelated parties as an incentive for lending the Company an aggregate of $75,000, which was repaid during the quarter. The options vested immediately and have an exercise price of $1.50 per share.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(8)   Stockholders' Equity, (Continued)

      The total non-cash interest expense recorded for these options was $25,615, based upon the fair value of such option on the date of issuance as estimated by the Black-Scholes options-pricing model.

      During the fiscal year ended July 31, 2002, the Company issued a notes payable to an unrelated party in an aggregate amount of $300,000. The note was due thirty days bearing interest at 8% per annum. In addition, the lender received warrants to purchase 350,000 shares of Common Stock at an exercise price of $0.60 per share. The total non-cash interest expense recorded for these warrants was $40,690, based upon the fair value of such option on the date of issuance as estimated by the Black-Scholes options-pricing model. The notes were either extended for eighteen months or the lenders can convert the notes at a conversion price of $0.40 per share plus a five-year warrant for each share of the Company's Common Stock issued upon conversion at an exercise price of $1.00 per share.

      During the fiscal year ended July 31, 2003, the Company issued an aggregate of 764,000 shares of Common Stock upon the exercise of warrants and stock options by unrelated parties which resulted in gross proceeds of approximately $378,000 to the Company.

      During the fiscal year ended July 31, 2003, the Company issued an aggregate 186,208 shares of Common Stock in settlement of accounts payable in the aggregate amount of $94,223. In addition, one of the vendors was granted five-year options to purchase 50,000 shares of Common Stock at an exercise price of $1.25 per share. The Company recorded $17,581 non-cash research and development expenses for these options, based upon the fair value on the date of the issuance as estimated by the Black-Scholes options-pricing model. The settled accounts payable amount was credited to equity as the value of the Common Stock and options.

      During the fiscal year ended July 31, 2003, the Company issued 25,000 five-year stock options to an unrelated party as an incentive for lending the Company an aggregate of $25,000, which was fully paid as of April 30, 2003. The stock options vested immediately and have an exercise price of $0.23 per share. The total non-cash interest expense recorded for these stock options was $2,503. In addition, the Company issued 140,000 five-year stock options for services rendered. These stock options vested immediately and have exercise prices of $0.84 and $1.25 per share. The total non-cash charge relating to these options was $55,437. The total value of these options was based upon the fair value of such options on the date of issuance as estimated by the Black-Scholes options-pricing model.

      During the fiscal year ended July 31, 2003, the Company issued 8% convertible notes payable to unrelated parties with principal balances totaling an aggregate of $915,000. These notes payable are scheduled to mature on various dates from April 2004 through May 2005 and are convertible into the Company's Common Stock at exercise prices ranging from $0.20 to $0.50 per share. Additionally, with the issuance of the notes payable, the Company issued to the unrelated parties warrants to purchase an aggregate of 665,000 shares of the Company's Common Stock, expiring five years from the date of issuance at an exercise price of $0.60 per share. In addition, the Company will issue on the due date of the notes payable warrants to purchase an aggregate of 915,000 shares of the Company's Common Stock expiring five years from the date of issuance at per share exercise prices of $1.00 and $1.10. The Company valued these warrants at a total of $219,259 based on the fair value determined by using the Black-Scholes method. At the issuance dates of the notes payable, the fair market values of the Company's shares exceeded the effective conversion prices. Accordingly, the Company initially increased additional paid-in capital by $219,259 for the fair value of the warrants and reduced the carrying value of the notes payable for the same amount for the debt discount attributable to the fair value of the warrants. The Company also increased its additional paid-in capital and debt discount by $374,960 for beneficial conversion rights issued in connection with the issuances of these notes (see note 4).

      During the fiscal year ended July 31, 2003, the Company sold an aggregate of 1,315,000 shares of Common Stock to private investors at prices ranging from $0.20 to $0.73 per share resulting in net

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(8)   Stockholders' Equity, (Continued)

      proceeds of $653,627 to the Company. In addition, the private investors were granted warrants to purchase an aggregate of 1,315,000 shares of Common Stock at per share exercise prices ranging from $1.00 to $1.50. The warrants will expire during the period commencing January 2008 and ending in October 2008.

(9)   Common Stock Warrants

      During the fiscal years 1988 and 1991, the Board of Directors granted stock purchase warrants to acquire a maximum of 400,000 shares of Common Stock at $5.00 per share which were not exercised and have since expired.

      The following table summarizes the activity of Common Stock warrants issued in connection with the Private Placements completed in fiscal years 1994 through 2003:

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(9)   Common Stock Warrants, (Continued)

                                                                Warrants             Exercise Price              Expiration
                                                                --------             --------------              ----------
      Sold in March 1994 Private Placement                        800,000                $5.00               3/21/97 to 6/21/97
                                                               ----------

      Outstanding at July 31, 1994                                800,000                 5.00               3/21/97 to 6/21/97

      Sold in September 1994 Private Placement                    288,506                 5.50               12/9/97 to 12/14/97
      Sold in October 1994 Private Placement                       40,000                 5.50                     1/21/98
      Sold in September 1995 Private Placement                     47,405                 4.00                     10/1/98
                                                               ----------

      Outstanding and exercisable at July 31, 1995              1,175,911              4.00 - 5.50           3/21/97 to 10/1/98

      Issued to bank in connection with an amendment to
      the Company's term loan                                      10,000                 4.19                     8/31/97
      Sold in September 1995 Private Placement                      8,540                 4.00                     10/1/98
      Sold in June 1996 Private Placement                         313,800                 7.50               8/29/99 to 9/10/99
                                                               ----------

      Outstanding and exercisable at July 31, 1996              1,508,251              4.00 - 7.50           3/21/97 to 9/10/99

      Exercised                                                  (147,450)                5.00               3/21/97 to 6/21/97
      Expired                                                    (652,550)                5.00               3/21/97 to 6/21/97
                                                               ----------

      Outstanding and exercisable at July 31, 1997                708,251              4.00 - 7.50           12/9/97 to 9/10/99

      Sold in February 1998 Private Placement                   1,168,575                 2.50                     8/17/01
      Issued to the Placement Agent in connection with
      the February 1998 Private placement (see note 8)            350,574              2.20 - 2.50                 8/17/01
      Exercised                                                    (4,950)             2.20 - 2.50                 5/19/01
      Expired                                                    (338,506)             4.19 - 5.50           8/31/97 to 1/21/98
                                                               ----------

      Outstanding and exercisable at July 31, 1998              1,883,944              2.20 - 7.50           10/1/98 to 8/17/01

      Expired                                                     (55,945)                4.00                     10/1/98

      Sold in February 2000 Private Placement                     875,000              1.03 - 4.55           5/28/03 to 5/28/05
      Expired                                                    (313,800)                7.50               8/30/99 to 9/11/99
                                                               ----------

      Outstanding and exercisable at July 31, 2000              2,389,199              1.03 - 4.55           5/19/01 to 5/28/05

      Sold in various private placements                          696,665              1.50 - 3.00           7/07/04 to 10/30/06
      Issued to related parties upon conversion of note
      payable                                                     330,000                 1.50                     7/07/06
                                                               ----------

      Outstanding and exercisable at July 31, 2001              3,415,864              1.03 - 4.55           8/17/01 to 10/30/06

      Expired                                                  (1,514,199)             2.20 - 2.50                 8/17/01
      Sold in various private placements                        2,673,422              0.75 - 1.50           11/03/06 to 9/10/07
      Issued to vendor upon settlement of accounts
      payable                                                      55,556                 1.50                     8/15/06

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(9)   Common Stock Warrants, (Continued)

                                                                Warrants             Exercise Price              Expiration
                                                                --------             --------------              ----------
      Issued to unrelated party for advisory services           1,500,000              0.50 - 1.50                 2/6/07
      Exercised                                                  (186,000)                0.50                     2/6/07
      Issued to unrelated parties upon conversion of
      notes payable                                                72,214                 1.50                    10/31/06
      Issued to unrelated parties in connection with
      notes payable                                               300,000                 0.60               11/13/06 - 7/29/07
                                                               ----------
      Outstanding and exercisable at July 31, 2002              6,316,857              0.50 - 4.55           5/28/03 to 9/10/07

      Expired                                                    (437,500)             1.03 - 3.25                 5/28/03
      Sold in various private placements                        1,315,000              1.00 - 1.50           1/24/08 to 10/31/08
      Exercised                                                  (640,000)                0.50                     2/6/07
      Issued to unrelated parties in connection with
      notes payable                                               665,000                 0.60                9/6/07 - 3/14/08
                                                               ----------

      Outstanding and exercisable at July 31, 2003              7,219,357             $0.50 - 4.55           5/28/05 to 10/31/08
                                                               ==========             ============

(10)  Stock Options

      1993 Stock Option Plan

      The Company's stockholders approved the 1993 stock option plan totaling 3,000,000 shares, which provide that options may be granted to employees, directors and consultants. Options are granted at market value on the date of the grant and generally are exercisable in 20% increments annually over five years starting one year after the date of grant and terminate five years from their initial exercise date. Our plan will expire on November 11, 2003 except to the extent there are outstanding options.

      1997 Stock Option Plan

      The Company's stockholders approved the 1997 stock option plan totaling 2,000,000 shares, which provide that options may be granted to employees, directors and consultants. Options are granted at market value on the date of the grant and generally are exercisable in 20% increments annually over five years starting one year after the date of grant and terminate five years from their initial exercise date.

      The following table summarizes stock option activity for the period August 1, 1994 to July 31, 2003:

                                                               Weighted Average
                            Shares Available      Number of   Exercise Price Per
                               for Grant            Shares          Share
                            ----------------      ---------   ------------------
Balance August 1, 1994         1,926,841          5,935,337         $3.76
Granted                         (818,850)           818,850          2.60
Exercised                             --           (185,000)         2.36
Canceled                              --         (1,897,500)         4.30
                               ---------         ----------
Balance July 31, 1995          1,107,991          4,671,687          3.39
Granted                         (296,205)           296,205          3.99
Exercised                             --           (656,334)         2.92
Canceled                           6,500           (235,333)         4.89
                               ---------         ----------
Balance July 31, 1996            818,286          4,076,225          3.43

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(10)  Stock Options, (Continued)

                                                               Weighted Average
                            Shares Available      Number of   Exercise Price Per
                               for Grant            Shares          Share
                            ----------------      ---------   ------------------
1997 Plan                      2,000,000                 --            --
Granted                         (932,500)           932,500          4.90
Exercised                             --           (639,500)         3.82
Canceled                         484,845           (484,845)         4.70
                               ---------         ----------
Balance July 31, 1997          2,370,631          3,884,380          3.56
Granted                         (234,333)           234,333          3.31
Canceled                          91,100            (91,100)         3.81
                               ---------         ----------
Balance July 31, 1998          2,227,398          4,027,613          3.54
Granted                         (595,000)           595,000          0.62
Canceled                         443,934           (555,737)         3.97
                               ---------         ----------
Balance July 31, 1999          2,076,332          4,066,876          3.05
Granted                         (827,000)           827,000          0.52
Exercised                             --            (95,000)         0.48
Canceled                         638,395         (1,031,880)         2.73
                               ---------         ----------
Balance July 31, 2000          1,887,727          3,766,996          2.65
Granted                         (447,000)           447,000          0.85
Exercised                             --           (165,555)         0.51
Canceled                         774,315         (1,018,557)         3.42
                               ---------         ----------
Balance July 31, 2001          2,215,042          3,029,884          2.24
Granted                         (544,221)           544,221          0.69
Exercised                             --                 --            --
Canceled                         655,840           (900,081)         2.31
                               ---------         ----------
Balance July 31, 2002          2,326,661          2,674,024          1.90
Granted                         (630,000)           630,000          0.50
Exercised                             --           (124,000)         0.47
Canceled                         485,118           (736,359)         3.09
                               ---------         ----------
Balance July 31, 2003          2,181,779          2,443,665          1.26
                               =========         ==========          ====

      The stock options granted in fiscal year ended July 31, 2000 included an aggregate total of 75,000 stock options issued to the Company's outside Board of Directors and an aggregate total of 350,000 stock options issued to the employees of the Company, which will vest and become exercisable upon certain milestones, or these options will terminate, and the employees must be actively employed by the Company through the date of the achievement of the milestones. Compensation expense, if any, will be determined based on the Company's stock price on the vesting date relative to the options exercise price. No compensation expense was issued in 2001 and 2002. An aggregate 50,000 options issued to the Company's outside Board of Directors were exercised during the fiscal year 2001. The 350,000 stock options issued to the employees expired during the fiscal year ended July 31, 2002. The options outstanding at July 31, 2003 will expire between August 1, 2002 and October 4, 2010.

      The weighted-average fair value per option at the date of grant for options granted during the fiscal years 2003, 2002 and 2001 were $0.21, $0.40 and $0.74, respectively. The fair value was estimated using the Black-Scholes options pricing model based on the following assumptions:

                                                2003         2002         2001
                                              -------      -------      -------
      Expected dividend yield                       0%           0%           0%
      Risk-free interest rate                    2.00%        5.50%        5.50%
      Expected stock price volatility           77.79%       88.71%      104.25%
      Expected term until exercise (years)       5.50         5.60         6.00

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(10)  Stock Options, (Continued)

      The following table summarizes information concerning options outstanding at July 31, 2003:

      Options Outstanding Options Exercisable

                                         Weighted
                                          Average     Weighted                      Weighted
        Range of                         Remaining    Average                       Average
        Exercise                        Contractual   Exercise                      Exercise
         Prices            Shares       Term (Years)    Price         Shares          Price
      ------------        ---------     ------------  ---------      ---------      --------
      $0.00 - 1.99        1,968,666         4.06        $0.64        1,320,066        $0.73
       2.00 - 2.99           85,000         3.64         2.72           65,000         2.80
       3.00 - 3.99          206,500         1.25         3.27          206,500         3.27
       4.00 - 4.99           73,500         1.43         4.58           73,500         4.58
       5.00 - 5.99          110,000         2.55         5.17          110,000         5.17
      ------------        ---------         ----        -----        ---------        -----
                          2,443,666                                  1,775,066
                          =========                                  =========

      Stock option activity prior to adoption of SFAS No. 123 is as follows:

      1981 Non-Qualified Stock Option Plan

      In 1981, the Board of Directors adopted a non-qualified stock option plan and had reserved 300,000 shares for issuance to key employees or consultants. Options were nontransferable and expired if not exercised within five years. Option grants of 60,000 shares expired unexercised by July 31, 1991.

      Non-Qualified Stock Options

      The Board of Directors issued non-qualified stock options which were not part of the 1981 non-qualified stock option plan or the 1989 Stock Plan as follows:

                                               Shares          Price Range
                                             ---------         -----------
         Granted                             1,782,000         $ 3.00-3.87
         Exercised                            (276,989)          3.00-3.50
         Canceled                             (106,000)          3.00-3.50
         Expired                              (649,011)          3.00-3.50

                                                                          Shares          Price Range
                                                                        ---------         -----------
         Granted pursuant to conversion of certain liabilities:
         Related party                                                  1,324,014            $3.20
         Unrelated party                                                   73,804             3.20
         Repurchased stock options                                       (102,807)            3.20
         Balance at July 31, 1994                                       2,045,011         $ 3.20-3.87

      In connection with certain private placements, the Board of Directors had included in the agreements, options to purchase additional shares of the Company's Common Stock as follows:

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(10)  Stock Options, (Continued)

                                                                          Shares          Price Range
                                                                        ---------         -----------
         Granted (42,167 options were repriced and extended)             894,887          $ 2.50-7.00
         Exercised                                                       (81,000)           3.97-6.50
         Expired                                                        (201,720)           3.97-6.50
         Balance at July 31, 1994                                        612,167          $ 2.50-7.00

      All of the above options expired as of July 31, 2001.

      1989 Stock Plan

      On February 14, 1989, the Company adopted the Alfacell Corporation 1989 Stock Plan (the "1989 Stock Plan"), pursuant to which the Board of Directors could issue awards, options and grants. The maximum number of shares of Common Stock that could have been issued pursuant to the option plan was 2,000,000.

      No more options are being granted pursuant to this plan. The per share option exercise price was determined by the Board of Directors. All options and shares issued upon exercise were nontransferable and forfeitable in the event employment was terminated within two years of the date of hire. In the event the option was exercised and said shares were forfeited, the Company would return to the optionee the lesser of the current market value of the securities or the exercise price paid.

      The stock option activity is as follows:

                                                                   Shares           Price Range
                                                                 ----------         -----------
         Granted, February 14, 1989                               3,460,000         $ 3.50-5.00
         Options issued in connection with share purchase            36,365                2.75
         Expired                                                 (1,911,365)          2.75-5.00
         Canceled                                                   (10,000)               5.00
                                                                 ----------         -----------
         Balance at July 31, 1994                                 1,575,000         $ 3.50-5.00
                                                                 ==========         ===========

      As of fiscal year ended July 31, 1994, 1,703,159 options were granted under the 1993 stock option plan.

(11)  Stock Grant and Compensation Plans

      The Company had adopted a stock grant program effective September 1, 1981, and pursuant to said plan, had reserved 375,000 shares of its Common Stock for issuance to key employees. The stock grant program was superseded by the 1989 Stock Plan and no further grants will be given pursuant to the grant plan. The following stock transactions occurred under the Company's stock grant program:

                Year ended                      Fair           Amount of
                 July 31,       Shares         Value         Compensation
                 --------       ------         -----         ------------

                   1983         20,000      $       5.50       $110,000
                   1984         19,750             5.125        101,219
                   1985         48,332       5.125-15.00        478,105
                   1986         11,250       5.125-15.00        107,032
                   1988         19,000              3.50          6,500

      On January 26, 1984, the Company adopted a stock bonus plan for directors and consultants. The plan was amended on October 6, 1986 to reserve 500,000 shares for issuance under the plan and to clarify a requirement that stock issued under the Plan could not be transferred until three years after the date of the

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(11)  Stock Grant and Compensation Plans, (Continued)

      grant. The stock bonus plan for directors and consultants was superseded by the 1989 Stock Plan and no further grants will be given pursuant to the stock bonus plan for directors and consultants. The following stock transactions occurred under the Company's stock bonus plan:

          Year ended                      Fair          Amount of
           July 31,      Shares           Value       Compensation
           --------      ------           -----       ------------

             1984        130,250       $ 2.50-3.88      $ 385,917
             1985         99,163         3.50-15.00       879,478
             1985        (42,500)           2.50         (105,825)*
             1986         15,394         9.65-15.00       215,400
             1987          5,000           15.00           75,000

      * Shares granted in 1984 were renegotiated in 1985 and canceled as a result of the recipient's termination.

      1989 Stock Plan

      Under the 1989 Stock Plan, one million shares of the Company's Common Stock were reserved for issuance as awards to employees. The 1989 Stock Plan also provides for the granting of options to purchase Common Stock of the Company (see note 10). In addition, the 1989 Stock Plan provided for the issuance of 1,000,000 shares of the Company's Common Stock as grants. To be eligible for a grant, grantees must have made substantial contributions and shown loyal dedication to the Company.

      Awards and grants were authorized under the 1989 Stock Plan during the following fiscal years:

              Year ended                                Amount of
               July 31,      Shares    Fair Value     Compensation
               --------      ------    ----------     ------------

                 1989        30,000      $5.00          $150,000

                 1990        56,000       6.00           336,000

                 1991       119,000       4.00           476,000

                 1992       104,000       2.75           286,000

                 1993       117,000      $2.00          $234,000

                 1994         5,000      $3.00          $ 15,000

      Compensation expense is recorded for the fair value of all stock awards and grants over the vesting period. The 1994 stock award was immediately vested. There were no stock awards in fiscal 2001, 2000 or 1999.

(12)  Income Taxes

      The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Under this method, deferred tax

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(12)  Income Taxes, (Continued)

      assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for all years in which the temporary differences are expected to reverse.

      New Jersey has enacted legislation permitting certain corporations located in New Jersey to sell state tax loss carryforwards and state research and development credits or tax benefits. For the state fiscal year 2003 (July 1, 2002 to June 30, 2003), the Company had $1,373,000 total available tax benefits of which $273,000 was allocated to be sold between July 1, 2002 to June 30, 2003. In December 2002, the Company received $231,000 from the sale of an aggregate of $273,000 tax benefits which was recognized as a tax benefit for the fiscal year 2003. In December 2001 and 2000, the Company received $354,000 and $451,000 from the sale of its allocated tax benefits, which was recognized as tax benefits for the fiscal years 2002 and 2001, respectively. The Company will attempt to sell the remaining balance of its tax benefits in the amount of approximately $1,100,000 between July 1, 2003 and June 30, 2004, subject to all existing laws of the State of New Jersey. However, there is no assurance that the Company will be able to find a buyer for its tax benefits or that such funds will be available in a timely manner.

      At July 31, 2003 and 2002, the tax effects of temporary differences that give rise to the deferred tax assets are as follows:

                                                                            2003               2002
                                                                       ------------       ------------
     Deferred tax assets:
           Excess of book over tax depreciation and amortization       $     46,605       $     71,018
           Accrued expenses                                                 392,838            146,843
           Federal and state net operating loss carryforwards            14,433,485         14,787,041
           Research and experimentation and investment tax credit
                   carryforwards                                          1,185,883          1,259,070
                                                                       ------------       ------------
     Total gross deferred tax assets                                     16,058,811         16,263,972
     Valuation allowance                                                (16,058,811)       (16,263,972)
                                                                       ------------       ------------
     Net deferred tax assets                                           $         --       $         --
                                                                       ============       ============

      A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The tax benefit assumed using the federal statutory tax rate of 34% has been reduced to the actual benefits reflected on the statements of operations due principally to the aforementioned valuation allowance. In July 2003, 2002 and 2001 the valuation allowance decreased by $205,000, increased by $178,000 and increased by $80,000, respectively.

      At July 31, 2003, the Company has federal net operating loss carryforwards of approximately $39,600,000 that expire in the years 2004 to 2023. The Company also has research and experimentation tax credit carryforwards of approximately $1,186,000 that expire in the years 2004 to 2023. Ultimate utilization/availability of such net operating losses and credits may be significantly curtailed if a significant change in ownership occurs in accordance with the provisions of the Tax Reform Act of 1986.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(13)  Other Financial Information

      Accrued expenses as of July 31, consist of the following:

                                              2003            2002
                                          ----------      ----------
           Payroll and payroll taxes      $  884,808      $  351,575
           Professional fees                  38,351          27,000
           Clinical trial grants             379,342         374,522
           Other                             105,477         101,181
                                          ----------      ----------
                                          $1,407,978      $  854,278
                                          ==========      ==========

         Other current assets as of July 31, consist of the following:

                                             2003            2002
                                          ----------      ----------

           Prepaid insurance              $    9,518      $   45,450
           Other                                 585             304
                                          ----------      ----------
                                          $   10,103      $   45,754
                                          ==========      ==========

(14)  Commitments and Contingencies

      On July 23, 1991, the Board of Directors authorized the Company to pay Kuslima Shogen, the Company's CEO, an amount equal to 15% of any gross royalties which may be paid to the Company from any license(s) with respect to the Company's principal product, ONCONASE(R), or any other products derived from amphibian source extract, produced either as a natural, synthesized, and/or genetically engineered drug for which the Company is the owner or co-owner of the patents, or acquires such rights in the future, for a period not to exceed the life of the patents. If the Company manufactures and markets its own drugs, then the Company will pay an amount equal to 5% of net sales from any products sold during the life of the patents. On April 16, 2001, this agreement was amended and clarified to provide that Ms. Shogen would receive the 15% royalty payment relating to licensees or the 5% fee relating to sales but not both, unless the Company and the licensee both market the licensed product.

      The Company has product liability insurance coverage in the amount of $3,000,000 for clinical trials in the U.S. Additionally, the Company also maintains product liability insurance in Europe in the amount of DM20,000,000. No product liability claims have been filed against the Company. If a claim arises and the Company is found liable in an amount that significantly exceeds the policy limits, it may have a material adverse effect upon the financial condition of the Company.

      Included in accrued expenses as of July 31, 2003, is $884,807 of unpaid payroll and payroll taxes (see note 18).

      Below is a table that presents our contractual obligations and commercial commitments as of July 31, 2003:

                                                                   Payments Due by Fiscal Year
                                                             ----------------------------------------
                                                                                            2006 and
                                                Total           2004           2005        Thereafter
                                              ---------      ---------      ---------      ----------
      Research and development                $       0      $       0      $       0      $       0
      commitments
      Operating lease                            30,600         17,500         13,100              0
                                              ---------      ---------      ---------      ---------
      Total contractual cash obligations      $  30,600      $  17,500      $  13,100      $       0
                                              =========      =========      =========      =========

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(15)  Research and Development Agreement

      In October 2002, the Company entered into a research collaboration with Wyeth Pharmaceuticals to co-develop a number of designer drugs such as conjugates and fusion proteins for a variety of indications using the Company's proprietary technology. This collaboration may result in a licensing agreement between the companies however, there is no assurance that such agreement will be reached.

      In August 1995, the Company entered into a Cooperative Research and Development Agreement ("CRADA") with the NCI. In accordance with this CRADA, the NCI performed research for the Company on potential uses for its drug technology. During the term of this research and development agreement, which expired in August 1999, the Company was obligated to pay approximately $5,200 per month to the NCI. In September 1999, this research and development agreement was amended to expire in August 2000 and in June 2000 the expiration was extended to expire in August 2001. Both extensions were without additional cost for the Company. Total research and development expenses under this arrangement amounted to $5,200 for the fiscal year ended July 31, 2000.

(16)  401(K) Savings Plan

      Effective October 1, 1998, the Company adopted a 401(K) Savings Plan (the "Plan"). Qualified employees may participate by contributing up to 6% of their gross earnings to the Plan subject to certain Internal Revenue Service restrictions. The Company will match an amount equal to 50% of the first 6% of each participant's contribution. The Company's contribution is subject to a vesting schedule of 0%, 25%, 50%, 75% and 100% for employment of less than one year, one year, two years, three years and four years, respectively, except for existing employees which vesting schedule was based from the date the Plan was adopted. For the fiscal years ended July 31, 2003, 2002 and 2001, the Company's contribution to the Plan amounted to $24,956, $25,717 and $23,826, respectively.

(17)  Quarterly Financial Data (Unaudited)

      (In thousands, except per share amounts)

------------------------------------------------------------------------------------------------------------------------------------
                                             2003                                                    2002
                     ---------------------------------------------------------------------------------------------------------------
                      First      Second     Third     Fourth      Totals       First     Second      Third     Fourth      Totals
------------------------------------------------------------------------------------------------------------------------------------
Interest             $    .1    $    .1    $    --    $   9.7    $     9.9    $    --    $    .1    $    .1    $   4.6    $     4.8
income
Other income            30.0         --         --         --         30.0         --         --         --         --           --

Operating  loss       (559.4)    (737.4)    (567.7)    (778.4)    (2,642.9)    (731.1)    (697.9)    (792.8)    (723.2)    (2,945.0)
------------------------------------------------------------------------------------------------------------------------------------

Net loss (a)          (329.9)    (737.4)    (567.7)    (776.5)    (2,411.5)    (377.4)    (697.9)    (792.8)    (723.1)    (2,591.2)
------------------------------------------------------------------------------------------------------------------------------------

Loss per share
- basic and
diluted              $ (0.01)   $ (0.03)   $ (0.02)   $ (0.04)   $   (0.10)   $ (0.02)   $ (0.03)   $ (0.04)   $ (0.03)   $   (0.12)
------------------------------------------------------------------------------------------------------------------------------------

      (a) Included in the net loss of $329.9 and $377.4 for first quarter 2003 and 2002, are tax benefits of $231.4 and $353.7, respectively, related to the sale of certain state tax operating loss carryforwards.

(18)  Subsequent Events

      In August 2003, the Company issued an aggregate of 120,000 shares of Common Stock to private investors resulting in aggregate gross proceeds of $60,000 to the Company. In addition, the private investors were

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS, Continued

(18)  Subsequent Events, (Continued)

      granted five-year warrants to purchase 120,000 shares of Common Stock at an exercise of price of $1.25 per share.

      From August 2003 through October 14, 2003, the Company issued to unrelated parties, an aggregate of 1,165,773 shares of Common Stock upon the exercise of warrants and stock options at per share exercise prices ranging from $0.43 to $1.00. The Company realized aggregate gross proceeds of $861,225.

      In September 2003, the Company issued 1,704,546 shares of Common Stock to an institutional investor resulting in gross proceeds of $1,500,000 to the Company. In addition, the private investors were granted five-year warrants to purchase 852,273 shares of Common Stock at an exercise price of $1.50 per share. The Company also issued 38,710 shares of restricted Common Stock to a third party as finder's fee.

      As of September 30, 2003 all payroll taxes have been fully paid (see note
      14).

      In September 2003, the terms of the Company's notes payable were amended such that (i) they are convertible into shares of Series A Preferred Stock rather than Common Stock, and (ii) the warrants to be issued upon the due date of the notes are warrants to purchase shares of Series A Preferred Stock rather than Common Stock. In the event the stockholders approve an increase in the number of shares of Common Stock authorized, the terms of the notes will revert to the original terms to the extent the notes have not been converted.

      In September 2003, the Company's Board of Directors designated 200,000 of the 1,000,000 shares of preferred stock as Series A Preferred Stock. 105,666 shares of its Series A Preferred Stock has been reserved for issuance upon the conversion of certain of its outstanding notes.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                            CONDENSED BALANCE SHEETS
                        April 30, 2004 and July 31, 2003

                                                                                April 30,
                                                                                  2004          July 31,
                                                                               (Unaudited)        2003
                                                                              ------------    ------------
                                  Assets
Current assets:
    Cash and cash equivalents                                                 $  1,205,073    $    330,137

    Other current assets                                                           274,270          10,103
                                                                              ------------    ------------
         Total current assets                                                    1,479,343         340,240

Property and equipment, net                                                         14,788          12,795

Loan  receivable, related party                                                    150,691         142,287
                                                                              ------------    ------------
         Total assets                                                         $  1,644,822    $    495,322
                                                                              ============    ============

Current liabilities:
    Current  portion of long-term  debt, net of debt discount of $82,219 at
       April 30, 2004 and $187,121 at July 31, 2003                           $    491,911    $    637,080
    Accounts payable                                                               867,915         699,429
    Accrued expenses                                                               672,971       1,407,978
                                                                              ------------    ------------
         Total current liabilities                                               2,032,797       2,744,487

Long-term debt, less current portion, net of debt discount of $16,233 at
    April 30, 2004 and $163,687 at July 31, 2003                                   183,767         242,516
                                                                              ------------    ------------
         Total liabilities                                                       2,216,564       2,987,003
                                                                              ------------    ------------

Stockholders' deficiency:
    Preferred stock, $.001 par value
       Authorized and unissued, 1,000,000 shares at April 30, 2004 and
July 31, 2003                                                                           --              --
    Common stock $.001 par value
       Authorized 100,000,000 shares at April 30, 2004 and 40,000,000 shares at July 31, 2003;
          Issued and outstanding, 30,588,708 shares at April 30, 2004 and
              25,026,129 shares at July 31, 2003                                    30,589          25,026
    Capital in excess of par value                                              66,680,225      61,457,502
    Deficit accumulated during the development stage                           (67,282,556)    (63,974,209)
                                                                              ------------    ------------
         Total stockholders' deficiency                                           (571,742)     (2,491,681)
                                                                              ------------    ------------

         Total liabilities and stockholders' deficiency                       $  1,644,822    $    495,322
                                                                              ------------    ------------

                                                                              ------------    ------------

See accompanying notes to condensed financial statements.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                       CONDENSED STATEMENTS OF OPERATIONS

           Three months and nine months ended April 30, 2004 and 2003, and the Period from August 24, 1981
                      (Date of Inception) to April 30, 2004

                                   (Unaudited)

                                                                                                 August 24, 1981
                                      Three Months Ended               Nine Months Ended            (Date of
                                            April 30,                       April 30,             Inception) to
                                  ------------    ------------    ------------    ------------   ---------------

                                      2004            2003            2004            2003       April 30, 2004
                                  ------------    ------------    ------------    ------------   ---------------
Revenue:
     Sales                        $         --    $         --    $         --    $         --    $    553,489
     Investment income                   3,081              43          11,311             277       1,398,311
     Other income                           --              --              --          30,000          90,103
                                  ------------    ------------    ------------    ------------    ------------
     Total revenue                       3,081              43          11,311          30,277       2,041,903
                                  ------------    ------------    ------------    ------------    ------------

Costs and expenses:
     Cost of sales                          --              --              --              --         336,495
                                  ------------    ------------    ------------    ------------    ------------
     Research and development          927,151         374,183       2,238,437       1,173,552      43,840,372
                                  ------------    ------------    ------------    ------------    ------------
     General and administrative        329,388         138,131         977,576         426,206      23,265,428
     Interest:
         Related parties, net               --             653              --           1,939       1,147,547
         Others                         97,091          54,831         325,492         293,116       2,748,802
                                  ------------    ------------    ------------    ------------    ------------
Total costs and expenses             1,353,630         567,798       3,541,505       1,894,813      71,338,644
                                  ------------    ------------    ------------    ------------    ------------

Loss before state tax benefit       (1,350,549)       (567,755)     (3,530,194)     (1,864,536)    (69,296,741)

State tax benefit                           --              --         221,847         229,459       2,014,185
                                  ------------    ------------    ------------    ------------    ------------

Net loss                          $ (1,350,549)   $   (567,755)   $ (3,308,347)   $ (1,635,077)   $(67,282,556)
                                  ============    ============    ============    ============    ============

Loss per basic common share       $      (0.05)   $      (0.02)   $      (0.12)   $      (0.07)
                                  ============    ============    ============    ============

Weighted average number of
shares outstanding - basic          29,548,812      23,079,250      28,290,878      22,911,335
                                  ============    ============    ============    ============

See accompanying notes to condensed financial statements.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                       CONDENSED STATEMENTS OF CASH FLOWS

                   Nine months ended April 30, 2004 and 2003,
                       and the Period from August 24, 1981
                      (Date of Inception) to April 30, 2004

                                   (Unaudited)

                                                            Nine Months Ended             August 24, 1981
                                                                April 30,               (Date of Inception)
                                                     -------------------------------            to
                                                         2004               2003          April 30, 2004
                                                     ------------       ------------    ------------------
Cash flows from operating activities:
  Net loss                                           $ (3,308,347)      $ (1,635,077)      $(67,282,556)
  Adjustments to reconcile net loss to
      net cash used in operating activities:
    Gain on sale of marketable securities                      --                 --            (25,963)
    Depreciation and amortization                           5,440             13,615          1,552,658
    Loss on disposal of property and equipment                 --                 --             18,926
    Noncash operating expenses                            371,137             20,161          6,488,749
    Amortization of debt discount                         252,356            242,452            495,767
    Amortization of deferred compensation                      --                 --         11,442,000
    Amortization of organization costs                         --                 --              4,590
  Changes in assets and liabilities:
    (Increase) decrease in other current assets          (264,167)            38,770           (334,137)
    Increase in loan receivable, related party             (8,404)            (4,176)           (54,640)
    Increase in interest payable, related party                --                 --            744,539
    Increase (decrease) in accounts payable               211,215           (126,202)         1,365,103
    Increase in accrued payroll and expenses,                  --                 --          2,348,145
        related parties
    (Decrease) increase in accrued expenses              (670,410)           437,133          1,279,081
                                                     ------------       ------------       ------------
Net cash used in operating activities                  (3,411,180)        (1,013,324)       (41,957,738)
                                                     ------------       ------------       ------------

Cash flows from investing activities:
    Purchase of marketable equity securities                   --                 --           (290,420)
    Proceeds from sale of marketable equity                    --                 --            316,383
       securities
    Purchase of property and equipment                     (7,432)                --         (1,414,268)
    Patent costs                                               --                 --            (97,841)
                                                     ------------       ------------       ------------
Net cash used in investing activities                      (7,432)                --         (1,486,146)
                                                     ------------       ------------       ------------

                                                                     (continued)

See accompanying notes to condensed financial statements.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                  CONDENSED STATEMENTS OF CASH FLOWS, Continued

                   Nine months ended April 30, 2004 and 2003,
                       and the Period from August 24, 1981
                      (Date of Inception) to April 30, 2004

                                   (Unaudited)


                                                                             Nine Months Ended          August 24, 1981
                                                                                 April 30,                 (Date of
                                                                         --------------------------       Inception) to
                                                                            2004            2003         April 30, 2004
                                                                         ----------      ----------     ---------------
Cash flows from financing activities:
  Proceeds from short-term borrowings                                    $       --      $   25,000       $    874,500
  Payment of short-term borrowings                                               --         (25,000)          (653,500)
  (Decrease) increase in loans payable - related party, net                      --         (33,680)         2,628,868
  Proceeds from bank debt and other long-term debt, net of
   deferred issuance costs                                                       --         750,000          3,667,460
  Reduction of bank debt and long-term debt                                  (6,799)         (6,041)        (2,957,963)
  Proceeds from issuance of common stock, net                             1,527,925         241,788         31,542,263
  Proceeds from exercise of stock options and warrants, net               2,772,422          20,000          8,833,336
   Proceeds from issuance of convertible debentures, related party               --              --            297,000
  Proceeds from issuance of convertible debentures, unrelated party              --              --            416,993
                                                                         ----------      ----------       ------------
         Net cash provided by financing activities                        4,293,548         972,067         44,648,957
                                                                         ----------      ----------       ------------
Net increase (decrease) in cash and cash equivalents                        874,936         (41,257)         1,205,073
Cash and cash equivalents at beginning of period                            330,137          85,843                 --
                                                                         ----------      ----------       ------------
Cash and cash equivalents at end of period                               $1,205,073      $   44,586       $  1,205,073
                                                                         ==========      ==========       ============
Supplemental disclosure of cash flow information - interest paid         $   31,737      $    4,416       $  1,739,075
                                                                         ==========      ==========       ============
Noncash financing activities:
   Issuance of convertible subordinated debenture for loan payable
     to officer                                                          $       --      $       --       $  2,725,000
                                                                         ==========      ==========       ============
   Issuance of common stock upon the conversion of convertible
     subordinated debentures, related party                              $       --      $       --       $  3,242,000
                                                                         ==========      ==========       ============
   Conversion of short-term borrowings to common stock                   $       --      $       --       $    226,000
                                                                         ==========      ==========       ============
   Conversion of accrued interest, payroll and expenses by related
     parties to stock options                                            $       --      $       --       $  3,194,969
                                                                         ==========      ==========       ============
   Repurchase of stock options from related party                        $       --      $       --       $   (198,417)
                                                                         ==========      ==========       ============
   Conversion of accrued interest to stock options                       $       --      $       --       $    142,441
                                                                         ==========      ==========       ============
   Conversion of accounts payable to common stock                        $   42,729      $   10,000       $    497,278
                                                                         ==========      ==========       ============
   Conversion of notes payable, bank and accrued interest
     to long-term debt                                                   $       --      $       --       $  1,699,072
                                                                         ==========      ==========       ============
   Conversion of loans and interest payable, related party and accrued payroll and expenses, related parties to long-term
      accrued payroll and other, related party                           $       --      $       --       $  1,863,514
                                                                         ==========      ==========       ============
   Issuance of common stock upon the conversion of convertible
     subordinated debentures and accrued interest, other                 $  514,597      $       --       $    706,590
                                                                         ==========      ==========       ============
   Issuance of common stock for services rendered                        $  210,000      $       --       $    212,460
                                                                         ==========      ==========       ============
   Issuance of warrants with notes payable                               $       --      $  196,686       $    594,219
                                                                         ==========      ==========       ============

See accompanying notes to condensed financial statements.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                                   (Unaudited)

1.    ORGANIZATION AND BASIS OF PRESENTATION

      In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the Company's financial position as of April 30, 2004 and its results of operations and cash flows for the three and/or nine month periods ended April 30, 2004 and 2003 and the period from August 24, 1981 (date of inception) to April 30, 2004. The results of operations for the nine months ended April 30, 2004 are not necessarily indicative of the results to be expected for the full year.

      Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. The condensed financial statements in this report should be read in conjunction with the financial statements and notes thereto included elsewhere in this registration statement.

      The Company is a development stage company as defined in the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 7. The Company is devoting substantially all of its present efforts to developing new drug products. Its planned principal operations have not commenced and, accordingly, no significant revenue has been derived therefrom.

      The Company has reported net losses since its inception and has limited liquid resources. The report of the Company's independent registered public accountants on the Company's July 31, 2003 financial statements included an explanatory paragraph which states that the Company's recurring losses, working capital deficit and limited liquid resources raise substantial doubt about the Company's ability to continue as a going concern. The Company has continued to incur losses through April 30, 2004 and has a working capital deficiency as of April 30, 2004. The condensed financial statements at July 31, 2003 and April 30, 2004 and for the periods ended April 30, 2004 and 2003 do not include any adjustments that might result from the outcome of this uncertainty.

      The Company's continued operations will depend on its ability to raise additional funds through various potential sources such as equity and debt financing (see Notes 5 and 7), collaborative agreements, strategic alliances, sale of tax benefits, revenues from the commercial sale of ONCONASE(R), licensing of its proprietary RNase technology and its ability to realize the full potential of its technology and its drug candidates via out-licensing agreements with other companies. Such additional funds may not become available as needed or be available on acceptable terms. Through May 31, 2004, a significant portion of the Company's financing has been through the sale of equity securities and convertible debentures in registered offerings and private placements and exercise of stock options and warrants (see Notes 5 and 7). Additionally, the Company has raised capital through debt financings, sale of tax benefits and whenever research products, interest income and financing received from its Chief Executive Officer. Until and unless the Company's operations generate significant revenues, the Company expects to continue to fund its operations from the sources of capital previously described. There can be no assurance that the Company will be able to raise the capital needed on terms which are acceptable, if at all. As of April 30, 2004, the Company's cash balance is sufficient to fund its expanded operations at least through July 31, 2005 (see Note 7), based on its expected level of expenditures in relation to activities in preparing ONCONASE(R) for marketing registrations in the US and Europe and other ongoing operations of the Company. However, the Company will continue to seek additional capital financing

                              ALFACELL CORPORATION
                          (A Development Stage Company)

               NOTES TO CONDENSED FINANCIAL STATEMENTS, Continued

                                   (Unaudited)

1.    ORGANIZATION AND BASIS OF PRESENTATION, Continued

through the sale of equity in private placements, sale of tax benefits and exercise of stock options and warrants but cannot be sure that the Company will be able to raise capital on favorable terms or at all.

2.    EARNINGS (LOSS) PER COMMON SHARE

      "Basic" loss per common share equals net loss divided by weighted average common shares outstanding during the period. "Diluted" loss per common share equals net income divided by the sum of weighted average common shares outstanding during the period plus the effect of potentially dilutive securities. The Company's Basic and Diluted per share amounts are the same since the effects of the assumed exercise of stock options and warrants and the conversion of convertible notes are all anti-dilutive. The number of shares issuable upon the exercise of options and warrants excluded from the calculation was 11,856,030 and 10,070,773 at April 30, 2004 and 2003, respectively. This also excludes the potential dilution that could occur upon the conversion of convertible notes into 3,319,402 shares of common stock and warrants to purchase 3,860,424 shares of common stock.

3.    STOCK-BASED COMPENSATION

      During the third fiscal quarter of 2003, Statement of Financial Accounting Standards No. 148 (SFAS 148), "Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123" became effective for the Company.

      The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method. As the exercise price of all options granted under these plans was equal to the fair market price of the underlying common stock on the grant date, no stock-based employee compensation cost is recognized in the condensed statements of operations.

      In accordance with SFAS 148 and Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company's pro forma option expense is computed using the Black-Scholes option pricing model. To comply with SFAS 148, the Company is presenting the following table to illustrate the effect on the net loss and loss per share if it had applied the fair value recognition provisions of SFAS 123, as amended, to options granted under the stock-based employee compensation plans. For purposes of this pro forma disclosure, the estimated value of the options is amortized ratably to expense over the options' vesting periods.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

               NOTES TO CONDENSED FINANCIAL STATEMENTS, Continued

                                   (Unaudited)

3.    STOCK-BASED COMPENSATION, Continued

                                                          Three Months Ended                  Nine Months Ended
                                                               April 30,                          April 30,
                                                               ---------                          ---------
                                                        2004              2003              2004               2003
                                                     -----------       -----------       -----------       -----------
Net loss
       As reported                                   $(1,350,549)      $  (567,755)      $(3,308,347)      $(1,635,077)
      Stock-based employee compensation expense
        under fair value method                         (979,883)          (38,398)       (1,160,246)         (144,760)
                                                     -----------       -----------       -----------       -----------
       Pro forma                                     $(2,330,432)      $  (606,153)      $(4,468,593)      $(1,779,837)
                                                     ===========       ===========       ===========       ===========
Net loss per common share
       As reported - basic                           $     (0.05)      $     (0.02)      $     (0.12)      $     (0.07)
       Pro forma - basic                                   (0.08)            (0.03)            (0.16)            (0.08)

      The fair value was estimated using the Black-Scholes options pricing model based on the following assumptions:

                                                        Three Months Ended                Nine Months Ended
                                                            April 30,                         April 30,
                                                            ---------                         ---------
                                                     2004             2003             2004             2003
                                                     ----             ----             ----             ----
Expected dividend yield                                0%               0%              0%                0%
Risk-free interest rate                             2% - 6%          2% - 6%          2% - 6%          2% - 6%
Expected stock price volatility                     40.79% -         40.79% -         40.79% -        40.79% -
                                                    114.54%          114.54%          114.54%           114.54%
Expected term until exercise (years)               5.96 - 10          6 - 7          5.96 - 10           6 - 7

4.    LOAN RECEIVABLE, RELATED PARTY

      Amounts due from the Company's CEO totaling $150,691 as of April 30, 2004 are classified as a long-term asset as the loans have no specified due dates, and the Company does not expect repayment of these amounts within one year. These loans were made prior to July 30, 2002 and have not since been materially modified. The Company earns interest on these loans at a rate of 8% per annum.

5.    CAPITAL STOCK

      In August 2003, the Company issued an aggregate of 120,000 shares of common stock to private investors resulting in aggregate gross proceeds of $60,000 to the Company. In addition, the private investors were granted five-year warrants to purchase 120,000 shares of common stock at an exercise price of $1.25 per share.

      In August 2003, the Company issued 3,996 five-year stock options to a consultant as payment for services rendered. The options vested immediately and have a per share exercise price of $0.60. The Company recorded a total of $5,235 of non-cash expenses for these options, based upon the fair value on the date of the issuance as estimated by the Black-Scholes options pricing model.

                              ALFACELL CORPORATION
                          (A Development Stage Company)

               NOTES TO CONDENSED FINANCIAL STATEMENTS, Continued

                                   (Unaudited)

5.    CAPITAL STOCK, Continued

      In September 2003, Alfacell entered into a two-part financing agreement with SF Capital Partners, Ltd. for the initial private placement of 1,704,546 shares of common stock and warrants to purchase 852,273 shares of common stock, at an exercise price of $1.50 per share. As consideration, Alfacell received $1,500,000. In addition, the Company agreed to grant SF Capital Partners, Ltd. ("SF Capital") a warrant to invest an additional $1,500,000 to purchase the Company's common stock at an exercise price based upon a 20-day trailing average of the closing price per share of the Company's common stock (the "Additional Warrants"). The Company also issued 38,710 shares of restricted common stock to a third party as a finder's fee.

      On January 16, 2004, the Company issued the Additional Warrants to SF Capital. On January 29, 2004, SF Capital exercised the Additional Warrant and invested an additional $1,500,000 to purchase the Company's common stock at a 20-day trailing average exercise price of $3.96. In exchange, SF Capital received 379,170 shares of common stock and an Exercise Warrant to purchase an additional 189,585 shares of common stock at a per share exercise price of $4.75. Pursuant to the terms of the financing agreement entered into in the September 2003 private placement, the Company is registering the resale by SF Capital of 379,170 shares of common stock and 189,585 shares of common stock underlying warrants. The Company also issued 15,166 shares of restricted common stock to a third party as a finder's fee.

      In November 2003, the Company issued 25,000 five-year stock options to a board member as payment for non-board related services. The options vested immediately and have a per share exercise price of $3.46. The Company recorded a total of $52,658 of non-cash expenses for these options, based upon the fair value on the date of the issuance as estimated by the Black-Scholes options pricing model.

      In December 2003, the Company issued 12,604 restricted shares of common stock as payment of accounts payable in the amount of $42,729.

      On January 14, 2004 at the Company's annual stockholders' meeting, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation, as amended, to increase the number of shares of common stock authorized. Since no notes payable had been converted as of such date, the terms of the Company's notes payable relating to conversion and exercise, which was amended because of an insufficient number of authorized shares available for issuance upon conversion, reverted to their original terms so that they are again convertible into shares of common stock, rather than shares of Series A Preferred Stock.

      In January 2004, the Company issued an aggregate of 50,000 shares of restricted common stock as payment for services rendered in an aggregate amount of $90,000.

      In March 2004, the Company recorded an aggregate of $223,244 non-cash expenses for 110,000 five-year stock options that were issued to various consultants for services rendered. The options vested immediately and have a per share exercise price of $3.46. The non-cash expenses were based upon the fair value of the options on the date of issuance as estimated by the Black-Scholes options pricing model.

      During the quarter ended April 30, 2004, the Company issued an aggregate 1,468,393 shares of restricted Common Stock and five-year warrants to purchase 1,918,393 shares of common stock with an

                              ALFACELL CORPORATION
                          (A Development Stage Company)

               NOTES TO CONDENSED FINANCIAL STATEMENTS, Continued

                                   (Unaudited)

5.    CAPITAL STOCK, Continued

exercise price of $1.00 per share upon the conversion of notes payable in the amount of approximately $514,600 by unrelated parties.

      During the nine months ended April 30, 2004, the Company issued an aggregate of 1,773,990 shares of common stock upon the exercise of warrants by unrelated parties and stock options by unrelated parties, employees, a director and former director at per share exercise prices ranging from $0.26 to $3.12. The Company realized aggregate gross proceeds of $1,480,017 from these exercises.

      During the nine months ended April 30, 2004, the Company incurred an aggregate of $239,673 of costs relating to various private placements.

6.    SALE OF NET OPERATING LOSSES

      New Jersey has enacted legislation permitting certain corporations located in New Jersey to sell state tax loss carryforwards and state research and development credits or tax benefits. For the state fiscal year 2004 (July 1, 2003 to June 30, 2004), the Company had approximately $1,378,000 total available tax benefits that were saleable; of which New Jersey permitted the Company to only sell approximately $261,000. The Company received approximately $222,000 from the sale of the $261,000 of tax benefits, which was recognized as tax benefits for the nine months ended April 30, 2004. For the state fiscal year 2003 (July 1, 2002 to June 30, 2003), the Company had approximately $1,373,000 in total available tax benefits that were saleable; of which New Jersey permitted the Company to only sell approximately $273,000. The Company received approximately $229,000 from the sale of the $273,000 of tax benefits, which was recognized as tax benefits for the nine months ended April 30, 2003.

      If still available under New Jersey law, the Company will attempt to sell the remaining $1,117,000 of its tax benefits, between July 1, 2004 and June 30, 2005. This amount, which is a carryover of the Company's remaining tax benefits from state fiscal year 2004, may increase if the Company incurs additional tax benefits during state fiscal year 2005. The Company cannot estimate, however, what percentage of its saleable tax benefits New Jersey will permit to sell, how much money will be received in connection with the sale, if the Company will be able to find a buyer for its tax benefits or if such funds will be available in a timely manner.

7.    SUBSEQUENT EVENTS

      In May 2004, the Company issued, an aggregate of 675,000 shares of common stock upon the exercise of warrants and stock options by unrelated parties, at per share exercise prices ranging from $0.75 to $1.50. The Company realized aggregate gross proceeds of $888,750 from these exercises.

      In May 2004, the Company issued 1,210,654 shares of common stock to an institutional investor, resulting in gross proceeds of $10,000,000 to the Company. In addition, the institutional investor was granted five-year warrants to purchase 1,210,654 shares of common stock at an exercise price of $12.39 per share. The Company paid a 5% finder's fee to a third party in connection with the private placement, which included a five-year warrant to purchase 60,533 shares of common stock at an exercise price of $12.39 per share.